Exhibit 10.5

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

PSIVIDA CORP.,

OCULUS MERGER SUB, INC.

ICON BIOSCIENCE, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS STOCKHOLDERS’ AGENT

Dated as of March 28, 2018

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3.18	Takeover Statutes	60
3.19	Regulatory Compliance	60
3.20	Key Suppliers	63
3.21	Government Contracts	63
3.22	Related Party Transactions	63
3.23	Approval by Stockholders	63
3.24	Privacy	64
3.25	Powers of Attorney	64
3.26	Size of Person Test	64
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		64
4.1	Organization, Standing and Power	64
4.2	Authority	64
4.3	Noncontravention	65
4.4	Litigation	65
4.5	Merger Sub	65
4.6	Sufficiency of Funds	66
ARTICLE V ADDITIONAL AGREEMENTS		66
5.1	Confidentiality; Access	66
5.2	Public Disclosure	67
5.3	Company 401(k) Plans; Employees	67
5.4	Tax Matters	67
5.5	Amended Tax Returns	69
5.6	Closing Date Items/No 338 Election	69
5.7	Mitigation	69
5.8	Tax Treatment of Merger	69
5.9	Indemnification of Officers and Directors of the Company	69
5.10	Product Liability Insurance	70
5.11	Takeover Statute	70
5.12	Stockholder Vote Concerning Code Section 280G	71
5.13	Merger Sub Compliance	71
5.14	Stockholder Approval	71
5.15	Payout Schedule	71
5.16	Post-Closing Fees	72
ARTICLE VI CONDITIONS TO THE MERGER		72
6.1	Conditions to Obligation of Each Party to Effect the Merger	72
6.2	Additional Conditions to the Obligations of Parent and Merger Sub	72
6.3	Additional Conditions to Obligation of the Company	73
ARTICLE VII TERMINATION		73
7.1	Termination	73
7.2	Effect of Termination	74

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ARTICLE VIII CONTINGENT CONSIDERATION		74
8.1	Development Milestone	74
8.2	Sales Milestones	75
8.3	Earn-Out Consideration	78
8.4	Partnering Income	79
8.5	Pediatric Trial Costs	79
8.6	Reports; Earn-Out Consideration and Pediatric Trial Costs	80
8.7	Method of Payments	80
8.8	Audit	80
8.9	Currency	81
8.10	Interest on Late Payment	81
8.11	Parent Diligence Obligations	81
8.12	Miscellaneous	81
ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		82
9.1	Survival of Representations and Warranties and Covenants	82
9.2	Indemnification	82
9.3	Escrow Fund	86
9.4	Stockholders’ Agent	86
9.5	Indemnification Claims	89
9.6	Third Party Claims	90
9.7	Tax Claims	92
9.8	Payment	92
9.9	Consequences of Indemnification Payments	93
9.10	Sole and Exclusive Remedy	93
ARTICLE X GENERAL PROVISIONS		93
10.1	Notices	93
10.2	Counterparts	94
10.3	Regulatory Filings	94
10.4	Entire Agreement; Nonassignability; Parties in Interest	95
10.5	Severability	96
10.6	Remedies Cumulative	96
10.7	Dispute Resolution	96
10.8	Rules of Construction	97
10.9	Time is of the Essence; Enforcement	98
10.10	Amendment; Waiver	98
10.11	Fees and Expenses	99

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Exhibits

Exhibit A – Form of Gerlett Consulting Agreement
Exhibit B – Form of Tierney Consulting Agreement
Exhibit C – Form of Stockholders’ Written Consent
Exhibit D – Form of Escrow Agreement
Exhibit E – Form of Amendment to Notes
Exhibit F – Form of Certificate of Merger
Exhibit G – Transmittal Letter
Exhibit H – Form of Option Surrender Agreement
Exhibit I – Form of Warrant Surrender Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 28, 2018, by and among pSivida Corp., a Delaware corporation (“Parent”), Oculus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Icon Bioscience, Inc., a Delaware corporation (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Company Securityholders (the “Stockholders’ Agent”). Parent, Merger Sub, the Company and the Stockholders’ Agent are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (“Delaware Law”), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

B. The board of directors of the Company has, by resolutions duly adopted: (i) declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement in accordance with the provisions of Delaware Law; (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval by written consent; and (iv) recommended that the stockholders of the Company adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement;

C. The respective boards of directors of Parent and Merger Sub have, by resolutions duly adopted, unanimously declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, and, in the case of Merger Sub, fair to and in the best interests of Merger Sub and Parent, and approved this Agreement in accordance with the provisions of Delaware Law;

D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, (i) Cathy Gerlett has entered into and delivered to Parent a consulting agreement with Parent in the form of Exhibit A attached hereto (the “Gerlett Consulting Agreement”) and (ii) David Tierney has entered into and delivered to Parent a consulting agreement with Parent in the form of Exhibit B attached hereto (the “Tierney Consulting Agreement,” and together with the Gerlett Consulting Agreement, the “Consulting Agreements”), which Consulting Agreements shall become effective as of the Closing;

E. The Company shall solicit an action by written consent approving this Agreement and the Merger by the Required Stockholder Vote (as defined herein) in accordance with Delaware Law and the Company Organizational Documents (as defined herein), substantially in the form of Exhibit C attached hereto, (the “Stockholders’ Written Consent”); and

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F. The Convertible Debt (as defined herein) has been converted into shares of Series C Preferred Stock (as defined below), effective immediately prior to the Effective Time, pursuant to that certain Amendment to Notes (as defined below).

G. NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms . As used in this Agreement, the following terms have the following meanings:

“280G Shareholder Vote” has the meaning set forth in Section 5.12.

“Advisory Group” means the individual representatives acting on behalf of the Company Securityholders, for purposes of providing direction to the Payments Administrator and the Stockholders’ Agent.

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract, or otherwise, including with respect to a corporation, partnership or limited liability company, direct or indirect ownership of more than fifty percent (50%) of the voting securities in such corporation or of the voting interests in a partnership or limited liability company, and “controlled by” and “under common control” have correlative meanings.

“Aggregate Annual Consideration” means, with respect to the Lead Product in a given Reimbursement Year, the aggregate of (a) Annual Parent Lead Product Net Sales on a worldwide basis, (b) Annual Licensee Lead Product Net Sales and (c) the Annual Company Share of Partnering Income, in each case, in such Reimbursement Year.

“Aggregate Lead Product Net Sales” means, with respect to the Lead Product in a given Reimbursement Year, the aggregate of (a) Annual Parent Lead Product Net Sales on a worldwide basis and (b) Annual Licensee Lead Product Net Sales in the United States, in each case, in such Reimbursement Year.

“Aggregate Other Product Net Sales” means, with respect to the Other Products in a given Reimbursement Year, the aggregate of (a) Annual Parent Other Product Net Sales on a worldwide basis and (b) Annual Licensee Other Product Net Sales in the United States, in each case, in such Reimbursement Year.

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“Agreement” has the meaning set forth in the Preamble.

“Amendment to Notes” means that certain Amendment to Notes, substantially in the form attached hereto as Exhibit E, by and among the Company and certain holders of the Convertible Debt.

“Annual Company Share of Partnering Income” means, with respect to the Lead Product in a particular country and in a particular Reimbursement Year, the aggregate Company Share of Partnering Income in respect of Licenses to the Lead Product in such country in such Reimbursement Year.

“Annual Licensee Lead Product Net Sales” means, with respect to the Lead Product in the United States in a particular Reimbursement Year, the aggregate Licensee Net Sales of the Lead Product in the United States in such Reimbursement Year.

“Annual Licensee Other Product Net Sales” means, with respect to the Other Products in the United States in a particular Reimbursement Year, the aggregate Licensee Net Sales of the Other Products in the United States in such Reimbursement Year.

“Annual Parent Lead Product Net Sales” means with respect to the Lead Product in a particular country and in a particular Reimbursement Year, the aggregate Parent Net Sales of the Lead Product in such country in such Reimbursement Year.

“Annual Parent Other Product Net Sales” means with respect to the Other Products in a particular country and in a particular Reimbursement Year, the aggregate Parent Net Sales of the Other Products in such country in such Reimbursement Year.

“Applicable Law” means any supranational or U.S. or foreign national, state, provincial, municipal or local statute, law, constitution, ordinance, code, regulation, rule, notice, court decision, interpretation, agency guidance, order, injunction, stipulation, determination, writ, award, requirement or rule of law (including common law), code or edict issued, enacted, adopted, promulgated, implemented or otherwise put into effect, in each case, by or under the authority of any Governmental Entity.

“Appraisal Rights Statute” has the meaning set forth in Section 2.10.

“Assets” means all tangible and intangible properties and assets (real, personal or mixed), and, in the case of the Company, used or held for use in the operation of the Current Company Business.

“Auditor” means a nationally recognized firm of independent certified public accountants other than the Stockholders’ Agent’s accountants or Parent’s independent registered public accounting firm, selected by the Stockholders’ Agent and reasonably acceptable to Parent, which such acceptance shall not be unreasonably withheld, conditioned or delayed (but no longer than ten (10) days from the date of the Stockholders’ Agent’s notice to Parent of the identity of the Auditor).

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“Available Merger Consideration” means the sum of the Escrow Fund (to the extent not yet released) plus Contingent Consideration.

“ASX” has the meaning set forth in Section 6.3(a).

“Baseline Working Capital” means an amount equal to $0, determined in accordance with GAAP.

“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act, 35 U.S.C. §§ 200 et seq., as may be amended or succeeded from time to time, and the regulations promulgated thereunder.

“Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in Wilmington, Delaware, are permitted or required to be closed.

“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

“Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

“Cash” means, as of a given time, with respect to the Company, all cash, cash equivalents and short-term marketable securities held by, or on behalf of, the Company at such time. For avoidance of doubt, Cash shall (a) be calculated net of issued but uncleared checks and drafts, (b) include checks and drafts deposited or held on hand for the account of the Company and (c) not include any “auction rate” or similar securities.

“Catch-Up Sales Milestone Payments” has the meaning set forth in Section 8.2(d).

“CERCLA” has the meaning set forth in Section 3.12(a)(i).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 2.7(c).

“cGCP” means Applicable Law concerning the conduct of clinical trials, including 21 C.F.R. Parts 50, 54, 56, and 312 in effect as of the date a clinical trial for a product was conducted, relevant guidances of Governmental Entities and prevailing industry practices for similarly situated companies.

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“cGLP” means Applicable Law concerning the conduct of applicable non-clinical studies, including 21 C.F.R. Part 58 in effect as of the date a non-clinical study for a product was conducted, relevant guidances of Governmental Entities and prevailing industry practices for similarly situated companies.

“cGMP” means Applicable Law concerning manufacturing practices for pharmaceutical and diagnostic products (and components thereof), as may be amended from time to time, including any Applicable Law or relevant guidance that has been promulgated by (a) the FDA, including at 21 C.F.R. Parts 210 and 211 and (b) any other applicable Governmental Entity in each jurisdiction where, as of the Closing Date, the Company, or a Third Party acting on its behalf, is undertaking, has undertaken, or has entered into a contractual obligation to undertake any manufacturing or related activities.

“Charter” means the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended.

“Claim” means any claim, suit, action, arbitration, mediation, cause of action, complaint, charge, allegation, criminal prosecution, investigation, demand letter, or proceeding, whether at law or at equity, before or by any Governmental Entity, arbitrator, other tribunal, or any other Person, and any information request from a Governmental Entity.

“Claim Notice” has the meaning set forth in Section 9.5(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the aggregate amount of all Cash of the Company as of the time (on the Closing Date) immediately prior to the consummation of the Merger.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Company Intellectual Property” means the Company Intellectual Property in existence or being prosecuted as of the Closing Date or claims priority to any Company Patent in such Company Intellectual Property; provided, that Company Intellectual Property being prosecuted as of the Closing Date shall cease to be Closing Date Company Intellectual Property on the date on which it is abandoned.

“Closing Date Statement” has the meaning set forth in Section 2.15(b).

“Closing Debt” means the aggregate amount of all Indebtedness of the Company as of the time (on the Closing Date) immediately prior to the consummation of the Merger.

“Closing Merger Consideration” means: (a) Fifteen Million Dollars ($15,000,000) in cash; plus (b) if the Estimated Working Capital is greater than the Baseline Working Capital, the difference between the Estimated Working Capital and the Baseline Working Capital, minus (c) if

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the Estimated Working Capital is less than the Baseline Working Capital, the difference between the Baseline Working Capital and the Estimated Working Capital, plus (d) the Final Closing Cash, minus (e) the Final Closing Debt, minus (f) the Final Unpaid Company Transaction Expenses, minus (g) the Escrow Amount, and minus (h) the Expense Fund.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Product” means a single pharmaceutical formulation or preparation containing the Lead Product and at least one other therapeutically active pharmaceutical ingredient which is not the Lead Product, but which is used in combination with the Lead Product.

“Commercially Reasonable Efforts” means, with respect to Parent and its Affiliates and the Lead Product, the expenditure of efforts in a diligent manner and using resources, including personnel and financial resources, typical of a company of similar size, means and type in the pharmaceutical industry, with respect to the commercialization of a similar product of similar market potential at a similar stage of product life, in each case, taking into account all scientific, commercial and other factors, including issues of safety and efficacy, the expected and actual profitability (without reference to the Development Milestone Payment paid or owed pursuant to this Agreement or the Lead Product Earn-Out Payments prior to the Lead Product no longer being separately reimbursable under Medicare), the expected and actual competitiveness of alternative Third Party products (including generic products) in the marketplace, the nature and extent of expected and actual market exclusivity (including patent coverage and regulatory exclusivity), the expected and actual labeling, the expected and actual reimbursability and pricing, the expected and actual amounts of marketing and promotional expenditures required, and all other relevant factors, including technical, legal, scientific, medical and other factors, all as measured by the facts and circumstances at the time such efforts are due, it being understood that Commercially Reasonable Efforts may dictate ceasing commercialization or additional development efforts with respect to the Lead Product. Notwithstanding anything to the contrary, Commercially Reasonable Efforts shall be determined without regard to the Development Milestone Payment paid or owed pursuant to this Agreement or the Lead Product Earn-Out Payments payable prior to the Lead Product no longer being separately reimbursable under Medicare.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 3.3(a).

“Company Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Company Capital Stock” means all shares of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

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“Company Common Stock” means shares of Company’s common stock, par value $0.00001 per share.

“Company Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by the Company to Parent and Merger Sub, pursuant to Article III, in connection with this Agreement.

“Company Employee Plan” means any compensation, employment, consulting, severance, termination pay, deferred compensation, retirement, profit-sharing, retention, change in control, stock or stock-related, bonus, incentive, employee stock ownership, medical, dental, life, disability, welfare, death, life insurance, fringe benefit or other employee benefit or remuneration plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee, or with respect to which the Company has or may have any liability or obligation.

“Company Financial Statements” has the meaning set forth in Section 3.3(a).

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), assets, liabilities, business, operations, or results of operations of the Company, in each case taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) conditions affecting (A) the pharmaceutical industry or (B) the U.S. economy or financial markets, except, in each case, to the extent that such conditions have a disproportionate impact on the Company relative to other companies in the industry or region in which the Company operates; (ii) any failure by the Company to meet internal or other estimates, predictions, projections or forecasts, including as provided to Parent by the Company or any of the Company’s representatives, related to revenue, operating expenses, net income or any other measure of financial performance (provided, that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect); (iii) the taking of any action by Parent, Merger Sub, or any of Parent’s other Subsidiaries; (iv) any change in accounting requirements or principles required under GAAP or IFRS or any change in Applicable Laws; or (v) acts of war or terrorism or any escalation or material worsening of any such acts of war or terrorism.

“Company Options” means options to purchase shares of Company Common Stock or shares of common stock of Surviving Corporation after the Effective Time.

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“Company Option Plan” means the Icon Bioscience, Inc. 2007 Stock Incentive Plan, as amended.

“Company Organizational Documents” means the Charter and the Company’s bylaws, each as in effect on the date hereof.

“Company-Owned IP Rights” has the meaning set forth in Section 3.8(a)(vii).

“Company Patent” means any Patent Rights owned or Controlled by the Company immediately prior to the Closing, together with all substitutions, additions, continuations, continuations in part, divisions, additions, renewals, reissues, re-examinations and extensions thereof.

“Company Portfolio IP” has the meaning set forth in Section 3.8(c).

“Company Securityholders” means, collectively, the Company Stockholders and those Persons who held outstanding Company Options and Warrants, in each case, immediately prior to the Effective Time.

“Company Share of Partnering Income” has the meaning set forth in Section 8.4.

“Company Share of Pediatric Trial Costs” means, as of the date of calculation of any Earn-Out Consideration, fifty percent (50%) of any Outstanding Pediatric Trial Costs as of such date; provided that the aggregate amount of Company Share of Pediatric Trial Costs for all periods shall not exceed $2,000,000.

“Company Stockholders” means those Persons who held shares of outstanding Company Capital Stock immediately prior to the Effective Time (other than any holder of outstanding Company Options or Warrants immediately prior to the Effective Time).

“Company Transaction Expenses” means all fees, costs, expenses, payments, expenditures or Liabilities of the Company (including those described in Section 10.11 of this Agreement) incurred prior to or at the Effective Time, whether or not invoiced prior to the Effective Time, that relate to the Agreement or any of the transactions contemplated by the Agreement, including any fees, costs or expenses payable to the Company’s outside legal counsel or to any financial advisor, accountant or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company, in connection with the Agreement or any of the transactions contemplated by the Agreement. Without limiting the generality of the foregoing, Company Transaction Expenses shall include (a) the aggregate amount of any accrued benefits, accrued vacation, final wages, severance, transaction bonuses or other remuneration payable to any Employee whose employment with the Company is terminated prior to or contemporaneous with the Effective Time (including the employer portion of any payroll, employment, social security, unemployment or similar Taxes imposed on such amounts); and (b) fifty percent (50%) of the

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premium paid to purchase the “tail” or “run-off” policies referenced in Section 5.9(b) and Section 5.10; (c) the aggregate amount of all fees and expenses paid or payable to the Company’s consultants, contractors and independent registered public accounting firm(s) in connection with the preparation and audit of the Company’s audited financial statements for the fiscal year ended December 31, 2017; (d) the aggregate amount of fees and expenses paid or payable to the Payments Administrator and Stockholders’ Agent; and (e) fifty percent (50%) of the Escrow Agent fees.

“Confidentiality Agreement” has the meaning set forth in Section 5.1(a).

“Consulting Agreements” has the meaning set forth in Recital D.

“Contingent Consideration” means the Development Milestone Payment, the Sales Milestone Payments, the Earn-Out Payments and the Company Share of Partnering Income.

“Contract” means any bond, debenture, note, warrant, purchase order, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, license or other legally binding arrangement or understanding, whether written or oral.

“Contract Workers” means independent contractors, consultants, temporary employees, leased employees, retired persons entitled to payment from the Company, or other service providers employed or used by the Company who are not (a) classified by the Company as employees or (b) compensated by the Company through wages reported on a form W-2.

“Control” or “Controlled” means, when used with respect to any IP Rights or other intangible property, and only in such case, the possession and right of use (whether by license, ownership, or non-suit, non-infringement or co-existence agreement, or by control over an entity having possession and right of use by license, ownership, or non-suit, non-infringement or co-existence agreement) by a Person and the ability to grant to another Person access, right of use or a license or sublicense without violating the terms of any written Contract with any Third Party or any right of any Person.

“Convertible Debt” has the meaning set forth in Section 2.13(a)(ii) of the Company Disclosure Letter.

“Copyrights” has the meaning set forth in Section 3.8(a)(ii).

“Covered Person” has the meaning set forth in Section 5.9(a).

“Current Company Business” has the meaning set forth in Section 3.1.

“Current Government Contract” means any Government Contract, the period of performance of which has not yet expired or terminated or for which final payment has not yet been received.

“Deductible” has the meaning set forth in Section 9.2(e).

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“Delaware Law” has the meaning set forth in Recital A.

“Development Milestone” has the meaning set forth in Section 8.1(a).

“Development Milestone Payment” has the meaning set forth in Section 8.1(a).

“Disclosure Materials” has the meaning set forth in Section 3.23.

“Disqualified Individual” has the meaning set forth in Section 3.14(f)(ii).

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dissenting Stockholder” has the meaning set forth in Section 2.10.

“Dollars” or “$” means the legal tender of the United States.

“DOJ” has the meaning set forth in Section 6.3(a).

“Earn-Out Consideration” means the Earn-Out Payments and the Company Share of Partnering Income.

“Earn-Out Payments” means the Lead Product Earn-Out Payments and the Other Product Earn-Out Payments, collectively.

“Earn-Out Term” has the meaning set forth in Section 8.3(d).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee” means any current or former or retired employee, individual officer or director of the Company. For the avoidance of doubt, nothing in this Agreement shall be deemed to give any Person any claim to be treated as an employee of the Company.

“Environmental Laws” has the meaning set forth in Section 3.12(a)(i).

“Equity Participations” means any (a) share, quota, security, participation right and any other present or future right entitling the holder, absolutely or contingently (through the exercise of any subscription, conversion, exchange, option or similar right), to participate in the revenues, dividends or equity appreciation of another Person, including capital stock, membership interests, units, performance units, options, restricted stock, warrants, company appreciation rights, interests in “phantom” stock plans, restricted or contingent stock or profits interests, voting securities, stock appreciation rights or equivalents, stock loan purchase plans, convertible debentures or stock bonus plans and (b) commitments to issue any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means each individual or entity controlling, controlled by or under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” means an escrow agreement substantially in the form of Exhibit D attached hereto, subject to any amendments that are reasonably requested by the Escrow Agent and mutually agreed to by Parent and the Stockholders’ Agent.

“Escrow Amount” means One Million Five Hundred Thousand Dollars ($1,500,000).

“Escrow Fund” means the escrow fund established by deposit of the Escrow Amount with the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement, which funds are to be administered by the Escrow Agent pursuant to the provisions of this Agreement and the Escrow Agreement.

“Estimated Closing Cash” has the meaning set forth in Section 2.15(a).

“Estimated Closing Debt” has the meaning set forth in Section 2.15(a).

“Estimated Closing Merger Consideration” means: (a) Fifteen Million Dollars ($15,000,000) in cash; plus (b) if the Estimated Working Capital is greater than the Baseline Working Capital, the difference between the Estimated Working Capital and the Baseline Working Capital, minus (c) if the Estimated Working Capital is less than the Baseline Working Capital, the difference between the Baseline Working Capital and the Estimated Working Capital, plus (d) the Estimated Closing Cash, minus (e) the Estimated Closing Debt, minus (f) the Estimated Unpaid Company Transaction Expenses, minus (g) the Escrow Amount, and minus (h) the Expense Fund.

“Estimated Unpaid Company Transaction Expenses” has the meaning set forth in Section 2.15(a).

“Estimated Working Capital” has the meaning set forth in Section 2.15(a).

“Excess Consideration” has the meaning set forth in Section 2.15(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Fund” means $100,000.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

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“FDCA” means the Federal Food, Drug, and Cosmetic Act and the implementing regulations of the FDA, each as may be amended from time to time.

“Final Closing Cash” has the meaning set forth in Section 2.15(b).

“Final Closing Debt” has the meaning set forth in Section 2.15(b).

“Final Unpaid Company Transaction Expenses” has the meaning set forth in Section 2.15(b).

“Final Working Capital” has the meaning set forth in Section 2.15(b).

“First Commercial Sale” means, with respect to the Lead Product or any Other Product, the first bona fide sale for monetary value by Parent, one or more of its Affiliates or one or more of its licensees or sublicensees of such product to a Third Party customer (e.g., a hospital, health system, ambulatory surgical center or distributor) for use or consumption in an arm’s-length transaction after the receipt of Regulatory Approval. For the avoidance of doubt, sales or transfers of reasonable quantities of the Lead Product or Other Product for clinical trial purposes, or for compassionate or similar use, shall not be considered a First Commercial Sale. In addition, sales to an Affiliate of Parent or a licensee or sublicensee of Parent shall not constitute a First Commercial Sale unless such Affiliate, licensee or sublicensee is the end user of the Lead Product or the Other Product.

“FTC” has the meaning set forth in Section 6.3(a).

“Fundamental Reps” means the representations and warranties set forth in Section 3.1 (Organization, Power and Standing), Section 3.2 (Authority), Section 3.4 (Capitalization; Shares and Stockholder Information), Section 3.12 (Environmental), Section 3.13 (Taxes), Section 3.14 (Employee Benefit Plans), Section 3.17 (Brokers’ and Finders’ Fee) and Section 3.23 (Approval by Stockholders).

“Future Sales Milestone Payment” has the meaning set forth in Section 8.2(f).

“Future Sales Thresholds” has the meaning set forth in Section 8.2(f).

“GAAP” means, with respect to any Person, accounting principles generally accepted in the United States, as consistently applied by such Person.

“Generic Approval” means, with respect to a pharmaceutical product for which Regulatory Approval has been granted in any country or jurisdiction, a subsequent marketing approval for another pharmaceutical product in such country or any other country that is granted based upon reference to such Regulatory Approval (or any of its active pharmaceutical ingredient(s)), or to any regulatory materials or clinical data underlying such existing marketing approval, whether pursuant to 21 U.S.C. § 355(b)(2) or an abbreviated new drug application, including foreign equivalents of the foregoing, as applicable.

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“Generic Version” means, with respect to the Lead Product and a given country or jurisdiction, a version of such product that: (a) contains the same active pharmaceutical ingredient(s) as such product (and no other active pharmaceutical ingredient(s)); (b) has the same conditions of use; (c) has the same dosage form, strength and route of administration; (d) is approved for marketing or sale in such country or jurisdiction pursuant to a Generic Approval; and (e) is sold by a Third Party in such country or jurisdiction pursuant to such Generic Approval. For the avoidance of doubt, any product whose route of administration is other than intraocular injection in the posterior chamber at the end of surgery is not a Generic Version.

“Gerlett Consulting Agreement” has the meaning set forth in Recital D.

“Government Contract” means any prime Contract, subcontract, grant, teaming agreement or arrangement, cooperative agreement, joint venture, basic ordering agreement, pricing agreement, letter Contract or other similar arrangement of any kind, between the Company, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract of a type described in clauses (a) or (b) above, on the other hand.

“Governmental Entity” means any supranational or U.S. or foreign national, provincial, state, municipal or local government, governmental, regulatory or administrative authority, agency, body, branch or bureau, instrumentality or commission or any court, tribunal or judicial or arbitral body.

“Hazardous Materials” has the meaning set forth in Section 3.12(a)(ii).

“Health Care Laws” means, (a) the Medicare and Medicaid coverage and reimbursement provisions (Title XVIII and Title XIX of the Social Security Act, respectively), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalty Law (42 U.S.C. § 1320a-7a), the federal civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921(2) et seq.), including the false statement and other health care fraud criminal provisions of HIPAA, the exclusion authorities (42 U.S.C. 1320a-7), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), Section 1128H of the Social Security Act (42 U.S.C. § 1320a-7i) and any comparable, local, state, federal, national or foreign law similar to the foregoing, each as amended, all regulations or guidance promulgated pursuant to such Applicable Laws, and any other Applicable Laws related to kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, privacy, security, licensure, accreditation or any other aspect of providing pharmaceutical, biotechnology, biological or diagnostic products and (b) the FDCA, and any other Applicable Law that regulates the design, research, development, testing, manufacturing, approval, clearance, processing, storing, importing or exporting, licensing, labeling, packaging, distributing, recordkeeping, promotion or marketing of pharmaceutical products.

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“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976 as amended, and the rules and regulations promulgated thereunder.

“ICC” has the meaning set forth in Section 10.7(b).

“IFRS” means the International Financial Reporting Standards, consistently applied.

“Indebtedness” means, with respect to the Company, the following: (a) all indebtedness of the Company for borrowed money (in each case, including all obligations for the outstanding principal amount, accrued and unpaid interest, prepayment penalties, premiums, fees, penalties, expenses, breakage costs and other similar items thereunder) with respect to deposits or advances of any kind or for the deferred purchase price of property or services, (b) all obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of the Company under conditional sale or other title retention agreements relating to property or assets purchased by the Company, (d) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by the Company, whether or not the obligations secured thereby have been assumed, (e) all guarantees by the Company of indebtedness of others, (f) all obligations of the Company under leases which are required to be capitalized in accordance with GAAP; (g) all obligations of the Company for amounts owed with respect to drawn letters of credit or as an account party in respect of banker’s acceptances, and (h) all obligations of the Company consisting of overdrafts (e.g., cash float reflected as a negative on the cash line).

“Indemnification Offset Payment” has the meaning set forth in Section 9.2(a).

“Indemnified Persons” means (a) the Parent Indemnitees or (b) the Seller Party Indemnitees, as applicable.

“Indemnifying Persons” has the meaning set forth in Section 9.5(a).

“Infringe” means infringe, misappropriate, dilute or tarnish (as the terms “dilute” and “tarnish” are used to refer to certain actions giving rise to a cause of action on the part of a trademark owner under trademark law), use in any unauthorized manner where authorization is required under Applicable Law or Contract, or otherwise violate, any IP Rights, and such term includes the conjugated forms of each of the foregoing, as applicable.

“Initial Testing Date” means the last day of the third Reimbursement Year.

“Insurance Policies” has the meaning set forth in Section 3.15(a).

“IP License” has the meaning set forth in Section 3.8(a)(iii).

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“IP Reps” means the representations and warranties set forth in Section 3.8 (Intellectual Property).

“IP Rights” has the meaning set forth in Section 3.8(a)(i).

“IP Termination Date” means the date that is thirty six (36) months following the Closing Date.

“IRS” means the United States Internal Revenue Service or any successor agency thereto.

“IT Assets” has the meaning set forth in Section 3.8(n).

“knowledge” means, with respect to the Company, the knowledge of David Tierney and Joyce Erony, after due inquiry of other executives and employees having responsibility for such matters.

“Lead Product” means the product currently referred to as “Dexycu™” for the treatment of postoperative inflammation as more fully described in Section 1.1(a) of the Company Disclosure Letter.

“Lead Product Earn-Out Payments” has the meaning set forth in Section 8.3(a).

“Lead Product Earn-Out Rate” has the meaning set forth in Section 8.3(a).

“Lease” and “Leases” have the meanings set forth in Section 3.11(a).

“Leased Real Property” has the meaning set forth in Section 3.11(a).

“Liabilities” means any debt, liability or obligation of any kind, character or nature, whether secured or unsecured, fixed, absolute, or contingent.

“Liability Cap” means an amount equal to the sum of (a) $1,500,000, plus (b) ten percent (10%) of the Contingent Consideration actually paid under Section 8.1 (including for this purpose the amount of any Indemnification Offset Payment withheld from such Contingent Consideration actually paid under Section 8.1).

“License” means, with respect to the Lead Product or any Other Product, any agreement however captioned and regardless of how the conveyances are referred to therein, in which Parent or any of its Affiliates directly or indirectly: (a) grants or otherwise conveys to a Third Party the right to commercialize the Lead Product in a particular geographical territory; (b) agrees not to assert any Closing Date Company Intellectual Property against a Third Party; (c) authorizes or licenses the making, offering for sale, using, selling or importing by a Third Party of the Lead Product or any product that uses or practices any Closing Date Company Intellectual Property; or (d) agrees not to practice any Closing Date Company Intellectual Property. For the avoidance of doubt, “License” shall not include any license or sublicense to a Third Party performing development, manufacturing, distribution, promotion or other services on behalf of Parent or its Affiliates.

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“Licensee” means a Third Party to whom Parent or its Affiliate has granted a License, including such Licensee’s Affiliates.

“Licensee Net Sales” means, with respect to the Lead Product or Other Products, Net Sales by a Licensee in the United States.

“Losses” means any liabilities, losses, claims, damages, Taxes, interest obligations, deficiencies, judgments, assessments, fines, fees, penalties and expenses (including amounts paid in settlement, interest, court costs, fees and expenses of attorneys, accountants, financial advisors, consultants, investigators and other experts and other expenses of litigation); provided, however, that Losses shall not include any special or punitive damages (except, and only to the extent, awarded pursuant to a Third Party Claim).

“Mailing Date” has the meaning set forth in Section 2.7(c).

“Material Contract” has the meaning set forth in Section 3.9(c).

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” shall equal the aggregate amount of (a) the Estimated Closing Merger Consideration, (b) to the extent paid to the Payments Administrator for the benefit of the Company Securityholders pursuant to Section 2.15, the Excess Consideration, (c) to the extent paid to the Payments Administrator for the benefit of the Company Securityholders pursuant to Sections 8.1 and 8.2, the Milestone Consideration, (d) to the extent paid to the Payments Administrator for the benefit of the Company Securityholders pursuant to Sections 8.3 and 8.4, the Earn-Out Consideration, and (e) to the extent paid to the Payments Administrator for the benefit of the Company Securityholders pursuant to the Escrow Agreement, the Escrow Amount.

“Merger Sub” has the meaning set forth in the Preamble.

“Milestone Consideration” means the Development Milestone Payment and the Sales Milestone Payments.

“Modified Sales Milestone Payment” has the meaning set forth in Section 8.2(c).

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“Necessary Consent” has the meaning set forth in Section 3.2(b).

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“Net Sales” means, with respect to the Lead Product or Other Product and on a product-by-product basis, the gross amount invoiced by any of Parent, Surviving Corporation, their respective Affiliates or Licensees for sales of such product by any of Parent, Surviving Corporation, any of their respective Affiliates or Licensees in bona fide arm’s-length transactions to unaffiliated Third Parties, less (a) the following deductions in respect of such product calculated in accordance with GAAP:

(i) reasonable and customary quantity, trade or cash discounts, and other usual and customary discounts to customers actually taken;

(ii) amounts accrued by reason of price reductions or rebates, retroactive or otherwise, imposed by, negotiated with, or otherwise paid to Governmental Entities in respect of any state or federal Medicare, Medicaid or similar programs or other payors (including any group purchasing organization administrative fees, rebates and the like);

(iii) Taxes on sales (such as sales, value added, or use Taxes) separately itemized as such in the gross amount invoiced;

(iv) amounts repaid or credited by reason of rejections, defects, return of goods allowance, recalls, or returns, or because of retroactive price reductions, including rebates or wholesaler chargebacks;

(v) freight, insurance, export/import, and other transportation charges itemized as such in the gross amount invoiced;

(vi) bad debts or otherwise uncollectible amounts actually written off which are attributable to the sale of such product; provided that amounts that are written off but subsequently collected will be included in Net Sales in the Calendar Quarter in which the collection is made; and

(vii) any royalty, milestone and/or other payment obligations due to Third Parties in respect of IP Rights in connection with the development, manufacture or commercialization of such product.

For the sake of clarity, Net Sales shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes, provided no monetary consideration above the cost to supply the Lead Product or Other Product, as applicable, is received for such transfer or disposition.

In the event that the Lead Product or Other Product is sold as part of a Combination Product in any country, the Net Sales for the purposes of determining Contingent Consideration shall be determined by multiplying the Net Sales (as defined above) of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in such country of the Lead Product or Other Product when sold separately in finished form, and B is the aggregate weighted average sale price in such country of the other therapeutically active ingredient(s) or product(s) included in such Combination Product when sold separately in finished form. In the event that such average sale price cannot be determined for both the Lead Product or Other Product and

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the other therapeutically active ingredient(s) or product(s) included in the Combination Product, Net Sales for purposes of determining Contingent Consideration shall be agreed by the Parties in writing based on the relative value contributed by each component, such agreement not to be unreasonably withheld, conditioned, or delayed; provided, that in the event of a disagreement with respect to such relative values, the Parties shall engage a mutually agreed upon independent expert to make the final determination with respect thereto.

“Neutral Auditor” means a nationally recognized firm of independent certified public accountants other than the Stockholders’ Agent’s accountants or Parent’s independent registered public accounting firm, mutually agreed to by the Stockholders’ Agent and Parent.

“Noncompliant Securityholder” means any holder of Company Options that has not delivered the Option Surrender Agreement in accordance with the terms of this Agreement.

“Non-Defense Election” has the meaning set forth in Section 9.6(a).

“Note” means a note or notes representing Convertible Debt outstanding prior to the conversion and termination of such notes pursuant to the Amendment to Notes.

“Objection Notice” has the meaning set forth in Section 2.15(b).

“Option Surrender Agreement” has the meaning set forth in Section 2.12(a).

“Order” has the meaning set forth in Section 6.1(a).

“Other Product” means any product that is covered by a Valid Claim of any Company Patent included in any of the Closing Date Company Intellectual Property, other than the Lead Product.

“Other Product Earn-Out Payments” has the meaning set forth in Section 8.3(b).

“Outstanding Pediatric Trial Costs” means, as of the date of calculation of any Earn-Out Consideration, the aggregate of (a) all Pediatric Trial Costs incurred by Parent, Surviving Corporation or any of their Affiliates, as of such date, minus (b) all Pediatric Trial Costs used in the calculation of the Company Share of Pediatric Trial Costs prior to such date, plus (c) any Pediatric Trial Costs rolled forward pursuant to Section 8.5.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by Parent and Merger Sub to the Company, pursuant to Article IV, in connection with this Agreement.

“Parent Indemnitees” means Parent and the Surviving Corporation and their respective officers and directors and Affiliates.

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“Parent Net Sales” means, with respect to the Lead Product or Other Product, Net Sales by Parent, Surviving Corporation or their respective Affiliates on a worldwide basis.

“Parent Organizational Documents” means Parent’s Certificate of Incorporation, as amended, and Parent’s bylaws, each as in effect on the date hereof.

“Parent SEC Reports” means all registration statements, forms, reports and other documents filed by Parent with the SEC since January 1, 2016.

“Partnering Income” means net amounts actually received by Parent, Surviving Corporation, and their Affiliates in consideration for the grant of a License with respect to any jurisdiction(s) outside the United States. “Partnering Income” includes such amounts received in the form of license issue fees, upfront payments, milestone payments, and the like, as consideration for the License, and specifically includes royalties on net sales of the Lead Product and Other Products, in the case of a profit-sharing arrangement, net profits and/or net revenue sharing payments made to Parent, Surviving Corporation, and their respective Affiliates in respect of the Lead Product and Other Products under the License; provided, in each case, that such amounts are not treated as Net Sales, and; provided, further, that “Partnering Income” shall not include: (a) consideration received for the purchase of equity in Parent, Surviving Corporation, or their Affiliates, up to the fair market value of such equity, or the purchase of any debt instruments in Parent, Surviving Corporation, or their Affiliates; or (b) bona fide payments made in consideration for past or future research, development, manufacturing, co-promotion, consulting or other activities or services conducted or provided by Parent, Surviving Corporation, or their Affiliates related to the Lead Product, or any adjustments to profit-sharing arrangements on account of the foregoing, up to the fair market value of such services (including a commercially reasonable margin over the cost of such services).

In the event Parent, Surviving Corporation, or their Affiliates receive consideration in connection with the grant of a License and the grant of a license or sublicense to any other intellectual property rights of Parent, Surviving Corporation, or their Affiliates (including intellectual property rights owned by such Person or licensed to such Person from a Third Party), whether granted in the same agreement as such other License or in separate agreements, only the portion of such consideration reasonably allocable to the License shall be considered Partnering Income.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Pass-Through Reimbursement” means a Medicare reimbursement classification in which a product is paid under Medicare’s hospital outpatient prospective payment system on a pass-through basis under Section 1833(t)(6) of the Social Security Act (42 U.S.C. § 1395l(t)(6)).

“Patent Rights” has the meaning set forth in Section 3.8(a)(iv).

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“Payments Administrator” means Acquiom Financial LLC, a Colorado limited liability company.

“Payout Schedule” has the meaning set forth in Section 5.15.

“Pediatric Trial” means that certain Phase 3/4 prospective, randomized, active treatment-controlled, parallel-design multicenter trial to evaluate the safety of the Lead Product for the treatment of inflammation following ocular surgery for childhood cataract, to be conducted following the Effective Time, as required by the FDA pursuant to the Pediatric Research Equity Act (21 U.S.C. 355c), and any subsequent clinical trial of the Lead Product required by the FDA in light of any data generated in such trial.

“Pediatric Trial Costs” means all documented and reasonable fees, costs and expenses of Third Parties incurred by Parent, Surviving Corporation, or any of their Affiliates, in connection with the Pediatric Trial, including any regulatory costs associated therewith, whether incurred before, during, or after the conduct of such trial; provided, that Parent, Surviving Corporation or their Affiliates use Clinical Research Management Group to conduct the Pediatric Trial, or another reputable Third Party contract research organization with sufficient experience and resources to conduct the Pediatric Trial in accordance with Applicable Law (a) identified by the Stockholders’ Agent within fifteen (15) Business Days of any request by Parent to identify such Third Party and (b) reasonably acceptable to Parent, such acceptance not to be unreasonably withheld, conditioned, or delayed; provided, further, that if the Stockholders’ Agent fails to identify a Third Party to conduct the Pediatric Trial in accordance with this definition, the foregoing proviso shall not apply and the costs and expenses of any Third Party reasonably selected by Parent to conduct the Pediatric Trial shall constitute Pediatric Trial Costs hereunder. For the avoidance of doubt, Pediatric Trial Costs does not include any internal costs of Parent, Surviving Corporation or their Affiliates, such as salary and benefits of personnel of Parent, Surviving Corporation or their Affiliates, rent or overhead.

“Permits” has the meaning set forth in Section 3.16(c).

“Permitted Encumbrances” has the meaning set forth in Section 3.10.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personally Identifiable Information” has the meaning set forth in Section 3.8(o).

“Personally Identifiable Information Obligations” has the meaning set forth in Section 3.8(o).

“Pre-Closing Tax Period” has the meaning set forth in Section 9.2(a)(vi).

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“Preferred Stock” has the meaning set forth in Section 3.4(a).

“Product” means the Lead Product and those product candidates identified by the Company as “IBI-20089,” “IBI-60089,” “IBI-30089,” “IBI-70090,” “IBI-80090” and “NSAID”, including the Company’s drug delivery platform known as Verisome®, in each case as more fully described in Section 1.1(c) of the Company Disclosure Letter.

“Proposed Closing Cash” has the meaning set forth in Section 2.15(b).

“Proposed Closing Debt” has the meaning set forth in Section 2.15(b).

“Proposed Closing Merger Consideration” has the meaning set forth in Section 2.15(b).

“Proposed Final Working Capital” has the meaning set forth in Section 2.15(b).

“Proposed Unpaid Company Transaction Expenses” has the meaning set forth in Section 2.15(b).

“RCRA” has the meaning set forth in Section 3.12(a)(i).

“Regulatory Approval” means, with respect to a particular jurisdiction, such approvals, licenses, registrations, notifications or authorizations by any Regulatory Authority as are necessary for the sale or commercialization of a product in such jurisdiction, excluding any approval of pricing and/or reimbursement for such product in such jurisdiction.

“Regulatory Authority” means any applicable federal, national, multinational, regional, state, provincial or local agency, department, bureau, commission, council, or other Governmental Entity, regulating or otherwise exercising authority with respect to any pharmaceutical, biological or diagnostic products. For clarity, references in this Agreement to Regulatory Authority shall include the FDA and any foreign equivalent thereof.

“Reimbursement Year” means a period of twelve (12) consecutive months, with the first such twelve consecutive month period beginning on the first day of the first full Calendar Quarter in which the United States Centers for Medicare and Medicaid Services makes Pass-Through Reimbursement effective for the Lead Product and ending on the last day of the calendar month that ends immediately prior to the one-year anniversary of such date and each consecutive twelve (12) months after such anniversary. Each such twelve-month period shall be a Reimbursement Year.

“Related Party” means each of the following: (a) all individuals who are, or who were at the time of the entry into the transaction or the creation of the interest in question an officer, director, or holder of, beneficially or otherwise, at least five percent (5%) of the voting interest or class of any outstanding Equity Participations of the Company; (b) each member of the immediate family of each of the Persons referred to in subclause “(a)” above; (c) any Person (other than the Company) in which, to the Company’s knowledge, any one or more of the Persons referred to in subclauses “(a)”

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and “(b)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, at least five percent (5%) of the voting interest or class of any outstanding Equity Participation; and (d) any Person directly or indirectly controlling, controlled by or under common control with any of the Persons referred to in subclause “(a)” or “(b)” above.

“Release” has the meaning set forth in Section 3.12(a)(iii).

“Representative Losses” has the meaning set forth in Section 9.4(f).

“Required Stockholder Vote” has the meaning set forth in Section 3.2(a).

“Safety Notices” has the meaning set forth in Section 3.19(g).

“Sales Milestone Payment” has the meaning set forth in Section 8.2(a).

“Sales Threshold” has the meaning set forth in Section 8.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Second Testing Date” means the last day of the fourth Reimbursement Year.

“Second Testing Payment Date” has the meaning set forth in Section 8.2(c)(i).

“Second Testing Sales Thresholds” has the meaning set forth in Section 8.2(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Party Indemnitees” has the meaning set forth in Section 9.2(b).

“Series A Preference Amount” means the aggregate amount required to be paid to the holders of Series A Preferred Stock, as of the Effective Time, pursuant to Article IV, Section B.2 of the Charter.

“Series A Preference Per Share Amount” means an amount, in U.S. dollars, equal to (a) the Series A Preference Amount, divided by (b) the number of shares of Series A Preferred Stock outstanding as of immediately prior to the Effective Time, rounded to the nearest cent, as set forth in the Payout Schedule.

“Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.00001 per share.

“Series B Preference Amount” means the aggregate amount required to be paid to the holders of Series B Preferred Stock, as of the Effective Time, pursuant to Article IV, Section B.2 of the Charter.

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“Series B Preference Per Share Amount” means an amount, in U.S. dollars, equal to (a) the Series B Preference Amount, divided by (b) the number of shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time, rounded to the nearest cent, as set forth in the Payout Schedule.

“Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.00001 per share.

“Series C Preference Amount” means the aggregate amount required to be paid to the holders of Series C Preferred Stock, as of the Effective Time, pursuant to Article IV, Section B.2 of the Charter.

“Series C Preference Per Share Amount” means an amount, in U.S. dollars, equal to (a) the Series C Preference Amount, divided by (b) the number of shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time, rounded to the nearest cent, as set forth in the Payout Schedule.

“Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.00001 per share.

“Software” means software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), subroutines, interfaces, including application programming interfaces, and algorithms.

“Stockholders’ Agent” has the meaning set forth in the Preamble.

“Stockholders’ Written Consent” has the meaning set forth in Recital E.

“Straddle Period” has the meaning set forth in Section 5.4(b).

“Subsidiary” means any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries.

“Survival Termination Date” means the date that is eighteen (18) months following the Closing Date.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statute” has the meaning set forth in Section 3.18.

“Tax” or “Tax(es)” has the meaning set forth in Section 3.13(a).

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“Tax Returns” has the meaning set forth in Section 3.13(b).

“Tierney Consulting Agreement” has the meaning set forth in Recital D.

“Third Party” means any Person other than Parent, Merger Sub, any Affiliate of Parent or Merger Sub, the Company and the Stockholders’ Agent.

“Third Party Claim” has the meaning set forth in Section 9.6.

“Third Party IP Rights” has the meaning set forth in Section 3.8(a)(viii).

“Third Testing Date” means the last day of the fifth Reimbursement Year.

“Third Testing Sales Milestone Payment” has the meaning set forth in Section 8.2(e).

“Third Testing Sales Threshold” has the meaning set forth in Section 8.2(e).

“Trademark Rights” has the meaning set forth in Section 3.8(a)(ix).

“Trade Secret Rights” has the meaning set forth in Section 3.8(a)(v).

“Transfer Taxes” means sales, use, value added, transfer, documentary, recording, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereto.

“Transmittal Letter” has the meaning set forth in Section 2.7(c).

“Transmittal Letter Record Date” has the meaning set forth in Section 2.7(c).

“Unexpected Adverse Event” means, as that term is defined in 21 C.F.R. § 312.32, any adverse event that is not listed in, or the specificity or severity of which is not consistent with, the current investigator brochure or applicable investigational plan, and any adverse event or suspected adverse reaction that is mentioned in the investigator brochure as occurring with a class of drugs or as anticipated from the pharmacological properties of the drug, but is not specifically mentioned as occurring with the particular drug under investigation. Unexpected Adverse Event also includes “unexpected serious adverse reactions” as defined in 21 C.F.R. § 312.32.

“United States” or “U.S.” means the United States of America, including its territories and possessions.

“USPTO” has the meaning set forth in Section 3.8(f).

“Valid Claim” means a claim of an issued Patent Right within the Company Patents that has not been abandoned, expired, or been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgment, or a claim under any application for a Patent Right within the Company Patents that has been pending for five (5) years or less from the date of the first substantive office action with respect to such claim.

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“Voting Debt” has the meaning set forth in Section 3.4(a).

“WARN Act” has the meaning set forth in Section 3.14(h).

“Warrant” means any outstanding warrant to purchase Company Capital Stock, all of which are listed in Section 3.4(a) of the Company Disclosure Letter.

“Warrant Surrender Agreement” has the meaning set forth in Section 2.12(b).

“Working Capital” means (without duplication) the sum of the net working capital of the Company as determined in accordance with GAAP as of 12:00 A.M. (Eastern time) on the Closing Date, excluding Estimated Closing Cash, Estimated Closing Debt, and Estimated Unpaid Company Transaction Expenses. In the event the Closing does not occur on the last day of a month, then each item included in the calculation of Working Capital shall be prorated to the extent applicable as of the Closing Date by multiplying the amount of each such item for the full calendar month by a fraction, the numerator of which is the number of days elapsed from and including the first day of the month in which the Closing Date occurs to but excluding the Closing Date, and the denominator of which is the total number of days in such month, provided that to the extent items may be determined on a daily basis, such amounts will be allocated on a daily basis.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement, and pursuant to the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place as soon as practicable, but no later than one (1) Business Day, after the satisfaction or waiver of the last of the conditions set forth in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time as the Parties agree (the actual date on which the Closing takes place being the “Closing Date”). The Closing shall take place at the offices of Hogan Lovells US LLP, 1735 Market Street, 23rd Floor, Philadelphia, PA 19103, or at such other location as the Parties agree. In connection with the Closing, Parent and the Company shall cause the Merger to be made effective by filing a Certificate of Merger in the form attached hereto as Exhibit F (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the effective time of the Merger as stated in such filing being the “Effective Time”).

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2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law.

2.4 Certificate of Incorporation; Bylaws. Unless otherwise agreed to by Parent and the Company prior to the Closing, at the Effective Time:

(a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation; and

(b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified or until their respective earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.6 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, any Company Securityholders or the Stockholders’ Agent:

(i) any shares of Company Common Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation; and

(iii) each share of Company Capital Stock shall be cancelled in exchange for the right to receive a portion of the Merger Consideration, as and when payable in accordance with the terms of this Agreement, which payment shall be allocated in accordance with the Payout Schedule.

(b) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock, or securities convertible into, exchangeable into or exercisable for shares of Company Capital Stock, respectively, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, if necessary and without duplication, to reflect such change; provided, that nothing in this Section 2.6 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

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2.7 Parent to Provide Estimated Closing Merger Consideration; Surrender and Exchange of Certificates; Escrow Amount.

(a) Notwithstanding anything in this Agreement to the contrary, at the Closing, neither Parent nor Merger Sub shall be required to pay any amounts in excess of the Estimated Closing Merger Consideration.

(b) At or prior to the Effective Time, Parent shall deposit or shall cause to be deposited with the Payments Administrator, for the benefit of the Company Securityholders, an amount in cash equal to the Estimated Closing Merger Consideration. From and after the Effective Time, the Payments Administrator shall act as the agent of Parent and the Surviving Corporation in effecting any amounts to be paid under this Agreement and the exchange of the Certificates.

(c) The Payments Administrator shall mail or deliver or cause to be mailed or delivered, no fewer than five (5) days prior to the anticipated Effective Time or on such other date as the Company and Parent shall mutually agree (the “Mailing Date”), to each holder of record of a stock certificate or certificates (the “Certificates”) that represented outstanding shares of Company Capital Stock, as of a record date no less than ten (10) days prior to the Mailing Date (the “Transmittal Letter Record Date”) a (i) letter of transmittal in the form attached hereto as Exhibit G (the “Transmittal Letter”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payments Administrator and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the payment of the applicable portion of the Estimated Closing Merger Consideration therefor (and which Transmittal Letter shall include a consent to the appointment and authority of the Stockholders’ Agent as set forth herein and an agreement to be bound by the escrow and indemnification provisions hereof) and (ii) any IRS tax forms reasonably requested by Parent. As soon as practicable following the Effective Time, the Payments Administrator shall mail or deliver or cause to be mailed or delivered a Transmittal Letter to each holder of record of a Certificate that represented outstanding shares of Company Capital Stock as of immediately prior to the Effective Time who was not a holder of record as of the Transmittal Letter Record Date. Promptly upon the later of (i) the Effective Time and (ii) the surrender of a Certificate to the Payments Administrator, together with a Transmittal Letter, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions thereto, the holder of such Certificate shall be entitled to receive (and Parent or the Surviving Corporation shall cause the Payments Administrator to distribute to such holder) in exchange therefor payment by check or, at the election of such holder and for a processing fee not to exceed $25.00 per wire transfer to be deducted from such payment, by wire transfer, immediately available funds of the cash amount equal to the applicable Estimated Closing Merger Consideration such holder has the right to receive pursuant to Section 2.6, after giving effect to any required withholding Taxes, and the Certificate so surrendered shall forthwith be cancelled. Parent and the Surviving Corporation shall be entitled to rely entirely on the information contained in the Payout Schedule and any transmittal materials delivered hereunder for purposes of satisfying Parent’s and the Surviving Corporation’s obligation to deliver the Merger Consideration hereunder.

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(d) The Payments Administrator shall make payments to the holders of Company Options who have executed and delivered to the Company an Option Surrender Agreement (as defined below) of the applicable Merger Consideration therefor after giving effect to any required withholding taxes, payable to each holder of Company Options all as set forth in the Payout Schedule. Parent and the Surviving Corporation shall be entitled to rely entirely on the information contained in the Payout Schedule for purposes of satisfying Parent’s and the Surviving Corporation’s obligation to deliver the Estimated Closing Merger Consideration, Excess Consideration, Milestone Consideration and any Earn-Out Consideration hereunder.

(e) The Payments Administrator shall make payments to the holders of Warrants who have executed and delivered to the Company a Warrant Surrender Agreement (as defined below) of the applicable Merger Consideration therefor after giving effect to any required withholding taxes, payable to each holder of Warrants all as set forth in the Payout Schedule. Parent and the Surviving Corporation shall be entitled to rely entirely on the information contained in the Payout Schedule for purposes of satisfying Parent’s and the Surviving Corporation’s obligation to deliver the Estimated Closing Merger Consideration, Excess Consideration, Milestone Consideration and any Earn-Out Consideration hereunder.

(f) On the Closing Date, promptly after the Effective Time, Parent shall pay to the Escrow Agent the Escrow Amount to be deposited into the Escrow Fund. The Escrow Amount (or any portion thereof) shall be distributed from the Escrow Fund to the Payments Administrator, Parent or the Parent Indemnitees, as applicable, at the times, and upon the terms and conditions, set forth in this Agreement and the Escrow Agreement. Within three (3) Business Days following the date that is eighteen (18) months after the Effective Time, Parent and the Stockholders’ Agent shall jointly instruct the Escrow Agent to deliver the applicable portion of the Escrow Amount (or any portion of the Escrow Amount then remaining) to the Payments Administrator for distribution to the Company Securityholders pursuant to the Payout Schedule; provided, that if there are any claims made by Parent hereunder that, subject to the provisions of Section 9.3, are pending on such date, the applicable portion of the Escrow Fund that is subject to any such claims shall not be released until such applicable claims are finally resolved and satisfied. The Parties agree that payments from the Escrow Fund to the Payments Administrator on behalf of the Company Securityholders will be treated for tax purposes as deferred payments of purchase price, except to the extent treated as payments of interest pursuant to Section 483 or Section 1274 of the Code.

(g) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such payment that (i) the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, (ii) the signatures on such Certificate or any related stock power, shall be properly guaranteed, and (iii) the Person requesting such exchange shall have paid any transfer or other Taxes required by reason of such payment in a name other than the registered holder of the Certificate surrendered or established to the satisfaction of Parent, or any agent designated by Parent, that such Tax has been paid or is not applicable.

(h) The Parties understand and agree that (i) the contingent rights to receive any Contingent Consideration will not be represented by any form of certificate, are not transferable, except by operation of Applicable Law relating to descent and distribution, divorce and community

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property, and do not constitute an equity or ownership interest in Parent or the Surviving Corporation, (ii) no Company Securityholder shall have any rights as a security holder of the Surviving Corporation or Parent as a result of such Company Securityholder’s contingent right to receive any Contingent Consideration hereunder and (iii) no interest is payable with respect to any Contingent Consideration (except in accordance with Article VIII).

(i) Notwithstanding anything to the contrary in this Agreement, none of the Stockholders’ Agent, the Payments Administrator, Parent, Merger Sub or the Surviving Corporation (or any Affiliate thereof) shall be liable to a holder of a Certificate for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(j) Notwithstanding anything to the contrary in this Agreement, any of Parent, the Payments Administrator or the Surviving Corporation (pursuant to Parent’s request) will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Securityholder such amounts as Parent or the Payments Administrator determine in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of Applicable Laws relating to Taxes. Such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Company Securityholders in respect of which such deduction and withholding was made by Parent, the Stockholders’ Agent or the Surviving Corporation provided such amounts are paid over to the applicable Governmental Entity.

2.8 No Further Ownership Rights in Company Stock. The right to receive the applicable consideration upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including the contingent right to receive payment of the Milestone Consideration or Earn-Out Consideration, if any) shall be in full satisfaction of all rights pertaining to Company Capital Stock (including any rights to receive accumulated but undeclared dividends, if any). At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Capital Stock outstanding prior to the Effective Time on the records of the Surviving Corporation. From and after the Effective Time, the holders of Certificates representing ownership of shares of Company Capital Stock outstanding prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, as applicable, (including any rights to receive accumulated but undeclared dividends, if any) except as otherwise specifically provided for herein. If, after the Effective Time, Certificates are presented to Parent or the Surviving Corporation (or any Affiliate thereof) for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates representing Company Capital Stock shall have been lost, stolen or destroyed, the Payments Administrator shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an acceptable affidavit of that fact by the holder thereof and the delivery of such other documents reasonably requested by the Payments Administrator, the applicable Estimated Closing Merger Consideration; provided, however, that Parent may, in its sole discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to execute and deliver an indemnity agreement with respect to such Certificate in a form reasonably acceptable to Parent.

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2.10 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time and which is held by a Company Stockholder who has not consented to the adoption of this Agreement (such shares being referred to collectively as “Dissenting Shares,” and such stockholder being a “Dissenting Stockholder”) shall not be converted into a right to receive the consideration to which the holder of such share would be entitled pursuant to Section 2.6, but rather shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Section 262 of Delaware Law (the “Appraisal Rights Statute”). In accordance with and in satisfaction of the requirements of Sections 228 and 262 of Delaware Law, the Surviving Corporation covenants and agrees to cause the notice required pursuant to Section 262(d)(2) of Delaware Law to be mailed no later than ten (10) Business Days following the Effective Date to each Company Stockholder who has not previously executed the Stockholders’ Written Consent and to provide any additional notice or other information to the Company Stockholders as may be required by Delaware Law or the Company Organizational Documents. Notwithstanding the foregoing, if any Dissenting Stockholder fails to perfect such stockholder’s appraisal rights under the Appraisal Rights Statute, or otherwise waives, withdraws or loses such rights with respect to any Dissenting Shares, or in the event that a court of competent jurisdiction shall determine that such stockholder is not entitled to relief provided under the Appraisal Rights Statute, such Dissenting Shares shall thereupon automatically be converted into and represent only the right, as of the Effective Time, to receive the applicable amounts provided in Section 2.6, without interest thereon, pursuant to the exchange procedures set forth in Section 2.6, and shall not thereafter be deemed to be Dissenting Shares.

2.11 Taking of Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Article II and to vest the Surviving Corporation with full right, title and possession to all Assets, rights, privileges, powers and franchises of the Company and Merger Sub, Parent and the Surviving Corporation are fully authorized in their respective names to take, and will take, all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.

2.12 Treatment of Company Options and Warrants. The Company and the board of directors of the Company (or a duly authorized committee or subcommittee thereof) shall take all necessary and appropriate action so that the Company Options and the Warrants shall be treated as provided in this Section 2.12.

(a) Company Options. All Company Options (or portion thereof) that are outstanding as of immediately prior to the Effective Time shall remain outstanding after the Effective Time; provided that, if any holder of a Company Option (or portion thereof) that is outstanding as of immediately prior to the Effective Time executes and delivers an option surrender agreement in the form attached as Exhibit H (an “Option Surrender Agreement”) at or prior to the Effective Time, each such Company Option held by such holder and subject to such Option Surrender Agreement shall be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof be converted into the right following the Effective Time to receive, when and if payment of Merger Consideration, if any, is required to be paid pursuant to this Agreement, an amount of consideration in accordance with the Payout Schedule. The Company Option Plan shall remain in effect after the Effective Time to the extent any Company Options

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remain outstanding after the Effective Time. No Noncompliant Securityholder shall be entitled to receive any Merger Consideration, and the Merger Consideration that otherwise would have been payable to such Noncompliant Securityholders if such Noncompliant Securityholders had executed Option Surrender Agreements prior to the Effective Time shall be payable to the other Company Securityholders on a pro rata basis after excluding the Merger Consideration that the Noncompliant Securityholders would have otherwise been entitled to receive. At or prior to the Effective Time, the Company shall in good faith determine the amounts to be reallocated from a Noncompliant Securityholder pursuant to this Section 2.12(a) and provide an updated Payout Schedule to the Payments Administrator regarding the payment of such amounts.

(b) Warrants. Prior to the Effective Time and subject to the provisions of this Article II, Article IX and other applicable provisions in this Agreement, the Company shall cause each holder of an outstanding Warrant to execute and deliver a warrant surrender agreement in the form attached hereto as Exhibit I (the “Warrant Surrender Agreement”) providing that each such outstanding Warrant shall, upon the terms and subject to the conditions set forth therein, be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof be converted into the right following the Effective Time to receive, when and if a payment of Merger Consideration, if any, is required to be paid pursuant to this Agreement, an amount of consideration in accordance with the Payout Schedule.

2.13 Closing Deliveries by the Company.

(a) At or prior to the Closing, the Company shall deliver or cause to be delivered to Merger Sub and Parent:

(i) counterparts of the Escrow Agreement, duly executed by the Stockholders’ Agent and the Escrow Agent;

(ii) payoff letters and such other documentation as Parent shall reasonably request in order to evidence that the Company has discharged and repaid in full or terminated all Indebtedness of the Company and any liens or other encumbrances related thereto;

(iii) a certificate executed on behalf of the Company by the Chief Executive Officer and Secretary of the Company certifying the satisfaction of the conditions set forth in Section 6.1(a) and (b) and Section 6.2(a), (b) and (f);

(iv) a certificate of the Secretary of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder;

(v) evidence in form and substance acceptable to Parent to the effect that the Necessary Consent has been obtained;

(vi) (A) a copy of the certificate of incorporation of the Company, as amended through the Effective Time certified by the Secretary of State of the State of Delaware; (B) a copy of the bylaws of the Company certified by an officer of the Company; (C) minutes or action by written consent in lieu of a meeting of the board of directors of the Company approving the Merger and the transactions related thereto certified by an officer of the Company; and (D) a copy of the Stockholders’ Written Consent certified by an officer of the Company;

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(vii) good standing certificates for the Company from the Secretary of State of the State of Delaware and from the Secretary of State in each other jurisdiction in which the properties owned or leased by the Company, or the operation of its business in such jurisdiction, requires the Company to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five (5) Business Days prior to the Closing Date and accompanied by bring-down confirmations of status dated as of the Closing Date;

(viii) a certificate of the Secretary of the Company certifying the results of any 280G Shareholder Vote;

(ix) a certificate from the Company, complying with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c) and dated as of the Closing Date, certifying that the Company is not, and has not at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code been, a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) and that no interest in the Company is a United States real property interest (within the meaning of Section 897(c)(1) of the Code), and the Company shall further deliver to Parent a copy of the written notice with respect to such certification that the Company shall have provided to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2);

(x) the Certificate of Merger, duly executed by the Company;

(xi) letters of resignation, effective as of the Effective Time, from each of the directors and officers of the Company designated by Parent prior to the Closing; and

(xii) a certificate signed by the Chief Executive Officer of the Company stating that the information set forth in the Payout Schedule delivered by the Company to Parent in accordance with Section 5.15 is true and correct in all respects;

(xiii) a Warrant Surrender Agreement duly executed by the Company and each holder of a Warrant that is outstanding as of immediately prior to the Effective Time;

(xiv) an Option Surrender Agreement duly executed by the Company and each holder of Company Options listed in Section 2.13(a)(xiv) of the Company Disclosure Letter; and

(xv) confidentiality agreements in form and substance reasonably acceptable to Parent, executed by each member of the Advisory Group;

(xvi) the Amendment to Notes, duly executed by the Company and the holders representing more than 50% of the aggregate outstanding principal amount of each series of the Convertible Debt converting such Convertible Debt into shares of Series C Preferred Stock; and

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(xvii) the Charter, certified by the Secretary of State of the State of Delaware, evidencing conversion of the Convertible Debt into shares of Series C Preferred Stock.

2.14 Closing Deliveries by Parent and Merger Sub.

(a) At or prior to the Closing, Parent or Merger Sub shall deliver to the Payments Administrator the amount required to be deposited pursuant to Section 2.7(b).

(b) At or prior to the Closing, Parent or Merger Sub shall deliver to the Company:

(i) counterparts of the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(ii) evidence of wire transfer to the Payments Administrator of the amount set forth in Section 2.7(b);

(iii) evidence of wire transfer to the Escrow Agent of the Escrow Amount;

(iv) a certificate of the Secretary or an Assistant Secretary of Parent certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder; and

(v) a certificate executed on behalf of Parent by an authorized officer of Parent certifying the satisfaction of the conditions set forth in Section 6.3(a) and (b).

(c) At or prior to the Closing, Parent shall deliver or cause to be delivered the Escrow Amount to the Escrow Agent, in accordance with the Escrow Agreement and Section 2.7(f).

2.15 Purchase Price Adjustment.

(a) Prior to the Closing Date, the Company shall have delivered to Parent the Company’s estimates, along with reasonable supporting detail thereof, of the Closing Debt (the “Estimated Closing Debt”), Closing Cash (the “Estimated Closing Cash”), unpaid Company Transaction Expenses (“Estimated Unpaid Company Transaction Expenses”), Working Capital as of the Closing Date (the “Estimated Working Capital”) (including a reasonably detailed description of each component thereof) and, based upon such calculations, the difference between the Estimated Working Capital and the Baseline Working Capital, such estimates to be prepared in good faith and in accordance with GAAP.

(b) Promptly following the Closing Date, but in no event later than ninety (90) days after the Closing Date, Parent will prepare and submit to the Stockholders’ Agent a statement (the “Closing Date Statement”) setting forth in reasonable detail, Parent’s calculation of the Closing Debt (“Proposed Closing Debt”), Closing Cash (“Proposed Closing Cash”), Closing Working Capital (“Proposed Final Working Capital”) and unpaid Company Transaction Expenses (“Proposed Unpaid Company Transaction Expenses”) and, based upon such calculations, the Closing Merger Consideration (“Proposed Closing Merger Consideration”), and any supporting documentation relevant to such calculations, which are to be prepared in good faith and in accordance with GAAP.

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If the Stockholders’ Agent disputes or objects to the calculation of any of the Proposed Closing Debt, Proposed Closing Cash, Proposed Final Working Capital or Proposed Unpaid Company Transaction Expenses, the Stockholders’ Agent will notify Parent in writing (such notice being the “Objection Notice”) of its disputes or objections no later than thirty (30) days after receipt of the Closing Date Statement and will set forth, in writing and in reasonable detail, the reasons for the Stockholders’ Agent’s objections. If the Stockholders’ Agent fails to deliver an Objection Notice no later than thirty (30) days after receipt of the Closing Date Statement, the Company Securityholders will be deemed to have accepted the Proposed Closing Debt, Proposed Closing Cash, Proposed Final Working Capital and Proposed Unpaid Company Transaction Expenses as calculated by Parent, and such amounts shall be deemed to be final and binding for all purposes hereunder. If Parent does not prepare and timely deliver a Closing Date Statement as described in the first sentence of this Section 2.15(b), the Estimated Closing Debt, Estimated Closing Cash, Estimated Unpaid Company Transaction Expenses and Estimated Working Capital delivered at Closing shall become final and binding for all purposes hereunder. If the Stockholders’ Agent delivers an Objection Notice no later than such thirty (30) day period, the Stockholders’ Agent and Parent will endeavor in good faith to resolve any disputed matters no later than fifteen (15) Business Days after receipt by Parent of the Stockholders’ Agent’s Objection Notice. If the Stockholders’ Agent and Parent are unable to resolve the disputed matters in accordance with the preceding sentence, the Stockholders’ Agent and Parent will appoint the Neutral Auditor to resolve the matters in dispute in accordance with Section 2.15(c). The fees and expenses of the Neutral Auditor will be paid by the Stockholders’ Agent (on behalf of the Company Securityholders), on the one hand, and by Parent, on the other hand, in the same proportion that the dollar amount of the disputed items that are not resolved in favor of Parent or the Stockholders’ Agent, as applicable, bears to the total dollar amount of disputed items resolved by the Neutral Auditor. The Closing Debt, Closing Cash, Closing Working Capital and Unpaid Company Transaction Expenses as of the Closing Date, as finally determined pursuant to this Section 2.15(b) or Section 2.15(c) are referred to herein as the “Final Closing Debt,” “Final Closing Cash,” “Final Working Capital,” and “Final Unpaid Company Transaction Expenses,” respectively.

(c) If the disputed matters referenced in Section 2.15(b) are submitted to the Neutral Auditor in accordance with Section 2.15(b), the provisions of this Section 2.15(c) shall apply. Each Party agrees to promptly execute a reasonable engagement letter, if requested to do so by the Neutral Auditor. The Neutral Auditor shall be provided with such information and records, which may include on-site access and access to personnel, relating to such dispute as it may reasonably request and Parent and the Stockholders’ Agent, and their respective representatives, shall cooperate fully with the Neutral Auditor. Parent and the Stockholders’ Agent shall be entitled to submit presentations and other documentation to support their respective calculations of each such disputed item to the Neutral Auditor and shall instruct the Neutral Auditor to, and the Neutral Auditor shall, make its determination based solely on information and records provided to the Neutral Auditor in accordance with this Section 2.15(c) and on such documentation and presentations submitted by the Stockholders’ Agent and Parent in accordance with the guidelines and procedures set forth in this Agreement and in the engagement letter referred to in this Section 2.15(c) and not on the basis of an independent review. The Neutral Auditor shall be directed to resolve such disputes, determine such values, calculate such disputed items as of the Closing Date (in accordance with this Section 2.15(c)) and deliver a written determination of such disputed items as of the Closing Date within thirty (30) days after being retained as provided in this Section 2.15(c). With respect to each submitted disputed item, the Neutral Auditor’s determination shall be within

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the range of values assigned to such disputed item by Parent and the Stockholders’ Agent. Any finding by the Neutral Auditor shall be: (i) a reasoned award stating in reasonable detail the findings of fact on which it is based; (ii) final, non-appealable and binding upon the Stockholders’ Agent, the Company Securityholders and Parent, and their respective Affiliates, representatives, successors and assigns; and (iii) accompanied by a certificate from the Neutral Auditor certifying that it reached such findings in accordance with the provisions of this Section 2.15(c). The Neutral Auditor’s written determination of the Final Closing Debt, Final Closing Cash, Final Working Capital and Final Unpaid Company Transaction Expenses and, based on such amount, the Closing Merger Consideration, as of the Closing Date shall include a schedule setting forth all material calculations used in arriving at such determination and shall be based solely on information provided to the Neutral Auditor by Parent and the Stockholders’ Agent in accordance herewith.

(d) If the Estimated Closing Merger Consideration is more than the Closing Merger Consideration, as finally determined in accordance with Sections 2.15(b) or 2.15(c), then the amount of the difference between the Estimated Closing Merger Consideration and the Closing Merger Consideration shall be paid to Parent from the Escrow Fund. Any amounts payable to Parent pursuant to this Section 2.15(d) will be made not later than five (5) Business Days after the determination of the Closing Merger Consideration by wire transfer of immediately available funds to an account designated in advance in writing by Parent. If the Closing Merger Consideration is greater than the Estimated Closing Merger Consideration, the amount of the difference between the Closing Merger Consideration and the Estimated Closing Merger Consideration (the “Excess Consideration”) shall be paid by Parent to the Payments Administrator for payment to the Company Securityholders in accordance with the Payout Schedule not later than five (5) Business Days after the determination of the Closing Merger Consideration.

(e) Following the Effective Time, the Stockholders’ Agent and Parent shall cooperate and provide each other and, if applicable, the Neutral Auditor, and their respective representatives, reasonable assistance and access to such books, records and employees as are reasonably requested in connection with the matters addressed in this Section 2.15.

2.16 Withholding of Tax. Notwithstanding anything to the contrary in this Agreement, Parent and the Payments Administrator will be entitled to deduct and withhold from the consideration otherwise payable to the Company Securityholders pursuant to this Agreement such amounts as Parent and Payments Administrator mutually determine in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Applicable Laws relating to Taxes. Such withheld amounts will be treated for all purposes of this Agreement as having been paid by Parent to the Company Securityholders to the extent such amounts are timely paid over to the appropriate governmental authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, except as otherwise provided herein, the statements contained in this Article III are true and correct as of the date hereof and as of the Closing (unless the particular statement speaks expressly as of a particular date, in which case it is true and correct only as of such date):

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3.1 Organization, Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing, if applicable, under the Applicable Laws of the jurisdiction of its incorporation. The Company has the requisite corporate power and authority to own, lease and operate its Assets and to carry on its business as now being conducted (but not taking into account the transactions contemplated by this Agreement) (collectively, the “Current Company Business”). The Company is duly qualified to do business, and is in good standing, if applicable, in each jurisdiction where the operation of the Current Company Business by the Company requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to cause a Company Material Adverse Effect. The Company has delivered, or made available, to Parent or its advisors true and correct copies of the certificate of incorporation and bylaws of the Company as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of the Company Organizational Documents. The Company has no Subsidiaries. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2 Authority.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Required Stockholder Vote, to consummate the Merger. The affirmative vote or consent of (i) a majority of the issued and outstanding shares of Company Common Stock, Series A Preferred Stock (on an as-converted to Company Common Stock basis) and Series B Preferred Stock (on an as-converted to Company Common Stock basis), voting together as a single class, and (ii) seventy-three percent (73%) of the issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, outstanding on the record date chosen for purposes of determining the stockholders of the Company entitled to vote on the approval of this Agreement is the only vote of the holders of any Company Capital Stock necessary under Delaware Law to approve this Agreement and the Merger (the “Required Stockholder Vote”), and is the only vote of the holders of any Company Capital Stock necessary to consummate the Merger and the other transactions contemplated hereby (other than the filing and recordation of the Certificate of Merger and such other documents as required by Delaware Law). The Board of Directors of the Company has duly (i) declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement in accordance with the provisions of Delaware Law, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval by written consent, and (iv) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Applicable Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

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(b) The execution and delivery of this Agreement by the Company does not constitute, and the consummation by the Company of the transactions contemplated hereby will not result in, a termination, or breach or violation by the Company of, or a default by the Company under (with or without notice or lapse of time, or both), or result in a lien (except for Permitted Encumbrances) or any loss of any right of the Company under, or require a consent or waiver under (i) any provision of the Company Organizational Documents (ii) any Contract, (iii) any Applicable Law applicable to the Company or any of its Assets, except in the case of clauses (ii) or (iii) where such termination, breach, violation or default, individually or in the aggregate, would not reasonably be expected to cause a Company Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by the Company at or prior to the Effective Time in order for the Company to execute and deliver this Agreement or to consummate the Merger, except for: (x) the filing of the Certificate of Merger as provided in Section 2.2 and (y) such consent, approval, order or authorization of, or registration, declaration or filing that would not, individually or in the aggregate, reasonably be expected to be material to the Company. The filing set forth in (x) is referred to herein as the “Necessary Consent.”

(c) The Company is not subject to the provisions of Section 2115 of the California Corporations Code.

3.3 Financial Statements; Bank Accounts; Books and Records.

(a) The Company has delivered to Parent or its advisors (i) the audited balance sheets and statements of operations, stockholders’ equity and cash flows of the Company as of and for the fiscal years ended December 31, 2015 and December 31, 2016 and (ii) (A) the unaudited balance sheet of the Company as of December 31, 2017 (the “Company Balance Sheet”) and (B) the unaudited statement of operations of the Company for the twelve-month period ended December 31, 2017 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition of the Company as of the dates indicated therein and the results of operations and cash flows of the Company for the periods indicated therein, subject, in the case of the interim financial statements, to normal year-end adjustments, which adjustments will not be material in amount or significance. The Company Financial Statements were prepared in accordance with the books of account and other financial records of the Company, which books of account and other financial records are accurate, complete and current in all material respects.

(b) The Company maintains adequate internal controls for a company of its size and sophistication, which internal controls are reasonably designed to ensure that (i) transactions are executed with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the Company Financial Statements in accordance with GAAP and to maintain accountability for the assets of the Company; and (iii) access to the assets of the Company is permitted only in accordance with management’s general or specific authorization. To the Company’s knowledge, there have been no instances of fraud, whether or not material, that have occurred since January 1, 2015. None of the Company nor any director or officer, nor, to the Company’s knowledge, any Employee, accountant or auditor of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim of impropriety, irregularity or misconduct, whether written or oral, regarding the accounting or auditing practices and procedures of the Company or its internal accounting controls.

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(c) Section 3.3(c) of the Company Disclosure Letter sets forth the following: (i) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or a safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (ii) a true and complete list and description of each such account, box or relationship, indicating in each case the number of each account and the respective officers, Employees, agents or other similar representatives of the Company having signatory power with respect thereto.

(d) Except as set forth on Section 3.3(d) of the Company Disclosure Letter, as of the date of this Agreement, (i) there is no Indebtedness and (ii) there are no undrawn letters of credit for which the Company is an account party. Section 3.3(d) of the Company Disclosure Letter sets forth, as of the close of business on the Business Day immediately preceding the date hereof, the amount of Cash.

(e) Section 3.3(e) of the Company Disclosure Letter lists, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the SEC) effected by the Company. Section 3.3(e) of the Company Disclosure Letter lists all non-audit services performed by the Company’s independent registered public accounting firm for the Company.

(f) The Company has not extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. Section 3.3(f) of the Company Disclosure Letter identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act would apply.

(g) Frank, Rimerman + Co. LLP, the Company’s current independent registered public accounting firm, is and has been at all times since its engagement by the Company in 2014 (i) “independent” with respect to the Company within the meaning of Regulation S-X and (ii) in compliance in all material respects with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(h) The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company Stockholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company.

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3.4 Capitalization; Shares and Stockholder Information.

(a) Capitalization. The authorized capital stock of the Company consists of 30,298,100 shares, comprising (i) a class of 2,096,699 shares of Company Common Stock and (ii) a class of 28,201,401 shares of preferred stock, par value $0.00001 per share (“Preferred Stock”), of which (A) 403,301 shares of Preferred Stock have been designated as Series A Preferred Stock, (B) 393,734 shares of Preferred Stock have been designated as Series B Preferred Stock and (C) 27,404,366 shares of Preferred Stock have been designated as Series C Preferred Stock. As of the date hereof, 500,848 shares of Company Common Stock were issued and outstanding, 401,401 shares of Series A Preferred Stock were issued and outstanding, 337,779 shares of Series B Preferred Stock were issued and outstanding and 27,404,365.8 shares of Series C Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock and Preferred Stock (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are free of any liens or encumbrances created by the Company, and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Company Organizational Documents or any agreement to which the Company is a party or by which it is bound. As of the date of this Agreement, there were 170,291 shares of Company Common Stock reserved for issuance under the Company Option Plan, of which 140,175 shares of Company Common Stock were subject to outstanding Company Options and 29,668 shares of Company Common Stock were reserved for future option grants. As of the date of this Agreement, there were 361,412 shares of Company Common Stock reserved for issuance under the Warrants. Except as set forth in this Section 3.4, as of the date hereof, there are no options, warrants, calls, rights, commitments or agreements that are outstanding to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any option, warrant, call, right, commitment or agreement regarding shares of Company Capital Stock. There are no other contracts, commitments or agreements relating to the voting, purchase or sale of the Company’s capital stock (i) between or among the Company and any of its stockholders, and (ii) to the Company’s knowledge, between or among any of the Company’s stockholders. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter (“Voting Debt”). As of the date hereof, there are no declared and unpaid dividends on any share of Company Capital Stock.

(b) Shares and Stockholder Information. Section 3.4(b) of the Company Disclosure Letter sets forth, as of the date hereof: (i) the name and the true and correct number of shares of Company Capital Stock that each current stockholder of the Company holds of record; and (ii) to the Company’s knowledge, the address of such stockholder. Section 3.4(b) of the Company Disclosure Letter contains a correct and complete list of each outstanding Company Option, including the holder and his or her address, the Company Option Plan under which it was granted, date of grant, exercise price, the number of shares subject thereto and the vesting schedule. Section 3.4(b) of the Company Disclosure Letter contains a correct and complete list of each outstanding Warrant, including the holder and his, her or its address, date of grant, purchase price and number of shares subject thereto.

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(c) Company Options. The Company has provided to Parent a true and complete copy of the Company Option Plan and all Contracts evidencing Company Options. The Company Option Plan was approved by the Company Stockholders. No Company Option is exercisable for any class or series of Company Capital Stock other than Company Common Stock. At the time of issuance, the exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock as of the date of grant of such Company Option. All grants of Company Options were validly issued and properly approved by the Company’s board of directors (or a duly authorized committee or subcommittee thereof) in compliance with all Applicable Laws and recorded on the Company Financial Statements in accordance with GAAP, and all such grants were properly made on the applicable grant dates as reflected in the Company Financial Statement. As of the Effective Time, the Company Options set forth in Section 3.4(c) of the Company Disclosure Letter shall be cancelled or otherwise terminated in accordance with the Option Surrender Agreement applicable to such Company Options and no former holder of such Company Options will have any rights with respect to such Company Options other than the right to receive the payments as specified in Section 2.12(a).

(d) Warrants. The Company has provided to Parent a true and complete copy of all Contracts pursuant to which any Warrant is outstanding. As of the Effective Time, all Warrants shall be cancelled or otherwise terminated in accordance with the Warrant Surrender Agreement or otherwise and no Person will have any rights with respect to any Warrant other than the right to receive the payments specified in Section 2.12(b).

(e) Convertible Debt. The Company has provided to Parent a true and complete copy of all Contracts pursuant to which any Convertible Debt was outstanding immediately prior to the Effective Time, including any Notes relating thereto. Section 2.13(a)(ii) of the Company Disclosure Letter contains a correct and complete list of all convertible debt of the Company outstanding prior to the Effective Time. As of the Closing, all Convertible Debt has been converted into shares of Series C Preferred Stock in accordance with the Amendment to Notes and no Person shall have any rights with respect to any Convertible Debt.

(f) Stockholder Rights. Except as set forth in Section 3.4(f) of the Company Disclosure Letter, there are no Contracts between the Company and any holder of its securities, or, to the Company’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights), registration under the Securities Act or voting, of any Company Capital Stock. The transfer restrictions (and any related purchase rights) in any such disclosed agreement or any other applicable agreement have been waived by the Company and the requisite majorities of Preferred Stock and Company Common Stock required to approve such waivers in connection with the Merger, this Agreement and the other transactions contemplated hereby and true and complete copies of such waivers have been provided to Parent.

(g) Payout Schedule. The Payout Schedule sets forth a true, correct and complete summary of the allocation of the amounts payable to the Company Securityholders pursuant to this Agreement, the Warrant Surrender Agreements and the Option Surrender Agreements. The allocation of payments set forth in the Payout Schedule complies with the terms of the Company Organizational Documents.

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3.5 Absence of Certain Changes.

(a) Since November 30, 2017 (the “Company Balance Sheet Date”) and through the date hereof, a Company Material Adverse Effect has not occurred.

(b) Since the Company Balance Sheet Date and through the date hereof, there has not been: (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, (ii) any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company Capital Stock, (iv) any material change by the Company in its accounting methods, principles or practices, except as required by GAAP, or (v) any material revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

3.6 Absence of Undisclosed Liabilities. Except as disclosed in the Company Financial Statements, the Company has no Liabilities, except for (i) Liabilities shown on the Company Balance Sheet, (ii) Liabilities which have arisen in the ordinary course of business since the Company Balance Sheet Date, (iii) Liabilities incurred pursuant to Contracts in effect as of the date hereof (other than as a result of any breach or nonperformance thereof), or (iv) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

3.7 Litigation. Except as set forth in Section 3.7 of the Company Disclosure Letter, there are no, and since four (4) years prior to the date hereof, there have not been any Claims pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its officers or directors (or pending or, to the Company’s knowledge, threatened against the Company or any of the officers, directors or Employees of the Company with respect to the business of the Company). The Company is not the subject of any Claim or any inquiry or investigation by a Governmental Entity or any Third Party. The Company is not subject to any judgment, order or decree of any court or other Governmental Entity. The Company has not threatened, initiated or taken any steps towards the commencement of any Claim against any Third Party.

3.8 Intellectual Property.

(a) For purposes of this Agreement:

(i) “IP Rights” means any and all intellectual property and all rights therein and thereto of any nature or kind, under Applicable Laws, including: (A) Copyrights; (B) Patent Rights; (C) Trademark Rights; (D) domain name registrations; (E) Trade Secret Rights and other protectable rights in and to other proprietary information and materials; (F) all rights in and to Software, databases, data compilations and data collections and data, including in personally identifiable information and pre-clinical, non-clinical and clinical trial data and all aggregated data, development tools, diagrams, formulae, methods, network configurations and architectures, processes, specifications, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries); (G)

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moral rights and rights of publicity; (H) all rights and priorities afforded under Applicable Law with respect to any of the foregoing; (I) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future Infringement of any of the foregoing; (J) all rights to income, royalties or payments in any form with respect to any of the foregoing; and (K) all other intellectual property and proprietary rights.

(ii) “Copyrights” means all works of authorship, mask works and any and all other copyrights and copyrightable works, and all applications, registrations, restorations, extensions, and renewals thereof, including all rights of authorship, use, publication, reproduction, distribution, performance, display, preparation of derivative works, transformation, and rights of ownership of copyrightable works and all rights to register and obtain renewals, restorations and extensions of registrations of any of the foregoing, and all rights existing with respect to any of the foregoing under Applicable Law.

(iii) “IP License” means any Contract to which the Company is a party and pursuant to which it or has obtained or granted or has the right to obtain or a requirement to grant any IP Rights, including any license or sublicense agreements (A) granting the Company rights to use IP Rights owned or held by any other Person, or (B) pursuant to which the Company grants rights to any other Person to use any Company Intellectual Property, but in all cases excluding (X) any Contract concerning IP Rights or technology that are generally available on commercially reasonable terms and requiring aggregate annual payments of less than $25,000, and (Y) non-disclosure and confidentiality Contracts in substantially the form provided to Parent or its counsel (containing no exceptions or exclusions from the scope of its coverage), in each case of (X) and (Y) which have been disclosed to Parent.

(iv) “Patent Rights” means all national, regional and international patents, including petty patents, design patents, utility models and patents, and certificates of invention, and applications for any of the foregoing, including all provisional applications, converted provisional applications, international (PCT) applications, substitutions, continuations, continuations-in-part, continuing prosecution applications, registrations, confirmations, divisions, renewals, reissues, re-examinations, extensions and supplementary protection certificates thereof, and any counterparts claiming priority therefrom or the benefit thereof under applicable intellectual property laws.

(v) “Trade Secret Rights” means any and all trade secrets, nonpublic know-how and show-how, and other confidential and proprietary information, including (in each case to the extent confidential and proprietary) business plans, schematics, algorithms, concepts, research and development information, data, product specifications, processes, records and other documentation outlining manufacturing and other processes, compounds, formulae, ideas, inventions, discoveries, drawings, prototypes, models, designs, Software and databases, and customer, patient, and supplier information and lists, and all rights existing with respect to any of the foregoing under Applicable Law.

(vi) “Company Intellectual Property” means all IP Rights that are owned, licensed, or Controlled by the Company, including the Company-Owned IP Rights and Third Party IP Rights.

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(vii) “Company-Owned IP Rights” means all IP Rights owned exclusively by the Company or jointly owned by the Company and another Person or other Persons.

(viii) “Third Party IP Rights” means all IP Rights licensed to the Company by a Third Party pursuant to any IP License.

(ix) “Trademark Rights” means all trademarks, service marks, trade names logos, trade dress, corporate names, business symbols and other indications of origin or quality, whether registered or unregistered, and all registrations and applications therefor and all renewals of any of the foregoing, together with the goodwill associated any of with the foregoing, and all rights existing with respect to any of the foregoing under Applicable Law.

(b) Section 3.8(b) of the Company Disclosure Letter sets forth a complete and accurate list of all Patent Rights, all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed), all registered Copyrights (or Copyrights for which applications for registration have been filed), and all domain name registrations, in each case owned or Controlled by the Company or any of its Affiliates immediately prior to the Closing (collectively, “Registered IP Rights”), setting forth in each case, (i) the jurisdictions in which such Registered IP Rights have been issued, or applications have been filed; (ii) all applicable registration, issuance, grant, application and serial numbers and dates; (iii) the nature of the Company’s ownership interest or other rights (e.g., sole ownership, joint ownership or in-licensed); (iv) the listed registrant(s)/applicant(s) of record and all legal owner(s) thereof; (v) all filing, maintenance and other deadlines occurring within thirty (30) days of the date hereof; and (vi) all renewal and expiration dates of such Registered IP Rights that are issued or registered occurring within two (2) years of the date hereof. Section 3.8(b) of the Company Disclosure Letter additionally sets forth an accurate and complete list of all inventions owned or Controlled by the Company as of the date hereof for which an application for registration, filing, certification, grant or issuance is currently in preparation.

(c) The Company has good, valid, unexpired, and enforceable rights, title, and interest in and to all Company-Owned IP Rights, free and clear of all liens, and except as set forth in Section 3.8(c) of the Company Disclosure Letter, the Company-Owned IP Rights are solely and exclusively owned. The Company has not placed any liens on any other Company Intellectual Property and is not aware of any liens on such other Company Intellectual Property. None of the Company Intellectual Property owned by the Company or for which the Company has the right (excluding unexercised step-in rights) or responsibility to file, prosecute and maintain (such Company Intellectual Property, the “Company Portfolio IP”), and, to the Company’s knowledge, none of the Company Intellectual Property used in the Current Company Business, is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of any dispute that might reasonably be expected to limit or restrict (A) the use of such Company Intellectual Property or (B) the assignment or license thereof by the Company or its Affiliates. As of the date hereof, the Company has not received any written notice from any Third Party challenging or threatening to challenge the right, title or interest of the Company in, to or under any Company Intellectual Property, or the scope, validity, duration, legality, priority, registrability, or enforceability of the Company Intellectual Property. The Company has not received any written notice, nor to the Company’s knowledge, has there been any threat, that the Company Intellectual

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Property used in the Current Company Business is the subject of any litigation, revocation, interference, reissue, reexamination, opposition, concurrent use, cancellation, invalidity, inter partes review, post-grant review or other similar proceeding challenging or contesting the scope, inventorship, ownership, validity or enforceability of any such Company Intellectual Property and the Company does not have knowledge of any facts or circumstances that might reasonably be expected to serve as the basis of such a proceeding that would be likely to result in an adverse judgment in any such proceeding. The Company Intellectual Property with respect to the Lead Product and, to the Company’s knowledge, the Company Intellectual Property with respect to the Other Products is, in each case, sufficient for the conduct of, and constitutes all of the IP Rights that are used in, or necessary for use in, the Current Company Business. Except as set forth in Section 3.8(c) of the Company Disclosure Letter, all Company Intellectual Property created or developed by an Employee or Contract Worker of the Company has assigned all of his or her rights to the Company pursuant to a written agreement that is fully compliant with Applicable Laws, a copy of which has been provided to Parent as of the date of this Agreement.

(d) Section 3.8(d) of the Company Disclosure Letter sets forth a complete and accurate list of all IP Licenses (except any agreements between the Company and an employee consisting only of a transfer of IP Rights to the Company). Complete and correct copies of all IP Licenses listed in Section 3.8(d) of the Company Disclosure Letter have been made available to Parent. The Company is in compliance in all material respects with all Contracts relating to any IP Rights, including all IP Licenses, and neither the Company nor, to the Company’s knowledge, any other party to a IP License, is in material breach or material default of such IP License, and (B) no event has occurred that with notice or lapse of time would constitute a material breach or material default thereunder by the Company or to the Company’s knowledge, any other party to such IP License, or would permit the modification or premature termination of such IP License by any other party thereto (except any agreements between the Company and an employee consisting only of a transfer of IP Rights to the Company).

(e) As of the date hereof, the Company has not received any written notice from any Third Party asserting a Claim or threatening to make a Claim which would adversely affect the rights of the Company, under any IP License. The Company has not received any written notice of breach or default under any IP License.

(f) All registration, maintenance and renewal fees and other fees for each item of Registered IP Rights have been made, and all documents, recordations, certificates and other material in connection with such Registered IP Rights have been filed with the relevant Governmental Entity in a timely manner for the purposes of registering, prosecuting, maintaining, enforcing, and/or perfecting such Registered IP Rights. All Registered IP Rights are (i) in good standing and subsisting (except as set forth in Section 3.8(d) of the Company Disclosure Letter), and (ii) are valid and enforceable (excluding applications for Patent Rights). To the Company’s knowledge, there are no published Patent Rights, articles or other prior art references, or any other prior art or information, that would render invalid in whole or in part any granted Company Patent or any issued claim therein. With respect to the Company Patents, to the Company’s knowledge, the Company and each of its attorneys, agents and representatives have met the duty of candor and good faith required under 37 C.F.R. § 1.56, which includes a duty to disclose all information known to that individual to be “material to patentability,” as such is defined in 37 C.F.R. § 1.56. Except as set

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forth in Section 3.8(b) of the Company Disclosure Letter, none of the Registered IP Rights has expired or lapsed, or been abandoned, disclaimed, cancelled or forfeited, in whole or in part, specifically excluding (for the avoidance of doubt) the cancellation, abandonment, or narrowing of claims in the ordinary course of prosecution before the United States Patent and Trademark Office (“USPTO”) and its foreign equivalents; and the Company has not taken any action or failed to take any action, and to the Company’s knowledge, there are no facts or circumstances that could form the basis for, or result in, the abandonment, disclaimer, cancellation, forfeiture, relinquishment, invalidation, or unenforceability of any of the Registered IP Rights, specifically excluding (for the avoidance of doubt) actions taken in the ordinary course of prosecution before the USPTO and its foreign equivalents.

(g) As of the date of this Agreement, the Company is not subject to any legally binding contract, agreement or other arrangement that restricts the Company’s use, transfer, delivery or licensing of Company Intellectual Property other than as set forth in the IP Licenses listed in Section 3.8(d) of the Company Disclosure Letter (and other than as excluded by the definition of IP Licenses).

(h) The Company owns, or otherwise possesses valid and enforceable rights to use, all Intellectual Property necessary for the development, manufacture and commercialization of the Lead Product. To the Company’s knowledge, the Company owns, or otherwise possesses valid and enforceable rights to use, all Intellectual Property necessary for the conduct of the Current Company Business and development, manufacture and commercialization of the Products other than, in the case of Combination Products, to the extent such Products contain an active ingredient not Controlled by the Company, in their existing form as currently contemplated by the Company, as evidenced by its written records, other than as set forth in Section 3.8(h) of the Company Disclosure Letter.

(i) The conduct of the business of the Company with respect to the Lead Product, and to the Company’s knowledge, with respect to Other Products, has not and does not Infringe or constitute unlawful use of the IP Rights of any other Person or constitute unfair competition or unfair trade practices under the Applicable Laws of any jurisdiction. The Company has not received any written notice relating to any actual, alleged or suspected Infringement of any IP Rights of another Person or unfair competition or unfair trade practices by the Company or any of the Company’s Employees, consultants, licensees, customers, vendors, suppliers or independent contractors, and the Company has not received any written communication that involves an offer to license or grant any other rights or immunities under any IP Rights of a Third Party that could reasonably be interpreted as alleging Infringement of such Third Party’s IP Rights. To the Company’s knowledge, there are no facts or circumstances (including the existence of any dominating or blocking claims in any valid, enforceable and issued Patent Rights or, to the Company’s knowledge, claims of published applications for Patent Rights that would be dominating or blocking if granted) that would reasonably be likely to provide a basis for any of the foregoing or that otherwise would reasonably be expected to be asserted by a Person to exclude or prevent the Company from practicing the methods claimed in Company Patents.

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(j) To the Company’s knowledge, as of the date of this Agreement, no Company Intellectual Property is being Infringed by any Third Party, and no complaints, Claims, actions, suits or proceedings (including in the form of cease-and-desist letters or offers or invitations to obtain a license) have been threatened or made by or on behalf of the Company against any Person of any actual or suspected Infringement of any Company Intellectual Property.

(k) The Company has taken all reasonable measures to protect its rights, title and interests in and to all Company Intellectual Property and to maintain, protect, and preserve the security, confidentiality, value and ownership of all non-public Company Intellectual Property (including all Trade Secret Rights), including by implementing commercially reasonable security measures and requiring any Person to which the Company provides access to such Trade Secret Rights and other non-public Company Intellectual Property to execute and deliver to the Company a confidentiality agreement consistent with clause (Y) of Section 3.8(a)(iii). To the Company’s knowledge, there has been no unauthorized access, disclosure, use, modification or other misuse of any non-public Company Intellectual Property (including any Trade Secret Rights). All current and former officers and Employees of the Company who are or were involved in, or who have participated in or contributed to, the conception, development, creation, reduction to practice, improvement to or modification of the Products or any IP Rights used or held or intended for use in the Current Company Business (or any portion thereof) have executed and delivered to the Company a valid and enforceable agreement assigning to the Company all IP Rights created in the course and scope of their engagement with the Company. All current and former consultants and contractors to the Company who are or were involved in, or who have participated in or contributed to, the conception, development, creation, reduction to practice, improvement to or modification of the Products or any IP Rights used or held or intended for use in the Current Company Business (or any portion thereof) have executed and delivered to the Company an agreement assigning to the Company all IP Rights created in the course and scope of their engagement with the Company. To the Company’s knowledge, no current or former officer, Employee or consultant of the Company is in violation of any term of any such proprietary information assignment agreement between such Person and the Company. No current or former founder, Employee, consultant or independent contractor of the Company has any right, license or claim to any IP Rights owned or purportedly owned by the Company (other than (A) any inalienable rights pertaining to authors or inventors, provided, however, that in such a case such authors or inventors have waived such inalienable rights in favor of the Company to the extent legally permissible, and (B) any limited licenses to perform services for or on behalf of the Company).

(l) Each Company Patent properly identifies all inventors who should have been named as inventors in accordance with the Applicable Laws of the jurisdiction in which such Patent Right is issued or is pending. Each inventor named on a Company Patent alone or together with any joint owners, has executed an agreement actually assigning his or her entire right, title and interest in and to such Company Patent in accordance with all Applicable Laws, and the inventions embodied and claimed therein, to the Company (or to the Person who has entered into a written agreement to license such Patent Rights to the Company), alone or together with any joint owners as appropriate. To the Company’s knowledge, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or appropriate owners under such agreement with the Company or such appropriate owners, as the case may be.

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(m) No funding, facilities, or personnel of any Governmental Entity or educational institution were used to develop or create in whole or in part, any of the Company Owned Intellectual Property. The Company has, and to the Company’s knowledge its licensors have, complied with any and all obligations pursuant to the Bayh-Dole Act, including with respect to any Company Patents, as well as any and all other obligations applicable to Company Intellectual Property as a result of the use of funding or other resources of any Governmental Entity. The Company has complied with any and all obligations applicable to it as a result of the use of funding, facilities, or personnel of any educational institution.

(n) The Company has taken all commercially reasonable steps to ensure the continued operation of the Software and databases included in the Company Intellectual Property, as well as all of its computers and other information technology infrastructure and assets used in the Current Company Business (collectively, the “IT Assets”). The IT Assets of the Company operate and perform in all material respects as is necessary and sufficient for the conduct of the Current Company Business in the manner in which it is currently being conducted. To the Company’s knowledge, all Software used in the Current Company Business is free from malicious code and does not contain any bugs, errors or problems that, in each case, would be expected to materially adversely impact the operation of any such Software.

(o) The collection, interception, storage, receipt, purchase, sale, transfer, processing and use by the Company of all data or information constituting the personally identifiable information of any natural Person (“Personally Identifiable Information”), including Employees and participants in clinical trials, are in accordance in all respects with all Applicable Laws relating to privacy, data security, and data protection and the applicable privacy policies of the Company (or applicable Company terms of use) as published on any website or any other privacy policies (or applicable terms of use), documents, or promises or representations presented to or impliedly agreed to by or on behalf of the Company with Employees or customers (actual or potential), or other Persons and to which the Company is bound or otherwise subject and any contractual obligations of the Company to its customers (actual or potential), Employees, or other Persons regarding privacy, security or confidentiality (collectively, “Personally Identifiable Information Obligations”).

(p) None of the execution or delivery of this Agreement, or the consummation of the transactions contemplated hereby or the performance by the Company of its obligations hereunder, or transfer of Personally Identifiable Information to Parent or Parent’s use of such information to carry on the business conducted by the Company (subject to the Company providing prior notice of such transfer, if required by its Personally Identifiable Information Obligations, if any) violate or will violate any of the Personally Identifiable Information Obligations of the Company.

3.9 Material Contracts.

(a) Section 3.9(a)(i) of the Company Disclosure Letter lists all of the Material Contracts in effect as of the date of this Agreement. The Company has delivered to Parent, or made available to Parent or its advisors, a complete and accurate copy (or, with respect to oral contracts, a summary thereof), of each such Material Contract and all amendments or modifications thereto that exist as of the date of this Agreement. Section 3.9(a)(ii) of the Company Disclosure Letter lists each

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Contract pursuant to which the Company or any other party thereto has material continuing obligations, rights or interests relating to the research, development, clinical trial, distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any product or product candidate for which the Company is currently engaged in research or development, in each case that is terminable by either party without penalty or other material obligation (which, for the avoidance of doubt, does not include obligations such as the return or destruction of confidential information or notice rights) on notice of thirty (30) days or less (excluding incidental and immaterial provisions, and customary indemnities, that by their terms survive termination of the relevant Contract).

(b) With respect to each Material Contract: (i) such Material Contract is in full force and effect as of the date hereof and is binding and enforceable against the Company and to the Company’s knowledge, any other party to such Material Contract, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Applicable Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law; and (ii) (A) neither the Company nor, to the Company’s knowledge, any other party to a Material Contract, is in material breach or material default of such Material Contract, and (B) to the Company’s knowledge, no event has occurred that with notice or lapse of time would constitute a material breach or material default thereunder by the Company or any other party to such Material Contract, or would permit the modification or premature termination of such Material Contract by any other party thereto.

(c) “Material Contract” means:

(i) each Contract to which the Company is a party that has continuing obligations or interests, in each case involving the payment of royalties or other amounts calculated based upon the revenues, income or other financial performance of the Company;

(ii) each Contract pursuant to which the Company or any other party thereto has continuing obligations, rights or interests relating to the research, development, clinical trial, distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any product or product candidate for which the Company is currently engaged in research or development, in each case that is not terminable by either party without penalty or other material obligation (which, for the avoidance of doubt, does not include obligations such as the return or destruction of confidential information or notice rights) on notice of thirty (30) days or less (excluding incidental and immaterial provisions, and customary indemnities, that by their terms survive termination of the relevant Contract);

(iii) each Contract evidencing Indebtedness or under which it has been imposed (or may impose) a lien on any of its assets, tangible or intangible;

(iv) each Contract with any Governmental Entity;

(v) each non-competition Contract or other Contract that limits or purports to limit either the type of business in which the Company (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage or the locations in which any of them may so engage any business;

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(vi) each Contract between or among the Company and a Related Party;

(vii) each IP License;

(viii) each Contract, whether or not made in the ordinary course of business, that would reasonably be expected to result in aggregate payments by or to the Company on or after the date of this Agreement in excess of (A) Fifty Thousand Dollars ($50,000) in the current or any future Calendar Year or (B) One-Hundred Thousand Dollars ($100,000) in the aggregate over the remaining term of such Contract;

(ix) all joint venture, partnership, strategic alliance or business acquisition or divestiture agreements or similar Contracts to which the Company is a party or has obligations or rights thereunder (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

(x) all Contracts (other than Contracts evidencing Company Options, Warrants or Convertible Debt) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any Equity Participations of the Company, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any Equity Participations of the Company, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any Equity Participations;

(xi) all leases of real property leased for the use or benefit of the Company and all leases of personal property involving annual payments by the Company in excess of One Hundred Thousand Dollars ($100,000);

(xii) each employment, consulting, severance, retention or change in control agreement or any other Contract (A) relating to the employment of, or the performance of services by, any Employee or Contract Worker of the Company, (B) pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any current or former Employee or Contract Worker, or which otherwise modifies the at-will relationship with an Employee or modifies the relationship of a Contract Worker, or (C) pursuant to which the Company is or may become obligated to make any bonus or similar payment (whether in the form of cash, stock or other securities) to any current or former Employee, director, consultant or other service provider;

(xiii) each Contract that provides for the indemnification of any Person (other than the Company Organizational Documents);

(xiv) all Contracts imposing any restriction on the right or ability of the Company to do any of the following: (A) to compete with, or solicit any customer of, any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an Employee, consultant or independent contractor; (D) to develop, sell, manufacture, supply, distribute, offer, support or service any product or technology or any other asset to or for itself or any other Person; (E) to perform services for itself or any other Person; or (F) to transact business or deal in any other manner with any other Person;

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(xv) all Contracts providing for any royalty, milestone or similar payments by the Company;

(xvi) all Contracts for the disposition of any significant portion of the assets or business of the Company or any agreement for the acquisition of the assets or business of any other Person;

(xvii) any settlement Contract or settlement-related Contract (including any Contract in connection with which any employment-related Claim is settled);

(xviii) any Contract that would entitle any Third Party to receive a license or any other right to intellectual property of Parent or Parent’s Affiliates (excluding the Company) following the Closing;

(xix) any Contract under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(xx) any Contract that, following the Closing, would bind or purport to bind Parent or any of its Affiliates (excluding the Company);

(xxi) all Contracts that, by virtue of the change in control resulting from the completion of the transactions contemplated by this Agreement, require consent or contain any clause that would trigger adverse consequences for Parent or Merger Sub or the Company (or following the Effective Time, the Surviving Corporation) or that would otherwise prevent, delay or impede the Company’s ability to consummate the transactions contemplated by this Agreement; and

(xxii) any other Contract (or group of related Contracts) either involving more than Fifty Thousand Dollars ($50,000) or not entered into in the ordinary course of business.

3.10 Title to Tangible Assets. The Company has (a) good and valid title to all of the owned tangible Assets reflected in the Company Balance Sheet and all tangible Assets of the Company acquired after the Company Balance Sheet Date (except for tangible Assets sold or otherwise disposed of since the Company Balance Sheet Date), and (b) with respect to leased tangible Assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or other encumbrances of any kind or character, except for the following (collectively, “Permitted Encumbrances”): (i) liens for current Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings with appropriate reserves established; (ii) encumbrances that do not materially impair the use of the Assets to which they relate; (iii) liens securing Indebtedness that is reflected on the Company Balance Sheet; (iv) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements, or in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; and (v) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law.

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3.11 Real Estate.

(a) The Company does not own nor has it formerly owned any real property. Section 3.11 of the Company Disclosure Letter sets forth a true and complete description of all leases, licenses, Permits, subleases, and occupancy agreements (each a “Lease” and collectively, “Leases”), with respect to all real property leased, subleased or otherwise occupied by the Company (the “Leased Real Property”) with the name of the lessor, sublessor or licensor, the name of the lessee or sublessee, the address of such Lease and the date of the lease, sublease, assignment of the lease, any guaranty given, any consent received and any leasing commissions payable by the Company in connection therewith and each amendment to any of the foregoing and all ancillary documents pertaining thereto. All Leases are in full force and effect and are binding and enforceable against the Company, and, to the Company’s knowledge, against the lessors, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Applicable Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases, as amended or modified through the date hereof, have been delivered to Parent or its advisors (or have been made available to Parent or its advisors).

(b) The Company is not in default in any material respect of any of the Leases and, to the Company’s knowledge, no other party to any of the Leases is in default thereof in any material respect. The Company has not received any notice of (i) termination or cancellation of any Lease or (ii) any proceedings in eminent domain, condemnation or other similar proceedings that are pending and served affecting any material portion of real property that is the subject of a Lease.

(c) The Leased Real Property constitutes all real property currently leased, used, occupied or held for use in connection with the Current Company Business.

3.12 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental Laws” means any Applicable Laws relating to the regulation, pollution or protection of the environment, human health or safety or natural resources, exposure of any individual to Hazardous Materials, or the handling, use, manufacturing, processing, distribution, sale, storage, treatment, transportation, Release, re-use or recycling of Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii) “Hazardous Materials” means any material, chemical, compound, substance, waste, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated or forms the basis of liability under Environmental Laws because of its hazardous, infectious or deleterious properties, including “hazardous substances” under CERCLA, “hazardous waste” and “solid waste” under RCRA, petroleum or petroleum products (including crude oil or any fraction thereof), toxic mold, asbestos, and biological, biomedical or medical waste.

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(iii) “Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into, through or upon the indoor or outdoor environment.

(b) As of the date hereof: (i) the Company is in material compliance and has complied in all material respects with all applicable Environmental Laws, has timely obtained, holds and maintains all Permits, required under Environmental Laws necessary to the conduct of the business of the Company and is in compliance in all material respects with respect thereto; (ii) there has been no Release at, on, under or from the Assets currently owned, leased or operated by the Company or any real property formerly owned, leased or operated by the Company during Company’s ownership, tenancy or operation that would be reasonably expected to result in material Liability to, or a material corrective action obligation on the part of, the Company; (iii) the Company has not arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Materials at or to any location such that it may be subject to material Liability under Environmental Laws; (iv) the Company has not received any written notice alleging that the Company may be in material violation of or subject to material Liability under any applicable Environmental Law; (v) the Company is not a party to, or named in, any order, decree, injunction or other agreement with any Governmental Entity and there is no pending, or to the knowledge of the Company, threatened actions, suits, Claims or proceedings relating to material Liability of the Company under any Environmental Law or relating to Hazardous Materials; and (vi) the Company has made available to Parent copies of all written environmental reports, studies and sampling data and other material environmental documents in its possession or under its control relating to the Company, any real property formerly owned, operated or leased by the Company or any Assets of the Company.

3.13 Taxes.

(a) As used in this Agreement, the terms “Tax” and “Taxes” mean all income, profits, gross receipts, environmental, customs duty, capital stock, sales, use, occupancy, value added, ad valorem, stamp, franchise, withholding, payroll, employment, unemployment, disability, excise, property, production, escheat and other Taxes or similar duties or assessments imposed by any Governmental Entity (whether national, state, provincial, local, municipal or otherwise) or political subdivision thereof, together with all interest, penalties and additions imposed with respect to such amounts, any interest in respect of such penalties or additions, and any Tax with respect to a taxable period or portion thereof ending on or before the Closing Date of any other Person for which the Company is or may be liable (i) as a successor or transferee, (ii) under any legally binding agreements or arrangements or (iii) otherwise by operation of law, but only to the extent for clauses (i), (ii) and (iii) that the event giving rise to the successor or transferee liability, or liability by operation of law, or the agreement or arrangement, as applicable, occurred or was entered into prior to the Closing Date.

(b) Each of the returns, declarations, estimates, information statements or reports filed or required to be filed with a Governmental Entity with respect to Taxes (“Tax Returns”) by or with respect to the Company: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All Taxes due and payable by the Company have been timely paid, except to the extent such amounts are being contested in good faith by the Company (in which case such amounts are set forth in Section 3.13(b) of the Company Disclosure Letter).

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(c) All Taxes that the Company has been required to collect or withhold have been duly collected or withheld and all Taxes collected or withheld have been duly and timely paid to the proper Governmental Entity.

(d) There has not been any audit, examination or other administrative or court proceeding for Taxes of the Company by any Governmental Entity and the Company has not been notified in writing by any Governmental Entity that any such audit, examination or other administrative or court proceeding for Taxes is contemplated or pending. No waiver or agreement by or with respect to the Company is in force for the extension of time for the payment, collection or assessment of any Taxes. No Claim has been made in writing to the Company by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. Each deficiency resulting from any completed audit or examination relating to Taxes by any Governmental Entity has been timely paid or is being contested in good faith, has been adequately reserved for on the books of the Company and is disclosed in Section 3.13(d) of the Company Disclosure Letter.

(e) The Company Financial Statements contain adequate accruals for the unpaid Taxes of the Company through the date of such Company Financial Statements. Since the Company Balance Sheet Date, the Company has not incurred any Liability for Taxes outside of the ordinary course of business.

(f) There are no liens for Taxes on any asset of the Company other than Taxes not yet due and payable.

(g) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date. The Company does not have any material income or gain reportable that is attributable to a transaction (e.g., an installment sale or open transaction disposition) which resulted in a deferred reporting of income or gain from such transaction. There is no application pending with any Governmental Entity requesting permission for any change in any accounting method of the Company, and the Internal Revenue Service has not issued in writing any pending proposal regarding any such adjustment or change in accounting method.

(h) No income has to be included by the Company under Section 108(i) of the Code (or any similar provision of the Tax laws of any jurisdiction) in respect of any cancellation of indebtedness income in any taxable period ending after the Closing Date.

(i) The Company is not a party to any written agreement with any Third Party the principal purpose of which is allocating or sharing the payment of, or Liability for, Taxes. The Company does not have any Liability for the Taxes of any Third Party under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Applicable Law) or as a transferee or successor, by contract or otherwise.

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(j) The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary return under state, local or foreign Applicable Law.

(k) The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). The Company has disclosed on its United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(l) The Company is not (and has not been for the five-year period ending at Closing) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(m) The Company has not been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 or Section 361 of the Code is applicable; nor has the Company been a party to any distribution that could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

3.14 Employee Benefit Plans.

(a) Schedule. Section 3.14(a) of the Company Disclosure Letter sets forth a list as of the date hereof of each Company Employee Plan. The Company has no commitments to establish any new Company Employee Plan, to materially modify any Company Employee Plan (except to the extent required by Applicable Law or as required by this Agreement), or to adopt or enter into any Company Employee Plan.

(b) Documents. With respect to each Company Employee Plan, the Company has provided or made available to Parent a current copy of the plan document (including amendments) or, to the extent no such copy exists, a written description of such Company Employee Plan and, to the extent applicable: (i) any related trust agreement (including amendments) and any other material contracts including insurance contracts and administrative services agreements; (ii) the most recent IRS determination letter or opinion letter; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) the most recent summary plan description and all summaries of material modifications since the most recent summary plan description; (v) any non-routine correspondence with the Department of Labor, Internal Revenue Service, or any other Governmental Entity regarding a Company Employee Plan (including, for example, any request for information about a Company Employee Plan or any notification of an audit or investigation concerning a Company Employee Plan); and (vi) the most recent annual actuarial valuation, if any. In addition, the Company has provided or made available to Parent the Company’s most recent employee handbook and all other material employment policies.

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(c) Compliance. In all material respects, each Company Employee Plan has been established, operated and maintained in accordance with its terms and in compliance with all Applicable Laws, including ERISA and the Code.

(i) Each Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that could reasonably be expected to adversely affect such qualified status.

(ii) No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that would reasonably be expected to result in any material liability.

(iii) No fiduciary or administrator (or any employee or agent thereof) of a Company Employee Plan has engaged in any transaction or acted or failed to act in a manner that could subject the Company to any material liability for breach of fiduciary duty under ERISA or any other Applicable Law (whether such liability is directly against the Company, or the result of any existing indemnity agreements).

(iv) The Company and each Company Employee Plan are in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued under each of the foregoing.

(v) Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

(vi) There are no current actions, suits or Claims pending, or, to the Company’s knowledge, threatened or reasonably anticipated (other than routine Claims for benefits) against any Company Employee Plan, against the assets of any Company Employee Plan or relating to any Company Employee Plan. There are no audits, investigations, inquiries or proceedings pending or, to the Company’s knowledge, threatened by any Governmental Entity with respect to any Company Employee Plan.

(vii) The Company is not subject to any penalty or Tax with respect to any Company Employee Plan under Section 502 of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made or paid all contributions, premium payments and other payments required by and due under the terms of each Company Employee Plan or Applicable Law.

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(viii) All contributions to all Company Employee Plans for any period ending on or before the Closing Date that are not yet due have been made to each such plan or accrued in accordance with past custom and practice of the Company and any applicable accounting requirements.

(d) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, or has ever been required to contribute to, any (i) employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) plan maintained in connection with any trust described in Section 501(c)(9) of the Code or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, and the Company does not otherwise have any obligation to provide, post-termination or retiree welfare benefits to any Person for any reason, except as may be required by COBRA or other similar applicable statute or pursuant to a severance arrangement set forth on Section 3.14(a) of the Company Disclosure Letter.

(f) Effect of Transaction.

(i) Except as described in Section 3.14(f)(i) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) No payment or benefit which will or may be made under any Company Employee Plan or any other payment that the Company has agreed to make, directly or indirectly, as of the date hereof with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder and hereafter referred to as a “Disqualified Individual”) in connection with this Agreement or the transactions contemplated hereby will be characterized as a parachute payment within the meaning of Code Section 280G(b)(2).

(iii) There is no contract, agreement, plan or arrangement to which the Company is a party or by which the Company is bound to compensate any Employee for any Tax or penalty incurred by such Employee pursuant to Sections 4999 or 409A of the Code.

(g) Employment Matters. Section 3.14(g) of the Company Disclosure Letter contains a true and complete list of the names, position titles, annual salaries (or hourly rates), incentive compensation, bonuses, other compensation, assigned work location, exemption classification under the Fair Labor Standard Act, and full-time, part-time, temporary or seasonal employee status of all Employees, as of the date hereof. Section 3.14(g) also contains a true and complete list of the names, compensation arrangement, location where services are provided and type of services provided of all Contract Workers of the Company, as of the date hereof. Section 3.14(g) of the Company Disclosure Letter further sets forth the citizenship and immigration status of

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each Employee of the Company who is not a U.S. citizen. Except for the employment agreements listed in Section 3.14(g) of the Company Disclosure Letter, all Employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages or unused vacation accrued before the termination. The Company’s relationships with all Contract Workers to the Company can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination. No Employee is on disability or other leave of absence. The Company has properly accrued in the ordinary course of business and is not delinquent in payments to any of its current or former Employees or Contract Workers for any wages, overtime, salaries, commissions, bonuses, fees or other compensation for any services performed, directly or indirectly, for the Company as of the date of this Agreement or amounts required to be reimbursed to such current or former Employees or Contract Workers. The Company is and in the past four years has been in compliance with all Applicable Laws concerning employment, employment practices, classification of Employees and Contract Workers, terms and conditions of employment, Tax withholding, prohibited discrimination, harassment and/or retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration status, hiring and termination of Employees, plant closures and layoffs, data protection and employee privacy, leaves of absence, workers compensation, pension and unemployment insurance and employment related Taxes, employee safety and health, and wages and hours. Each individual that renders services to the Company that is classified as (i) a Contract Worker or other non-employee status or (ii) an exempt or non-exempt employee, is properly classified for all purposes, including (x) Taxation and Tax reporting, (y) Fair Labor Standards Act purposes and (z) Applicable Laws governing the payment of wages (including overtime), and the Company has properly classified and treated them in accordance with all Applicable Laws and for purposes of all Company plans and perquisites. No current Employee has resigned, or threatened to resign, from Employment. No current Contract Worker has terminated, or has threatened to terminate, his/her relationship with the Company.

(h) WARN Act. On or before the Closing Date, the Seller shall provide Parent with a true, correct and complete list of all Employees whose employment has been terminated by the Company within ninety (90) calendar days preceding the Closing Date, whose work hours have been reduced within six (6) months preceding the Closing Date, or has been relocated at least 100 miles away; such list will indicate the Employee’s name, site of employment, position or job title, starting date of employment, and date of employment loss, termination or layoff, and, if applicable, the amount of hour reduction for each calendar month during the six (6) month period preceding the Closing Date. In the 12 months preceding the Closing Date, the Company has not effectuated (i) a “plant closing,” a “mass layoff,” “termination,” or “relocation” (as defined in the federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq., California Labor Code Sections 1400 et seq., or any similar law (collectively, the “WARN Act”)) that would trigger notice or liability under any federal, state, local or foreign employment notice law or collective bargaining agreement. The Company is, and has at all times been, in compliance with the WARN Act.

(i) Labor. The Company is not a party to or bound by any collective bargaining agreement, works council, or union contract with respect to its Employees and no collective bargaining agreement is currently being negotiated by the Company. The Company has not received a request by any labor union or labor organization to negotiate or enter into any such collective

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bargaining agreement. The Company has no duty to recognize or bargain with any labor union or labor organization or other Person purporting to act as the exclusive bargaining representative of any Employees of the Company with respect to wages, hours or other terms and conditions or to engage in effects bargaining or other bargaining relating to or in connection with, or to provide advance notice of, any prior or contemplated transactions. There is no labor dispute, strike or work stoppage against the Company pending or, to the Company’s knowledge, threatened in writing or reasonably anticipated which may materially interfere with the respective business activities of the Company. To the Company’s knowledge, none of the Company or any of its representatives or Employees has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company. There are no, and within the last four years there have been no, (i) Claims with respect to employment or labor matters (including, relating to or asserting allegations of employment discrimination, harassment, retaliation, misclassification, wage and/or hour violations or unfair labor practices) existing, pending or, to the knowledge of the Company, threatened against or involving the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally or (ii) strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of the Company, threatened against or involving the Company. Except as set forth in Section 3.14(i) of the Company Disclosure Letter, the Company is not, and within the past four years has not been, subject to any audit or investigation by any Government Authority, or subject to any Order or private settlement contract with respect to any of the Company’s labor or employment practices or policies. The Company is, and at all times has been, in compliance with the requirements of the Immigration Reform Control Act of 1986. Every Employee who requires permission and/or authorization to work in the jurisdiction in which they carry out their employment had at the time of hire current and appropriate permission and/or authorization to work in that jurisdiction.

3.15 Insurance.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all insurance policies, fidelity bonds and self-insurance under which the Company has been an insured, the named insured or otherwise the principal beneficiary of coverage or which have provided coverage for the Company’s assets or liabilities at any time within the past year (collectively “Insurance Policies”) showing each of the following: (i) the name(s) of the insurer(s) or underwriters and the named insured; (ii) the policy number; (iii) the policy period and type of coverage; (iv) the premium charged; (v) the limit(s), deductibles, retentions or co-insurance; and (vi) a current, complete and accurate list of all insurance Claims, occurrences, circumstances and other matters notified to the insurer during the year preceding the date of this Agreement. The Company has made available to Parent true and complete copies of all Insurance Policies (or, if such Insurance Policies have not yet been issued, binders of insurance) together with all endorsements, schedules, amendments, side letters, certificates of insurance and similar documents related thereto.

(b) With respect to such Insurance Policies: (i) each Insurance Policy is legal, valid, binding and enforceable in accordance with its terms and, except for Insurance Policies that have expired under their terms in the ordinary course of business, is in full force and effect; and (ii) the Company is not in breach in any material respect or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the Insurance Policy.

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(c) The Company has paid all premiums when due and has otherwise performed in all material respects all its obligations under all Insurance Policies. No insurer has threatened to terminate, cancel, rescind or avoid any of the Insurance Policies. The Company has not received any written notice or other written or electronic communication from any insurer indicating that the insurer will not renew any Insurance Policy or that the insurer intends to reduce the scope or limits of coverage or to materially increase the deductibles, retentions, co-insurance or the premiums for such Insurance Policies. There are no material Claims for coverage asserted by or on behalf of the Company that are currently pending under any policy of insurance, regardless of the policy period.

3.16 Compliance With Laws; Permits.

(a) Compliance. The Company and any Person performing services for or on behalf of the Company, is, and has at all times been, acting or operating in compliance in all material respects with all Applicable Laws, including those applicable to any Product. Neither the Company, nor, to the Company’s knowledge, any Person acting for it or on its behalf, has (i) received any written notice, notification or communication from any Governmental Entity or other Person regarding any actual or possible violation of, or failure to comply with any provision of, any Applicable Law or Order, including any Applicable Law or Order applicable to any Product, or (ii) filed or otherwise provided any notice, notification or communication to any Governmental Entity or other Person regarding any actual or possible violation of, or failure to comply with any provision of any Applicable Law. There is no judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing the Current Company Business.

(b) Neither the Company, nor to the Company’s knowledge, any director, officer, agent or Employee of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or Employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other United States federal, foreign or state anti-corruption or anti-bribery law or requirement applicable to the Company, in each case ((i) and (ii)), with respect to the business, or on behalf, of the Company.

(c) Permits. The Company and any Person performing services for or on behalf of the Company, is and has at all times been in possession of all permits, registrations, notifications, franchises, grants, authorizations (including marketing and testing authorizations), concessions, licenses, easements, variances, exceptions, exemptions, consents, certificates, clearances, approvals and Orders of or with any Governmental Entity, including the FDA, (“Permits”) necessary for it to own, lease and operate its properties or to carry on the Current Company Business, and as the same has been conducted or as it is now proposed to be conducted, except where the failure to possess such Permits would not reasonably be expected to result in a Company Material Adverse Effect. Each Permit is valid and in full force and effect, and accurate and complete copies of all Permits held by the Company have been delivered to Parent. A true and complete list of all Permits held by

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the Company is set forth in Section 3.16(c) of the Company Disclosure Letter. As of the date hereof, no revocation, suspension, limitation, cancellation, termination or withdrawal of any of the Company Permits is pending or, to the Company’s knowledge, threatened. The Company is in compliance in all material respects with the terms of the Permits. The Company has not received any notice from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any material term or requirement of any Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or limitation of any Permit.

3.17 Brokers’ and Finders’ Fee. Except for fees owing to Raymond James & Associates, Inc., no broker, finder, financial advisor, investment banker or other Person is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from the Company in connection with the Merger, this Agreement or any transaction contemplated hereby based on arrangements or authorization made by or on behalf of the Company.

3.18 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) is applicable to the Merger. The board of directors of the Company has taken all action so that neither Parent nor Merger Sub will be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 203 of Delaware Law) as a result of the execution of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby.

3.19 Regulatory Compliance.

(a) The Products have been researched, developed, tested, manufactured, handled, labeled, packaged, stored, supplied, promoted, distributed, marketed, commercialized, imported, exported, and sold by or on behalf of the Company, as applicable, in compliance with the FDCA, other Health Care Laws, and all other Applicable Law.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth an accurate and complete listing as of the date hereof by study title and report number of all pre-clinical studies and clinical trials previously or currently undertaken or sponsored with respect to any Product in connection with or as the basis for any regulatory submission by or on behalf of the Company to the FDA or any other Regulatory Authority, whether inside or outside of the United States. The Company has made available to Parent accurate and complete copies of the study reports of (i) all clinical, pre-clinical and non-clinical trials conducted by or on behalf of the Company with respect to any Product, and (ii) all clinical, pre-clinical and non-clinical study reports submitted to a Regulatory Authority with respect to any Product. Section 3.19(b) of the Company Disclosure Letter lists all clinical trial sites for all clinical trials conducted by or for or on behalf of the Company with respect to any Product.

(c) All pre-clinical studies and clinical trials, and other studies and tests with respect to any Product that have been or are being conducted by or for or on behalf of the Company, including each such study conducted at the sites listed in Section 3.19(b) of the Company Disclosure Letter, are being or have been conducted in compliance with the required experimental protocols, procedures and controls, including as applicable cGLP, cGCP and all other Applicable Law, and have employed the procedures and controls generally used by qualified investigators in pre-clinical studies and clinical trials of products comparable to those being developed by the Company.

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(d) Since January 1, 2015, the Company and, to the Company’s knowledge, the manufacturer(s) that manufacture or have manufactured any Product or any ingredient or component thereof for or on behalf of the Company during such period, at all times have been, and currently are, in compliance in all material respects with FDA’s registration and listing requirements to the extent required by Applicable Law in relation to the manufacture of any Product or any ingredient or component thereof, and all Products and any ingredients or components thereof, have been manufactured in accordance with all Applicable Law, including cGMP.

(e) Neither the Company nor any representative of the Company nor, to the Company’s knowledge, any of its licensees or assignees of Company-Owned IP Rights has received any written notice that (i) the FDA or any other Governmental Entity or any institutional review board, independent ethics committee, data safety monitoring board or other oversight body with respect to any ongoing clinical trial has initiated, or threatened to initiate, any action to suspend or terminate any clinical trial sponsored by, or to suspend or terminate any Investigational New Drug Application or any comparable foreign regulatory application held by, the Company or any of its licensees or assignees of Company-Owned IP Rights with respect to any Product, or (ii) the FDA or any other Governmental Entity has initiated or threatened to initiate any action to limit or suspend the manufacture of any Product, and to the Company’s knowledge, there are no facts that would reasonably be expected to give rise to such an action described in (i) or (ii) of this Section 3.19(e).

(f) Neither the Company nor any of its directors or officers, nor to the Company’s knowledge, any Employees or agents acting for or on behalf of the Company has committed any act, made any statement or failed to make any statement that has provided, or that would reasonably be expected to provide, a basis for the FDA to invoke its policy regarding “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither the Company, nor any director or officer, or to the Company’s knowledge, any Employee or agent acting for or on behalf of the Company has been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar Applicable Law, (ii) disqualification or restriction as a clinical investigator by the FDA or other Governmental Entity, or (iii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Applicable Law.

(g) Except as reported in the study reports for the clinical trials of the Products, the Company has no knowledge of any material product complaints with respect to any Product or Unexpected Adverse Events reportable to the FDA or other Governmental Entities, investigators, institutional review boards or independent ethics committees, recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, safety alerts, field safety corrective actions or other notice of action relating to an alleged lack of safety, efficacy or quality of any Product (collectively, “Safety Notices”). Section 3.19(g) of the Company Disclosure Letter lists all of the following: (i) all such Safety Notices; (ii) the dates that such Safety Notices, if any, were resolved or closed; and (iii) any Safety Notices or material product complaints with respect to any Product that are currently unresolved. To the Company’s knowledge, there are no facts that would be reasonably likely to result in a material Safety Notice with respect to any Product or a termination or suspension of testing of any Product.

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(h) All material reports, certifications, declarations, or other technical documentation, applications, Claims and notices required to be filed, maintained, or furnished to any Governmental Entity by the Company have been so filed, maintained or furnished. All applications, notifications, certifications, declarations, submissions, information, Claims, reports, statistics, technical documentation and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit relating to any Product or the business of the Company, when submitted to the relevant Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the relevant Governmental Entity.

(i) The Company has made available to Parent true and correct copies of all material forms, licenses, reports, applications, correspondence, and meeting minutes received from or sent to the FDA, any other Regulatory Authority and any other Governmental Entity inside or outside the United States, and all written reports of phone conversations, visits or other contact with the FDA, any other Regulatory Authority and any other Governmental Entity inside or outside the United States relating to any Product or to compliance with any Health Care Law or other Applicable Law, including any and all written notices of inspectional observations, establishment inspection reports and any documents related to the likelihood or timing of approval of any material Permit. All such forms, licenses, reports, applications, correspondence, meeting minutes and written reports fairly and accurately represent the statements made to and information provided by the FDA, any other Regulatory Authority and any other Governmental Entity inside or outside the United States with respect to the Products or the business of the Company.

(j) The Company has not received any notice or other communication from the FDA or any other Governmental Entity alleging any violation of any applicable Health Care Law or other Applicable Law, including any failure to maintain systems and programs adequate to ensure compliance with cGMP, cGLP, and cGCP, by the Company or any Person acting on its behalf. The Company has not received any (i) written notices of inspectional observations (including those recorded on Form FDA 483), establishment inspection reports, warning letters or untitled letters, or (ii) other documents issued by the FDA or any other Governmental Entity that allege or assert lack of compliance with any Health Care Law or other Applicable Law by the Company or by Persons who have performed or are performing services for or on behalf of the Company.

(k) There are no Claims or inquiries, demands, complaints or requests for information pending or ongoing with respect to a violation by the Company of the FDCA or any other Applicable Law promulgated by any other Governmental Entity.

(l) The Company is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Regulatory Authority.

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(m) The Company has disclosed to Parent any other material data or information known to the Company that could reasonably be expected to be material with respect to, the safety and efficacy of each of the Products.

(n) All of the Company’s products and product candidates are listed on Schedule 1.1(d).

3.20 Key Suppliers. Section 3.20 of the Company Disclosure Letter sets forth a correct and complete list of (a) the top ten (10) suppliers of the Company as of December 31, 2017 and (b) all suppliers providing raw materials to the Company. Since January 1, 2016, no material supplier of the Company has (i) canceled or otherwise terminated, or made any written threat delivered to the Company to cancel or otherwise terminate, its relationship with the Company, (ii) decreased materially its delivery of services or supplies to or activities on behalf of the Company, or (iii) indicated in writing delivered to the Company that such supplier intends to decrease materially its delivery of services or supplies to or activities on behalf of the Company, and, in each case ((i) through (iii)), the Company has no reason to believe that any such supplier will do so.

3.21 Government Contracts. The Company is not a party to any Current Government Contract. The Company has not received any notice of any outstanding Claim or dispute arising out of any Government Contract to which the Company is or was a party, and to the Company’s knowledge, no facts or circumstances exist that would be reasonably expected to give rise to such a notice (a) relating to any Government Contract and involving either a Governmental Entity, any prime contractor, any higher-tier subcontractor, vendor or any Third Party; or (b) relating to any Government Contracts under the Contract Disputes Act of 1978 or any other Applicable Law.

3.22 Related Party Transactions. Section 3.22 of the Company Disclosure Letter describes any material transaction, since January 1, 2015, between the Company and any Related Party of the Company, other than any employment Contract, Contract not to compete with the Company, Contract to maintain the confidential information of the Company, or Contract assigning IP Rights to the Company, in each case listed in Section 3.9 of the Company Disclosure Letter. No Related Party of the Company (a) owns or has any interest in any property (real or personal, tangible or intangible), intellectual property or Contract used in or pertaining to the business of the Company, (b) has any Claim or cause of action against the Company, (c) owes any money to, or is owed any money by, the Company or (d) has any other rights with respect to the Company other than its right to receive the applicable pro rata portion of the Merger Consideration according to the formula set forth in the Payout Schedule.

3.23 Approval by Stockholders. The Stockholders’ Written Consent when executed by the Required Stockholder Vote will be sufficient to authorize and approve the Merger pursuant to the Company Organizational Documents and Delaware Law. The documents, materials and notices (collectively, the “Disclosure Materials”) prepared or to be prepared by the Company pursuant to Delaware Law, the Company Organizational Documents or otherwise in connection with obtaining the Required Stockholder Vote, including the Merger, and providing the required notices thereof, including the notice required pursuant to Section 262(d)(2) of Delaware Law, or otherwise relating to the transactions contemplated by this Agreement, including the Merger comply or, when prepared by the Company and distributed to the stockholders of the Company, will comply with Delaware

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Law and the Company Organizational Documents and will not, at the time of distribution of the Disclosure Materials or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Stockholders’ Written Consent which has become false or misleading.

3.24 Privacy. The Company is conducting its business in compliance in all material respects with all Applicable Laws governing privacy and the protection of personal information. The Company has a written privacy policy which governs the collection, use and disclosure of personal information and the Company is in compliance with such policy.

3.25 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

3.26 Size of Person Test. Now and up until the time of the Closing, the Company (a) is and will be its own ultimate parent entity as that term is defined in HSR Act, and (b) does not and will not satisfy the $10 million (as adjusted) prong of the size of person threshold test as determined under the HSR Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent represents and warrants to the Company, except (a) as set forth in the Parent Disclosure Letter or (b) as disclosed in the Parent SEC Reports filed or furnished on or prior to the date of this Agreement, the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing (unless the particular statement speaks expressly as of a particular date, in which case it is true and correct only as of such date):

4.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing, if applicable, under the Applicable Laws of the state in which it was incorporated.

4.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other authorization or consent of Parent, Merger Sub or their respective stockholders is necessary. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Applicable Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

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4.3 Noncontravention. Except as set forth in Section 4.3 of the Parent Disclosure Letter, neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent or Merger Sub of any of the transactions contemplated hereby, will:

(a) conflict with or violate any provision of the Parent Organizational Documents;

(b) assuming the accuracy of the Company’s representation in Section 3.26 of this Agreement, require on the part of Parent or Merger Sub any registration, declaration or filing with, or any permit, order, authorization, consent or approval of, any Governmental Entity, except for (i) compliance with trade regulation Applicable Laws and (ii) any registration, declaration, filing, permit, order, authorization, consent or approval which if not made or obtained could not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound, except for that which would not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby;

(d) violate any order, writ, injunction or decree applicable to Parent or Merger Sub or any of their respective material Assets, except for any violation that could not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby;

(e) assuming the accuracy of the Company’s representation in Section 3.26 of this Agreement, violate any Applicable Law applicable to Parent or Merger Sub or any of their respective material Assets, except for any violation that could not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby; or

(f) require a vote of the holders of any class or series of the Parent’s capital stock or other securities.

4.4 Litigation. As of the date of this Agreement, there are no Claims pending or, to the knowledge of Parent, threatened against Parent or Merger Sub before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby and satisfy its obligations in connection therewith (including payment of the Contingent Consideration as contemplated by this Agreement).

4.5 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has not incurred nor

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will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement, including the Merger. Except as set forth in Section 4.5 of the Parent Disclosure Letter, as of the date of this Agreement, all of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all liens (other than those created by this Agreement and the transactions contemplated by this Agreement).

4.6 Sufficiency of Funds. As of the Closing, Parent will have available to it sufficient funds to satisfy the Closing Merger Consideration.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Confidentiality; Access.

(a) The Parties acknowledge that the Company and Parent have previously executed that certain confidentiality agreement, dated January 5, 2018 (the “Confidentiality Agreement”). Except as may be required by Applicable Law, any listing agreement with any applicable national or regional securities exchange, as required to be disclosed in filings or other submissions to Governmental Entities made to obtain the Necessary Consent, or pursuant to the terms and provisions of the Confidentiality Agreement, the Parties (other than the Stockholders’ Agent) will hold any information which is non-public in confidence in accordance with the terms of the Confidentiality Agreement and, in the event this Agreement is terminated for any reason, the Parties shall promptly return or destroy such information in accordance with the Confidentiality Agreement.

(b) Subject to Applicable Law and upon reasonable notice, the Company shall afford Parent and its employees, attorneys, accountants, consultants and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts and records and appropriate individuals as Parent may reasonably request (including employees, attorneys, accountants, consultants and other professionals), and during such period, the Company shall furnish promptly to Parent such information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such Party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information to Parent, or (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company is bound or affected as of the date hereof, which confidentiality obligation, commitment or provision shall be disclosed to Parent. With respect to the furnishing by the Company of competitively sensitive information, outside antitrust counsel will be consulted prior to the exchange of such information, and such information shall be exchanged only with the consent of such counsel and pursuant to any safeguards (such as clean teams or redactions) that such counsel finds to be necessary. In addition, any information obtained from the Company pursuant to the access contemplated by this Section 5.1(b) shall be subject to the Confidentiality Agreement. Any access to any of the Company’s facilities shall be subject to the Company’s reasonable security measures and insurance requirements.

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5.2 Public Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby. Neither the Company nor Parent shall issue any press release or make any public statement or disclosure without the prior written approval of the other Party, except as required by Applicable Law or the rules or regulations of any applicable national or regional securities exchange or market. Notwithstanding the foregoing, the Company and Parent have agreed on a form of joint press release to be issued by Parent at the time of the execution of this Agreement. Notwithstanding anything in this Agreement to the contrary, following Closing and the public announcement of the Merger, the Stockholders’ Agent shall be permitted to publicly announce that it has been engaged to serve as the Stockholders’ Agent in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

5.3 Company 401(k) Plans; Employees.

(a) Prior to the date hereof, the Company has taken or caused to be taken all actions necessary to terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement, effective no later than the day immediately preceding the date hereof. Prior to the date hereof, the Company provided Parent with evidence that such 401(k) plan(s) have been terminated (effective no later than the day immediately preceding the date hereof) pursuant to resolutions of the Company’s board of directors.

(b) The Company will take any and all necessary actions to terminate the employment of each current Employee and officer effective as of the Effective Time.

5.4 Tax Matters.

(a) Transfer Taxes. All Transfer Taxes, arising out of, or in connection with, the transactions effected pursuant to this Agreement shall be borne equally by Parent and the Surviving Corporation on the one hand, and the Company Securityholders, on the other hand. The Party required to file any Tax Return related to Transfer Taxes shall file such Tax Return and pay any Transfer Taxes and the other Party or Parties shall reimburse the paying Party for its share of Transfer Taxes within ten (10) days of written request.

(b) Filing of Tax Returns After the Closing Date.

(i) Stockholders’ Agent shall prepare or cause to be prepared all income Tax Returns of the Company for periods ending on or prior to the Closing Date. Such Tax Returns shall be prepared in accordance with the past practices and accounting methods of the Company unless otherwise required by Applicable Law. Stockholders’ Agent shall provide Parent with a copy of each such Tax Return (and such supporting work papers as Parent may reasonably request) not less than thirty (30) days prior to the date on which such Tax Return is to be filed so that Parent may

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review and comment on each such Tax Return prior to filing. Stockholders’ Agent shall make revisions to any Tax Return prepared pursuant to this Section 5.4(b)(i) as reasonably requested by Parent. If there is a disagreement as to whether revisions requested by Parent should be included in any such Tax Return, the disagreement shall be submitted to the Neutral Auditor for resolution (the expenses of which shall be shared in a manner similar to that set forth in Section 2.15(b)). Parent shall timely file (after taking into consideration any extensions available) with the applicable Governmental Entity such Tax Returns as finally prepared pursuant to this Section 5.4(b)(i) (including the resolution of the Neutral Auditor, if applicable). By no later than three (3) Business Days after a Tax Return is filed pursuant to this Section 5.4(b)(i), Parent shall be reimbursed out of the Escrow Fund for the Taxes as shown on such Tax Return.

(ii) Parent shall prepare, or cause to be prepared, all (i) non-income Tax Returns of the Company for all periods ending on or prior to the Closing Date that are first due after the Closing Date (other than any such Tax Returns which have already been filed on or before the Closing Date) and (ii) all Tax Returns for all periods beginning on or before the Closing Date and ending after the Closing Date (“Straddle Periods”); such Tax Returns shall be prepared in accordance with the past practices and accounting methods of the Company unless otherwise required by Applicable Law. Parent shall provide the Stockholders’ Agent with a copy of each such Tax Return (and such supporting work papers as the Stockholders’ Agent may reasonably request) a reasonable amount of time prior to the date on which such Tax Return is to be filed (such reasonable amount of time to be not less than thirty (30) days in the case of income Tax Returns and, if practically feasible, no less than ten (10) days in the case of other Tax Returns) so that the Stockholders’ Agent may review and comment on each such Tax Return prior to filing. At the same time Parent provides a copy of a Tax Return for a Straddle Period to the Stockholders’ Agent pursuant to the preceding sentence, Parent shall also provide to the Stockholders’ Agent for the Stockholders’ Agent’s review and approval an allocation of the Tax for the Straddle Period between the portion of the Straddle Period ending on the Closing Date and the remaining portion of the Straddle Period, determined in accordance with the provisions of Section 9.2(a). Parent shall make revisions to any Tax Return prepared pursuant to this Section 5.4(b)(ii), or the allocation described in the preceding sentence, as reasonably requested by Stockholders’ Agent. If there is a disagreement as to whether revisions requested by Stockholders’ Agent should be included in any such Tax Return or as to the allocation described in the second preceding sentence, the disagreement shall be submitted to the Neutral Auditor for resolution (the expenses of which shall be shared in a manner similar to that set forth in Section 2.15(b)). Parent shall timely file (after taking into consideration any extensions available) with the applicable Governmental Entity such Tax Returns as finally prepared pursuant to this Section 5.4(b)(ii) (including the resolution of the Neutral Auditor, if applicable). By no later than three (3) Business Days after a Tax Return is filed pursuant to this Section 5.4(b)(ii), Parent shall be reimbursed out of the Escrow Account for the Taxes due with respect to such Tax Return to the extent that such Taxes are allocable to a Tax period or, pursuant to Section 9.2(a), to a portion of a Straddle Period, ended on or before the Closing Date. Notwithstanding anything in this Section 5.4(b)(ii), any Straddle Period Tax Returns that are income Tax Returns shall be prepared and filed in a manner consistent with those income Tax Returns prepared and filed pursuant to Section 5.4(b)(i).

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(c) Cooperation on Tax Matters. The Company, Parent and the Stockholders’ Agent shall cooperate fully (and shall cause their Affiliates to cooperate fully), as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns, Tax audits, Tax proceedings or other Tax-related Claims. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns and related documents, and making its employees available, to the extent reasonably requested.

(d) The federal income Tax year of the Company shall end as of the close of business on the Closing Date and the Company shall join the consolidated federal income Tax group of which Parent is the parent on the day after the Closing Date. If the Company is permitted but not required under applicable state, local or foreign Applicable Law to treat the Closing Date as the last day of a taxable period, then the Parties shall elect with the relevant Governmental Entity to, or otherwise treat, that day as the last day of a taxable period.

5.5 Amended Tax Returns. Except with the written consent of the Stockholders’ Agent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, nor shall it permit or cause any of its Affiliates or the Company to, amend, file (including undertaking any voluntary disclosure or similar process), refile, revoke or otherwise modify any Tax Return or Tax election of the Company with respect to Tax periods that begin on or prior to the Closing Date, or that reasonably could be expected to affect Tax periods that begin on or prior to the Closing Date.

5.6 Closing Date Items/No 338 Election. None of Parent, the Company or any of their respective Affiliates shall cause or permit to be made any extraordinary transaction or event after the Closing on the Closing Date that would result in any increased Tax Liability for which indemnification would be provided pursuant to this Agreement. None of Parent, the Company or any of their respective Affiliates shall cause or permit to be filed any election under Section 338 or Section 336 of the Code in connection with the Merger.

5.7 Mitigation. The Parties agree to use reasonable efforts to obtain any certificate or other document from any person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could otherwise be imposed with respect to the Company with respect to any taxable period or portion thereof ending on or before the Closing Date.

5.8 Tax Treatment of Merger. The Parties agree, for Tax purposes, to treat payment of the Merger Consideration to the Company Securityholders (other than to holders of Company Options in their capacities as such or with respect to any portion thereof required to be treated as imputed interest under the Code or Applicable Law) as consideration paid for the Company Capital Stock and Warrants, and the Parties shall report on all Tax Returns in a manner consistent therewith and not take any position inconsistent therewith in any proceeding.

5.9 Indemnification of Officers and Directors of the Company.

(a) For a period of six (6) years from and after the Effective Time, subject to Section 5.9(b), the Surviving Corporation agrees to honor provisions regarding indemnification of and the advancement of expenses to Covered Persons that are no less favorable to the Covered Persons than the provisions contained in the Company Organizational Documents as in effect

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immediately prior to the Effective Time; provided, however, that in no event shall any indemnification or reimbursement or advancement of expenses be provided under any circumstances in respect of acts or omissions related to this Agreement or the Merger. For purposes of this Section 5.9, “Covered Person” shall mean any person who is serving (as of immediately prior to the Effective Time) as a director or officer of the Company.

(b) At or before the Effective Time, the Company shall purchase for the benefit of the Covered Persons a directors’ and officers’ liability insurance “tail” or “run-off” policy of at least the same coverage and amounts as the Company’s current policies of directors’ and officers’ liability insurance and containing terms and conditions, in the aggregate, no less advantageous to the insured with respect to Claims arising from facts or events that occurred on or before the Effective Time and which covers a period of six (6) years from and after the Effective Time.

(c) Notwithstanding anything to the contrary in this Agreement, for purposes of the calculation of the Closing Merger Consideration, fifty percent (50%) of the premium paid to purchase the above-referenced “tail” or “run-off” policy shall be the responsibility of the Company (and treated as a Company Transaction Expense hereunder), and fifty percent (50%) of such premium shall be the responsibility of Parent (and Parent shall pay, or cause to be paid, such amount at Closing to secure such policy). For the avoidance of doubt, nothing contained in this Section 5.9 shall operate to release or otherwise limit any obligations of the Company Securityholders arising under this Agreement, including the indemnification obligations in Article IX.

5.10 Product Liability Insurance.

(a) At or before the Effective Time, the Company shall purchase a products liability “tail” or “run-off” policy of at least the same coverage and amounts as the Company’s current products liability insurance and containing terms and conditions, in the aggregate, no less advantageous to the Company with respect to Claims arising from facts or events that occurred on or before the Effective Time and which covers a period of six (6) years from and after the Effective Time.

(b) Notwithstanding anything to the contrary in this Agreement, for purposes of the calculation of the Closing Merger Consideration, fifty percent (50%) of the premium paid to purchase the above-referenced “tail” or “run-off” policy shall be the responsibility of the Company (and treated as a Company Transaction Expense hereunder), and fifty percent (50%) of such premium shall be the responsibility of Parent (and Parent shall pay, or cause to be paid, such amount at Closing to secure such policy). For the avoidance of doubt, nothing contained in this Section 5.10 shall operate to release or otherwise limit any obligations of the Company Securityholders arising under this Agreement, including the indemnification obligations in Article IX.

5.11 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

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5.12 Stockholder Vote Concerning Code Section 280G. Prior to the date hereof, to the extent necessary to avoid the application of Section 280G of the Code and the Treasury regulations promulgated thereunder, the Company shall have solicited and received the approval of the holders of its voting securities, to the extent and in the manner required under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder (the “280G Shareholder Vote”), and, if necessary, shall have solicited and received the waiver of each Disqualified Individual to waive any payments in respect of the Merger that would not be deductible pursuant to Section 280G of the Code, if the 280G Shareholder Vote fails the approval requirements set out in Section 280G(b)(5) of the Code and the applicable regulations promulgated thereunder. Prior to providing the Company’s Disqualified Individuals and stockholders with any materials necessary to comply with such requirements, the Company has provided a copy of such materials to Parent in reasonably sufficient time to allow Parent to comment thereon and has considered any such comments in good faith.

5.13 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the merger with and into the Company pursuant to this Agreement.

5.14 Stockholder Approval.

(a) The Company agrees to use its commercially reasonable efforts to cause all Company Stockholders that have not previously executed the Stockholders’ Written Consent to adopt this Agreement and approve the Merger by executing and joining the Stockholders’ Written Consent. The Company shall provide the Company Stockholders with the Disclosure Materials as shall be required by Applicable Law.

(b) The Company shall submit to Parent the form of any written notice and other Disclosure Materials to be transmitted to stockholders pursuant to paragraphs (a) and (b) above prior to delivery thereof to the stockholders and shall not transmit to its stockholders any such notice or disclosure material to which Parent reasonably objects.

5.15 Payout Schedule. At least five (5) Business Days prior to the scheduled Closing Date, the Company shall have prepared and delivered to Parent a schedule and reasonable supporting documentation (collectively, the “Payout Schedule”) which shall set forth (a) a calculation of the portion of the Merger Consideration payable to each Company Securityholder under Article II, or, with respect to payments of Contingent Consideration where such calculations cannot be made, formulas for completing such calculations upon determination of the Contingent Consideration to be paid, (b) an amount to be distributed to the Company Securityholders as a whole equal to the Estimated Closing Merger Consideration (including the amounts for each of the elements of the Estimated Closing Merger Consideration, such as the Estimated Working Capital, the Estimated Closing Cash, the Estimated Closing Debt and the Estimated Unpaid Company Transaction Expenses), (c) by Company Securityholder, an amount to be distributed to each such Company Securityholder equal to the portion of the Estimated Closing Merger Consideration each such Company Securityholder shall be entitled to receive, and (d) by Company Securityholder, an amount to be withheld from each such Company Securityholder’s portion of the Estimated Closing Merger Consideration due to applicable payroll, income tax or other withholding Taxes as of the Closing Date, together with a certificate of the Chief Executive Officer of the Company certifying that the Payout Schedule is true and correct in all respects. The Company shall also provide Parent with such information as Parent may reasonably request to verify such calculations.

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5.16 Post-Closing Fees. The Company Securityholders shall be responsible for, and pay, the fees and expenses of the Stockholders’ Agent and Payments Administrator.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the written agreement of Parent and the Company, unless prohibited by Applicable Law):

(a) Litigation. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered any Applicable Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”), and there shall not be any Applicable Law enacted or deemed applicable to the transactions contemplated hereby that makes consummation of such transactions illegal.

(b) Company Stockholder Approval. This Agreement shall have been adopted by the Required Stockholder Vote of the Company Stockholders in accordance with Applicable Law and the Company Organizational Documents.

6.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the written agreement of Parent):

(a) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement (i) shall have been accurate in all respects as of the date of this Agreement and (ii) shall be accurate in all respects as of the Closing as if made at the Closing (except to the extent any such representation or warranty speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date); except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to result in, individually or in the aggregate with any other failures of such representations and warranties to be true and correct, a Company Material Adverse Effect.

(b) Performance of Covenants. The Company shall have complied with and performed in all material respects all material covenants under this Agreement required to be complied with or performed by the Company at or prior to the Closing.

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(c) No Company Material Adverse Effect. Following the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

(d) Necessary Consent. The Necessary Consent and the consents described in Section 6.2(d) of the Company Disclosure Letter shall have been obtained and shall be in full force and effect.

(e) Consulting Agreements. The Consulting Agreements executed and delivered on the date of this Agreement shall be in full force and effect as of the Closing, and no breaches, disputes or repudiations by Cathy Gerlett of the Gerlett Consulting Agreement or David Tierney of the Tierney Consulting Agreement shall have occurred or be threatened to Parent.

(f) Closing Deliverables. The Company and the Stockholders’ Agent and the Company Stockholders shall have delivered or caused to be delivered all closing deliveries set forth in Section 2.13.

6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and to otherwise consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the written agreement of the Company):

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement (i) shall have been accurate in all respects as of the date of this Agreement and (ii) shall be accurate in all respects as of the Closing as if made at the Closing (except to the extent any such representation or warranty speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date); except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to result in, individually or in the aggregate with any other failures of such representations and warranties to be true and correct, a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or any of the transactions contemplated hereby.

(b) Performance of Covenants. Parent and Merger Sub shall have each complied with and performed in all material respects all of their respective material covenants under this Agreement required to be complied with or performed by either of them at or prior to the Closing.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 7.1(b) through 7.1(d), by notice from the terminating Party to the other Party setting forth a brief description of the basis for termination):

(a) by the mutual written consent of Parent and the Company;

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(b) by either Parent or the Company if the Merger shall not have been consummated by 11:59 P.M. (Eastern time) on March 29, 2018 or such other date that the Company and Parent may agree upon in writing; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by the Company if (i) there is an inaccuracy in any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied, or there has been a breach by Parent or Merger Sub of any of their respective covenants in this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied, (ii) the Company shall have delivered to Parent a written notice of such inaccuracy or breach, (iii) at least 30 days shall have elapsed since the delivery of such notice without such inaccuracy or breach having been cured and (iv) the Company is not in material breach of this Agreement;

(d) by Parent if (i) there is an inaccuracy in any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied, or there has been a breach by the Company of any of its covenants in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied, (ii) Parent shall have delivered to the Company a written notice of such inaccuracy or breach, (iii) at least 30 days shall have elapsed since the delivery of such notice without such inaccuracy or breach having been cured and (iv) neither Parent nor Merger Sub is in material breach of this Agreement; and

(e) by Parent if the Stockholders’ Written Consent shall not have been delivered to Parent within two (2) hours after the execution of this Agreement.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, and there shall be no liability on the part of Parent, the Company, Merger Sub or their respective officers, directors or stockholders, except to the extent that such liability results from the willful breach by a Party of any of its covenants set forth in this Agreement; provided, however, that the provisions of Section 5.1(a), Section 5.2, this Section 7.2 and Article X shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE VIII

CONTINGENT CONSIDERATION

8.1 Development Milestone . Within ten (10) days following the first occurrence of the event described below for the Lead Product (the “Development Milestone”), Parent shall provide written notice to the Stockholders’ Agent noting the achievement of the Development Milestone and the date thereof, and Parent shall pay to the Payments Administrator, for the benefit of the Company Securityholders, the amount set forth below within thirty (30) days after the date set forth in Parent’s notice under this Section 8.1(a) (such amount, the “Development Milestone Payment”).

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Development Milestone	Development Milestone Payment
First Commercial Sale of the Lead Product in the United States	$15,000,000

8.2 Sales Milestones.

(a) For purposes of this Agreement, (i) the term “Sales Threshold” shall mean, with respect to a Reimbursement Year, Aggregate Annual Consideration of at least the amounts set forth in the table below under the column entitled “Sales Thresholds,” and (ii) the term “Sales Milestone Payment” shall mean, with respect to a given Sales Threshold but subject to Section 8.2(b), the cash amount set forth opposite such Sales Threshold in the table below under the column entitled “Sales Milestone Payment.”

Sales Thresholds	Sales Milestone Payment
Aggregate Annual Consideration of $75,000,000	$20,000,000
Aggregate Annual Consideration of $150,000,000	$20,000,000
Aggregate Annual Consideration of $250,000,000	$25,000,000
Aggregate Annual Consideration of $400,000,000	$30,000,000

(b) Sales Milestone Payments on Aggregate Annual Consideration Earned During the First Three Reimbursement Years.

(i) If, as of the Initial Testing Date, (A) Parent has achieved Aggregate Annual Consideration in any Reimbursement Year prior to the Initial Testing Date between $300,000,000 and $399,999,999, and (B) immediately following the Initial Testing Date, the Lead Product will no longer be separately reimbursable by fee-for-service Medicare payments to hospital outpatient departments (i.e., reimbursable separate from the cataract surgery bundle), then Parent shall, within sixty (60) days after the end of the Initial Testing Date, (1) provide written notice to the Stockholders’ Agent of the threshold achieved and (2) pay to the Payments Administrator, for the benefit of the Company Securityholders, a one-time cash payment of $10,000,000. Notwithstanding the foregoing, if the conditions set forth in Section 8.2(b)(ii) are achieved, then Parent shall only be subject to Section 8.2(b)(ii) and shall have no obligation to comply with this Section 8.2(b)(i), including without limitation, the payment of $10,000,000.

(ii) If, as of the Initial Testing Date, (A) Parent has achieved Aggregate Annual Consideration in any Reimbursement Year prior to the Initial Testing Date of at least $400,000,000, and (B) immediately following the Initial Testing Date, the Lead Product will no longer be separately reimbursable by fee-for-service Medicare payments to hospital outpatient departments (i.e., reimbursable separate from the cataract surgery bundle), then Parent shall, within sixty days (60) after the end of the Initial Testing Date, (1) provide written notice to the Stockholders’ Agent of the threshold achieved and (2) pay to the Payments Administrator, for the benefit of the Company Securityholders, a one-time cash payment of $15,000,000.

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(iii) The Parties acknowledge and agree that if Parent is required to make either the $10,000,000 payment or the $15,000,000 payment pursuant to this Section 8.2(b), then Parent shall not be required to make any additional Sales Milestone Payments referenced in this Section 8.2.

(c) Sales Milestone Payments as of the Second Testing Date for Sales Thresholds Achieved Prior to the Second Testing Date. If, as of the Second Testing Date, (i) Parent has achieved Aggregate Annual Consideration in respect of the Lead Product in any Reimbursement Year in an amount equal to or in excess of any of the Sales Thresholds (such Sales Thresholds achieved prior to the Second Testing Date, the “Second Testing Sales Thresholds”), and (ii) for the entire period of time during the first four (4) Reimbursement Years, the Lead Product was separately reimbursable by fee-for-service Medicare payments to hospital outpatient departments (i.e., reimbursable separate from the cataract surgery bundle), then, in the case of clauses (i) and (ii), the Company Securityholders shall be entitled to fifty percent (50%) of the aggregate amount of the Sales Milestone Payments associated with achieving the Second Testing Sales Thresholds (the “Modified Sales Milestone Payment”), and Parent shall provide written notice to the Stockholders’ Agent identifying the relevant Second Testing Sales Thresholds achieved and the amount of the Modified Sales Milestone Payment within sixty (60) days after the Second Testing Date. At Parent’s option, Parent shall pay the Modified Sales Milestone Payment in one lump sum payment within sixty (60) after the Second Testing Date or as follows:

(i) if Parent achieved only one (1) Second Testing Sales Threshold, then Parent shall pay to the Payments Administrator, for the benefit of the Company Securityholders, the Modified Sales Milestone Payment in one (1) payment within sixty (60) days after the Second Testing Date (the “Second Testing Payment Date”);

(ii) if Parent achieved only two (2) Second Testing Sales Thresholds, then Parent shall pay to the Payments Administrator, for the benefit of the Company Securityholders, the Modified Sales Milestone Payment in two (2) equal annual payments with the first payment due by the Second Testing Payment Date and the second payment due within sixty (60) days after the first anniversary of the Second Testing Date;

(iii) if Parent achieved only three (3) Second Testing Sales Thresholds, then Parent shall pay to the Payments Administrator, for the benefit of the Company Securityholders, the Modified Sales Milestone Payment in three (3) equal annual payments with the first payment due by the Second Testing Payment Date, the second payment due within sixty (60) days after the first anniversary of the Second Testing Date and the third payment due within sixty (60) days after the second anniversary of the Second Testing Date; or

(iv) if Parent achieved four (4) Second Testing Sales Thresholds, then Parent shall pay to the Payments Administrator, for the benefit of the Company Securityholders, the Modified Sales Milestone Payment in four (4) equal annual payments with the first payment due by the Second Testing Payment Date, the second payment due within sixty (60) days after the first anniversary of the Second Testing Date, the third payment due within sixty (60) days after the second anniversary of the Second Testing Date and the fourth payment due within sixty (60) days after the third anniversary of the Second Testing Date.

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Notwithstanding anything to the contrary set forth in this Section 8.2(c), interest shall accrue at a rate of ten percent (10%) per annum on any Modified Sales Milestone Payments paid after the Second Testing Payment Date until the Modified Sales Milestone Payment is paid in full, which interest shall be payable on each applicable payment date. For the avoidance of doubt, any interest on such payments shall be payable under this section and not under any other section of this Agreement.

(d) Sales Milestone Payments as of the Third Testing Date for Sales Thresholds Achieved Prior to the Second Testing Date. If, as of the Third Testing Date, (i) Parent has achieved one or more of the Second Testing Sales Thresholds as of the Second Testing Date, and (ii) for the entire period of time during the first five (5) Reimbursement Years, the Lead Product was separately reimbursable by fee-for-service Medicare payments to hospital outpatient departments (i.e., reimbursable separate from the cataract surgery bundle), then, in the case of clauses (i) and (ii), the Company Securityholders shall be entitled to an additional fifty percent (50%) of the aggregate amount of the Sales Milestone Payments associated with achieving the Second Testing Sales Thresholds prior to the Second Testing Date (the “Catch-Up Sales Milestone Payments”), and Parent shall, within sixty (60) days after the Third Testing Date, (A) provide written notice to the Stockholders’ Agent identifying the relevant Second Testing Sales Thresholds achieved and the amount of the Catch-Up Sales Milestone Payment and (B) pay to the Payments Administrator for the benefit of the Company Securityholders, the Catch-Up Sales Milestone Payment and any outstanding Modified Sales Milestone Payments (and accrued but unpaid interest thereon) not otherwise paid pursuant to Section 8.2(c) in one lump sum payment.

(e) Sales Milestone Payments as of the Third Testing Date for Sales Thresholds Achieved in the Fifth Reimbursement Year. If, as of the Third Testing Date, (i) Parent has achieved Aggregate Annual Consideration in respect of the Lead Product in the fifth (5th) Reimbursement Year in an amount equal to or in excess of any of the previously unmet Sales Thresholds (such Sales Thresholds achieved, the “Third Testing Sales Thresholds”), and (ii) for the entire period of time during the first five (5) Reimbursement Years, the Lead Product was separately reimbursable by fee-for-service Medicare payments to hospital outpatient departments (i.e., reimbursable separate from the cataract surgery bundle), then, in the case of clauses (i) and (ii), Parent shall, within sixty (60) days after the Third Testing Date, (A) provide written notice to the Stockholders’ Agent identifying the relevant Sales Threshold achieved and (B) pay to the Payments Administrator, for the benefit of the Company Securityholders, the Sales Milestone Payments associated with achieving the Third Testing Sales Thresholds less the sum of any Modified Sales Milestone Payments or Catch-Up Sales Milestone Payments previously paid or payable (the “Third Testing Sales Milestone Payment”).

(f) Sales Milestone Payments for Sales Thresholds Achieved after the Third Testing Date. If (i) Parent has achieved Aggregate Annual Consideration in respect of the Lead Product in any Reimbursement Year following the Third Testing Date in an amount equal to or in excess of any of the previously unmet Sales Thresholds (such Sales Thresholds achieved, the “Future Sales Thresholds”), and (ii) for the entire period of time during the first five (5) Reimbursement Years, the Lead Product was separately reimbursable by fee-for-service Medicare payments to hospital outpatient departments (i.e., reimbursable separate from the cataract surgery bundle), then, in the case of clauses (i) and (ii), Parent shall, within sixty (60) days after the end of a Reimbursement Year in which the relevant Sales Threshold has been achieved, (A) provide written notice to the Stockholders’ Agent identifying the relevant Sales Threshold achieved

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and (B) pay to the Payments Administrator, for the benefit of the Company Securityholders, an aggregate amount of the Sales Milestone Payments associated with achieving the Future Sales Thresholds less the sum of any Modified Sales Milestone Payments, Catch-Up Sales Milestone Payments and Third Testing Sales Milestone Payments previously paid or payable (the “Future Sales Milestone Payment”).

(g) For the avoidance of doubt, each Sales Milestone Payment is payable a maximum of one time only, regardless of the number of Reimbursement Years in which a particular Sales Threshold is achieved.

8.3 Earn-Out Consideration.

(a) Lead Product Earn-Out. Subject to the remainder of this Section 8.3, Parent shall pay to the Payments Administrator, for the benefit of the Company Securityholders, within sixty (60) days following the end of each Calendar Quarter earn-out payments on Aggregate Lead Product Net Sales on a country-by-country basis equal to (i) twelve percent (12%) (the “Lead Product Earn-Out Rate”) multiplied by the Aggregate Lead Product Net Sales, less (ii) the Company Share of Pediatric Trial Costs (the “Lead Product Earn-Out Payments”).

Aggregate Lead Product Net Sales	Lead Product Earn-Out Rate (% of Aggregate Lead Product Net Sales)
Aggregate Lead Product Net Sales up to and including $200,000,000	12%

(b) Increase in Lead Product Earn-Out Rate. Notwithstanding Section 8.3(a), if the Aggregate Annual Consideration exceeds $200,000,000 in any Reimbursement Year, Parent shall pay Lead Product Earn-Out Payments on Aggregate Lead Product Net Sales in such Reimbursement Year at the Lead Product Earn-Out Rate of 16% beginning in the Calendar Quarter in which Aggregate Annual Consideration exceeded $200,000,000; provided, that the Company shall pay the Lead Product Earn-Out Rate of 12% on Aggregate Lead Product Net Sales prior to the Calendar Quarter in which Aggregate Annual Consideration exceeded $200,000,000.

(c) Other Products Earn-Out. Parent shall pay to the Payments Administrator, for the benefit of the Company Securityholders, within sixty (60) days following the end of each Calendar Quarter earn-out payments on Aggregate Other Product Net Sales on a country-by-country basis equal to (i) three percent (3%) multiplied by the Aggregate Other Product Net Sales, less (ii) the Company Share of Pediatric Trial Costs (the “Other Product Earn-Out Payments”).

(d) Earn-Out Term. Parent’s obligation to pay Earn-Out Payments with respect to Aggregate Lead Product Net Sales and Aggregate Other Product Net Sales, as applicable, for a particular product in a particular country shall commence upon the First Commercial Sale of such product in such country and shall expire for such product on a country-by-country basis on the later of (a) the expiration of the last Valid Claim of a Company Patent covering such product in such country, and (b) the date that is ten (10) years following the First Commercial Sale of such product in such country (each, an “Earn-Out Term”). Upon the expiration of the Earn-Out Term for a particular product in a particular country, the Earn-Out Payments will become fully paid up with respect to such product in such country.

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(e) Generic Entry. If at any time in a given country with respect to the Lead Product or Other Product, there is competition for such product in such country from a Generic Version of such product, then Parent’s obligation to pay Earn-Out Payments with respect to such product in such country shall be reduced by fifty percent (50%) effective upon the first date such competition exists with respect to such Product in such country. For the avoidance of doubt, if Parent has overpaid Earn-Out Payments during any Calendar Quarter in which it is later determined that competition from a Generic Version existed, then Parent will have the right to deduct from Earn-Out Payments payable in future periods any such overpayment, until such time when the overpayment is fully recouped by Parent.

8.4 Partnering Income. On a License-by-License basis, but not including the United States or any country where Parent is directly commercializing the Lead Product or Other Product (and therefore Parent is obligated to pay Earn-Out Payments on Aggregate Lead Product Net Sales or Aggregate Other Product Net Sales pursuant to Section 8.3), Parent will pay to the Payments Administrator, for the benefit of the Company Securityholders, (a) (i) twenty percent (20%) of all Partnering Income with respect to the Lead Product and (ii) five percent (5%) of all Partnering Income with respect to any Other Product, in each case, actually received by Parent and its Affiliates for the grant of such License, less (b) the Company Share of Pediatric Trial Costs (the “Company Share of Partnering Income”). For the avoidance of doubt, Parent shall have no obligation to pay any portion of Partnering Income after the expiration of the last Valid Claim of a Company Patent covering such product in such country.

8.5 Pediatric Trial Costs. For the avoidance of doubt, (a) under no circumstance shall the calculation of Lead Product Earn-Out Payments, Other Product Earn-Out Payments, or the Company Share of Partnering Income result in a negative value or require a payment to Parent or its Affiliates, and (b) if the deduction of the Company Share of Pediatric Trial Costs under Section 8.3(a), Section 8.3(c), or Section 8.4 would result in a negative value, only that portion of the Outstanding Pediatric Trial Costs that results in Lead Product Earn-Out Payments, Other Product Earn-Out Payments, or the Company Share of Partnering Income of $0 in a given Calendar Quarter shall be used in the calculation of the Company Share of Pediatric Trial Costs with respect to such payment to the Payments Administrator for the benefit of the Company Securityholders in the applicable Calendar Quarter, and any additional portion of the Outstanding Pediatric Trial Costs shall be (i) used in the calculation of a different payment under Section 8.3(a), Section 8.3(c), or Section 8.4 to the Payments Administrator for the benefit of the Company Securityholders in the applicable Calendar Quarter, or (ii) rolled forward and used in the calculation of the Company Share of Pediatric Trial Costs in the subsequent Calendar Quarter until there are no remaining Outstanding Pediatric Trial Costs. For purposes of allocating the deduction of the Company Share of Pediatric Trial Costs under Section 8.3(a), Section 8.3(c), or Section 8.4, the deduction shall first be made to the applicable Lead Product Earn-Out Payments, if any, then the Company Share of Pediatric Trial Costs, if any, and then the Other Product Earn-Out Payments, if any. Notwithstanding anything to the contrary, the Company Share of Pediatric Trial Costs is capped at $2,000,000, and once $2,000,000 in the aggregate of Company Share of Pediatric Trial Costs has been deducted pursuant to Section 8.3(a), Section 8.3(c), and Section 8.4, no additional Pediatric Trial Costs shall be deducted when calculating Lead Product Earn-Out Payments, Other Product Earn-Out Payments, or the Company Share of Partnering Income.

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8.6 Reports; Earn-Out Consideration and Pediatric Trial Costs. During the Term, Parent shall pay the Earn-Out Payments and the Company Share of Partnering Income due to the Company Securityholders under Article VIII within sixty (60) days after the end of each Calendar Quarter. Concurrent with payment, Parent shall make written reports to the Stockholders’ Agent for the benefit of the Company Securityholders covering Aggregate Lead Product Net Sales, Aggregate Other Product Net Sales and aggregate Partnering Income received and Pediatric Trial Costs incurred during the preceding Calendar Quarter. Each such written report shall include reasonable detail as available providing a calculation of any Earn-Out Payments and the Company Share of Partnering Income due to the Company Securityholders including Pediatric Trial Costs (by vendor paid) and on a product-by-product basis (a) each element of Parent Net Sales and Licensee Net Sales, (b) the number of units sold by any of Parent, Surviving Corporation, any of their respective Affiliates or Licensees, (c) Partnering Income received by type (i.e. royalty, upfront payment, milestone payment, etc.), and (d) the applicable exchange rate as determined pursuant to Section 8.9.

8.7 Method of Payments. All cash payments due from Parent to the Payments Administrator under this Article VIII shall be paid in Dollars by wire transfer to a bank account designated in writing by the Payments Administrator. As promptly as practicable following receipt by the Payments Administrator of any Contingent Consideration pursuant to this Article VIII, Parent shall cause the Payments Administrator to pay to each Company Securityholder, by wire transfer of immediately available funds in the case of any cash payment (or by check as reasonably directed by such Person), such Person’s pro rata portion of such Contingent Consideration in accordance with Article II and the formulas set forth in the Payout Schedule.

8.8 Audit. Parent shall keep and maintain and shall cause its Affiliates and Licensees to keep for three (3) years after the end of each Calendar Quarter complete and accurate records of Pediatric Trial Costs, sales of the Lead Product, Other Product, Licenses and Partnering Income and all calculations in sufficient detail to allow the Stockholders’ Agent to confirm the accuracy of payments and reports made under Sections 8.1, 8.2, 8.3 and 8.4 hereunder in respect of such Calendar Quarter. At the Stockholders’ Agent’s written request, Parent shall permit and cause its Affiliates to permit the Auditor to audit the relevant books and records of Parent and its Affiliates as may be reasonably necessary to confirm the accuracy of payments and reports made under Sections 8.1, 8.2, 8.3 and 8.4 hereunder in respect of the requested Calendar Quarters. Parent may require the Auditor to sign a standard non-disclosure agreement before providing the Auditor access to Parent’s facilities or records. Parent shall make its records available for audit by the Auditor during regular business hours at such place or places where such records are customarily kept, upon thirty (30) days written notice from the Stockholders’ Agent. Such audit right shall not be exercised by the Stockholders’ Agent more than once in any Reimbursement Year and the records for a twelve (12) month period may not be audited more than once (except to the extent any audit conducted pursuant to this Section 8.8 revealed an underpayment of five percent (5%) or more in the reporting period, in which case such period will be subject to a second audit to verify compliance). All records made available for audit shall be deemed to be confidential information of Parent. Upon completion of the audit, the Auditor shall provide both Parent and the Stockholders’ Agent a written report disclosing any discrepancies in the reports submitted by Parent or the Contingent Consideration paid by Parent,

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and, in each case, the specific details concerning any discrepancies. If the Auditor concludes that additional amounts were due to the Company Securityholders, Parent will make such payments as is necessary for the Company Securityholders to have been paid the correct amount due under this Agreement for the audited periods plus interest as set forth in Section 8.10. If the Auditor concludes that lower amounts were due to the Company Securityholders, Parent shall have the right to offset such amounts against future Earn-Out Payments or Company Share of Partnering Income. The Stockholders’ Agent (on behalf of the Company Securityholders) shall bear the full cost of such audit, except in the event that the results of the audit reveal an underpayment of payments under Sections 8.1, 8.2, 8.3 and 8.4 to the Company Securityholders under this Agreement of five percent (5%) or more over the period being audited, in which case documented and reasonable fees and expenses of the Auditor for such examination shall be paid by Parent. Parent shall cause applicable Licensees to comply with this Section 8.8 in respect of their Net Sales in the United States.

8.9 Currency. With respect to Partnering Income and sales of the Lead Product and Other Product invoiced in Dollars, Partnering Income and Aggregate Lead Product Net Sales and Aggregate Other Product Net Sales and the amounts due hereunder will be expressed in Dollars. With respect to Partnering Income and sales of the Lead Product and Other Product invoiced in a currency other than Dollars, Partnering Income, Aggregate Lead Product Net Sales and Aggregate Other Product Net Sales and amounts due hereunder will be reported in Dollars, calculated using the average exchange rates for the applicable Calendar Quarter as identified on the OANDA website.

8.10 Interest on Late Payment. Any amount owed by Parent to the Company Securityholders under this Agreement that is not paid to the Payments Administrator within the applicable time period set forth herein shall accrue interest at the rate of one and one third percent (1.33%) per month from the date due, or, if lower, the highest rate permitted under Applicable Laws. Where the late payment is caused by the Payments Administrator or Stockholders’ Agent, including for reasons such as failure to communicate in a timely manner changes to bank details, or failure to respond to communications from Parent regarding the interpretation or dispute of the terms of such payment, then no interest will be payable by Parent in respect of such late payment.

8.11 Parent Diligence Obligations. Parent and the Surviving Corporation shall use Commercially Reasonable Efforts to directly or indirectly commercialize the Lead Product in the United States.

8.12 Miscellaneous. The rights and obligations of each Company Securityholder under this Agreement, including the right to receive payments under this Article VIII, (a) are purely contractual rights and not a security for purposes of any federal or state securities laws, (b) will not be represented by any form of certificate or instrument, (c) do not give Company Securityholders, their Affiliates or their successors or assigns any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of Parent’s equity securities and (d) are not transferrable, assignable or redeemable.

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ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1 Survival of Representations and Warranties and Covenants. All representations and warranties of the Company contained in this Agreement shall survive the consummation of the Merger and continue until the Survival Termination Date, after which time such representations and warranties shall terminate and no further claims can be made; provided, however, that (a) the IP Reps shall survive the consummation of the Merger until the IP Termination Date and (b) the Fundamental Reps and the indemnity for Taxes of the Company or for which the Company may be otherwise liable pursuant to Section 9.2 shall survive the consummation of the Merger until sixty (60) calendar days after the expiration of the applicable statute of limitations. All covenants contained in this Agreement shall survive the consummation of the Merger and continue until the expiration of the applicable statute of limitations.

9.2 Indemnification.

(a) Subject to the terms of this Article IX, the Parent Indemnitees shall be indemnified, defended and held harmless, by the Company Securityholders solely through (x) the Escrow Fund and (y) the right to offset against the Contingent Consideration then owing or thereafter payable, if any (the “Indemnification Offset Payment”), from and against any and all Losses that are directly or indirectly suffered or incurred by any of the Parent Indemnitees, and that arise from or as a result of, or are directly or indirectly connected with, any of the following:

(i) any breach, untruth or inaccuracy of any representation or warranty of the Company contained in this Agreement, including any certificate delivered pursuant to Sections 2.13 or 6.2 of this Agreement, as of the date hereof or as of the Closing Date as though such representations or warranties were made on the Closing Date;

(ii) the breach or nonperformance by the Company of any of its covenants or agreements contained in this Agreement;

(iii) any Company Transaction Expenses, Closing Debt or Indebtedness of the Company to the extent not paid prior to Closing or deducted from the Closing Merger Consideration as contemplated in this Agreement;

(iv) any Claim relating to the exercise or purported exercise of appraisal or dissenter’s rights under the Appraisal Rights Statute, as well as any obligation to pay additional consideration in respect of any Dissenting Shares, with such Losses to include the amount equal to the excess, if any, of (A) any amounts Parent, Merger Sub, the Company or the Surviving Corporation are required by a court of competent jurisdiction to pay, or pay in settlement, in respect of any Dissenting Shares (to the extent a Governmental Entity determines that the Appraisal Rights Statute is applicable to the Merger) over (B) the amount of the portion of the Merger Consideration into which such Dissenting Shares would have been converted in the Merger had such shares not been Dissenting Shares;

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(v) any valid Claim (A) that any Company Option, Warrant or share of Preferred Stock or Company Common Stock entitles the holder thereof to anything other than the cash payments specified in Sections 2.6 or 2.12 (or that any (x) Company Option or Warrant was not validly cancelled and discharged in full prior to the Effective Time or (y) Convertible Debt was not validly converted into Series C Preferred Stock prior to the Effective Time and any Claim that any Convertible Debt entitled a holder (or former holder) of the Convertible Debt to any Merger Consideration), (B) made by or on behalf of any Company Securityholder, alleged Company Securityholder, or any other Person who asserts that they were entitled to any of the Merger Consideration (or any additional or incremental amount of Merger Consideration) or any other amounts by virtue of any Contract, ownership of Company Capital Stock or otherwise, (C) challenging, disputing or objecting to the Merger or the Merger Consideration or the amount of the portion of the Merger Consideration received or to be received by any such Company Securityholder or alleged Company Securityholder or (D) due to errors, inaccuracies or omissions in the Payout Schedule delivered by the Company to Parent as contemplated by this Agreement;

(vi) all Taxes of the Company or for which the Company may be otherwise liable attributable to any Tax period (or portion thereof) that ends on or before the Closing Date (a “Pre-Closing Tax Period”) (provided, that, with respect to Taxes for a Straddle Period, the portion of any such Tax that is allocable to the Pre-Closing Tax Period shall be, (A) in the case of Taxes based on income, receipts, sales or expenses (e.g., payroll Taxes), the Tax that would be due with respect to the Straddle Period if such period ended on and included the Closing Date, and (B) in the case of all other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in the Straddle Period on or before the Closing Date and the denominator of which is the number of days in the entire Straddle Period) and provided, further, no indemnification shall be provided pursuant to this Section 9.2(a)(vi) and Losses shall not include any Taxes to the extent Parent is reimbursed for such Taxes pursuant to the last sentence of Section 5.4(b);

(vii) all Taxes imposed on the Company Securityholders arising from the Merger, the Option Surrender Agreements, the Warrant Surrender Agreements and the Amendment to Notes, except as otherwise provided by Section 5.4(a);

(viii) the treatment as an “excess parachute payment” (within the meaning of Code Section 280G(b)) of any payment made by the Company on or prior to the Closing Date or otherwise required to be paid by the Company, the Surviving Corporation or any of their respective Affiliates or Subsidiaries before, on or after the Closing Date pursuant to written or oral Contracts or agreements entered into on or prior to the Closing Date;

(ix) any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, in each case which have not been paid prior to the Closing and which have not been reflected in a reduction of the Closing Merger Consideration of this Agreement (but only to the extent of such reduction);

(x) the items listed in Section 9.2(a) of the Company Disclosure Letter; and

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(xi) the continuation of the Company Option Plan and any Company Options after the Effective Time, as contemplated by Section 2.12(a), including without limitation any payments to be made to holders of Company Options following the exercise of any such Company Options after the Effective Time; and

(xii) any proceedings, demands or assessments incidental to any of the matters set forth in Section 9.2(a)(i) through (xi).

(b) Subject to the terms of this Article IX, the Company Securityholders and the Stockholders’ Agent and their respective directors, officers and Affiliates (collectively, the “Seller Party Indemnitees”) shall be indemnified, defended and held harmless by Parent and Surviving Corporation, on a joint and several basis, from and against any and all Losses that are directly or indirectly suffered or incurred by and of the Seller Party Indemnitees, and that arise from or as a result of, or are directly or indirectly connected with, any of the following:

(i) any breach, untruth or inaccuracy of any representation or warranty of Parent or Merger Sub contained in this Agreement, including any certificate delivered pursuant to Sections 2.14 or 6.3 of this Agreement, as of the date hereof or as of the Closing Date as though such representations or warranties were made on the Closing Date; and

(ii) the breach or nonperformance by Parent or Merger Sub of any of its respective covenants or agreements contained in this Agreement.

(c) Subject to the terms of this Article IX, the right of the Indemnified Persons to seek indemnification under Section 9.2(a)(i) and Section 9.2(b)(i) (except with respect to the IP Reps and the Fundamental Reps) shall be limited to and capped at an amount equal to the Liability Cap, which amount may be recoverable, in the case of Parent, at the sole discretion of Parent, from the Escrow Fund and/or by the Indemnification Offset Payment, and in the case of the Seller Party Indemnitees, by wire transfer of immediately available funds from Parent to the Payments Administrator for further distribution to the Company Securityholders.

(d) Subject to the terms of this Article IX, the right of the Parent Indemnitees to seek indemnification under (i) Section 9.2(a)(i) with respect to the IP Reps shall be limited to and capped at an amount equal to fifty percent (50%) of the Available Merger Consideration actually paid, payable or which may become payable at a later date; (ii) Section 9.2(a)(xi) with respect to the continuation of the Company Option Plan and the Company Options after the Effective Time shall be limited to and capped at an amount equal to the aggregate of: (A) the value paid by Parent or any of its Affiliates to repurchase any shares of common stock of Surviving Corporation whether by a privately negotiated purchase, a short-form merger under Delaware law or otherwise minus the exercise price paid for such shares of common stock of Surviving Corporation; provided, however, such value per share shall not exceed the fair market value per share of common stock of Surviving Corporation at such time as determined in good faith by Parent’s Board of Directors based upon an independent Third Party valuation conducted by a Third Party selected by Parent’s Board of Directors and reasonably acceptable to Stockholders’ Agent, such acceptance not to be unreasonably withheld, conditioned, or delayed, unless such repurchase is in accordance with an appraisal proceeding under Delaware law in which case the value shall be determined in accordance with such

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appraisal proceedings, plus (B) costs incurred by Parent or any of its Affiliates in connection with the acquisition of such shares of common stock of Surviving Corporation, and (iii) Section 9.2(a)(i) with respect to the Fundamental Reps and Sections 9.2(a)(iii) through 9.2(a)(x) shall be limited to and capped at an amount equal to one hundred percent (100%) of the Available Merger Consideration actually paid, payable or which may become payable at a later date, in each case, which amounts may be recoverable at the sole discretion of Parent, solely from the Escrow Fund and/or by the Indemnification Offset Payment.

(e) The Indemnified Persons shall not be entitled to indemnification pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) (excluding the IP Reps and Fundamental Reps, as to which the limitation in this Section 9.2(e) shall not apply) for any Losses until the aggregate amount of all Losses incurred by the Indemnified Persons with respect thereto exceeds $300,000 (the “Deductible”), in which case the Indemnified Persons shall be entitled to indemnification for all Losses, in excess of the Deductible, incurred by such Indemnified Persons.

(f) For the sole purpose of determining Losses (and not for determining whether any breach of any representation or warranty has occurred), the representations and warranties of the Parties shall not be deemed qualified by any references to material, materiality or material adverse effect qualification contained therein.

(g) No indemnity shall be provided for, and Losses shall not include (i) any Taxes of the Company or for which the Company may be otherwise liable attributable to any Tax period (or portion thereof) that begins after the Closing Date, or (ii) any limitation or diminution of or on any Tax attribute of the Company.

(h) Upon any Indemnified Person becoming aware of any claim as to which indemnification may be sought by such Indemnified Person pursuant to this Article IX, such Indemnified Person and its Affiliates shall utilize commercially reasonable efforts to pursue any available insurance policies and utilize commercially reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate the Losses which would reasonably be expected to result from such claim. With respect to each particular claim for indemnification under this Agreement, the Indemnifying Person shall not be liable for any Losses to the extent the particular Losses result directly from actions taken by or on behalf of the Indemnified Person after the Closing.

(i) Any Indemnified Person’s right to indemnification pursuant to Article IX on account of any Losses will be reduced by all insurance or other third party indemnification proceeds actually collected by the Indemnified Party after making a timely claim pursuant to Section 9.2(h) that relate directly to any such Losses.

(j) The aggregate amount of all Losses for which a Company Securityholder shall be liable pursuant to Section 9.2(a) shall not exceed such Company Securityholder’s pro rata portion of the Available Merger Consideration.

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9.3 Escrow Fund.

(a) Promptly after the Effective Time, Parent shall deposit the Escrow Amount with the Escrow Agent, such deposit (together with interest and other income thereon) to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement.

(b) On the Survival Termination Date, the Escrow Agent shall deliver any remaining amounts in the Escrow Fund to the Payments Administrator, for the benefit of the Company Securityholders in accordance with the Payout Schedule, less amounts that would be necessary to satisfy fully any then pending and unsatisfied or unresolved claims for indemnification timely asserted by any Parent Indemnitee in accordance with this Article IX and the Escrow Agreement as if such claims were resolved in favor of Parent or such other Parent Indemnitee, and less any applicable withholding Tax. Amounts not distributed under the foregoing in respect of pending and unsatisfied or unresolved claims shall remain in the Escrow Fund until the related claims have been resolved or until any such portion of such amounts is determined pursuant to Section 9.5 to be no longer necessary to satisfy such claims. As soon as all such claims have been resolved or any such portion of such amounts is determined pursuant to Section 9.5 to be no longer necessary to satisfy such claims, the Escrow Agent shall deliver to the Payments Administrator, for the benefit of the Company Securityholders in accordance with the Payout Schedule, the remaining portion of such undistributed amount, if any, not required to satisfy such claims (less any applicable withholding Tax). All payments made by the Payments Administrator to the Company Securityholders under this Article IX shall be made in accordance with their respective letters of transmittal, or other appropriate documentation.

9.4 Stockholders’ Agent.

(a) By virtue of the approval and adoption of this Agreement by the requisite consent of the Company Stockholders and the subsequent consent, by the Company Stockholders, to the Transmittal Letter, each of the Company Stockholders (other than any Dissenting Stockholders) shall be deemed to have agreed to appoint Shareholder Representative Services LLC as its agent and attorney-in-fact (the “Stockholders’ Agent”) for and on behalf of the Company Securityholders to give and receive notices and communications, to object to payments to any Parent Indemnitee pursuant to Section 9.2 in satisfaction of claims by any Parent Indemnitee, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Parent Indemnitee against any Company Securityholder or by any such Company Securityholder against any Parent Indemnitee or any dispute between any Parent Indemnitee and any such Company Securityholder, to authorize payment to any Parent Indemnitee of any of the Escrow Amount, or any portion thereof, in satisfaction of any indemnification claims by any Parent Indemnitee, and to review, negotiate, agree to and authorize any Indemnification Offset Payments and payments from the Escrow Fund in satisfaction of any payment obligation, in each case, on behalf of the Company Securityholders, as contemplated hereunder in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing or (ii) specifically mandated by Applicable Law or the terms of this Agreement. If the Stockholders’ Agent shall resign or be removed by the Company Securityholders, the Advisory Group shall (by consent of a majority of the members of the Advisory Group), within 10 days after such resignation or removal, appoint a successor to the Stockholders’ Agent. Any such successor shall succeed the former Stockholders’ Agent as the Stockholders’ Agent hereunder.

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(b) Parent and its Affiliates shall be entitled to rely on any action or decision of the Stockholders’ Agent. Parent and its Affiliates shall not be obliged to inquire into the authority of the Stockholders’ Agent, and Parent and its Affiliates shall be fully protected in dealing with the Stockholders’ Agent in good faith.

(c) The Stockholders’ Agent shall treat confidentially any nonpublic information disclosed to it pursuant to this Agreement and shall not use such nonpublic information other than in the performance of its duties as the Stockholders’ Agent. In addition, the Stockholders’ Agent shall not disclose any nonpublic information disclosed to it pursuant to this Agreement to anyone except as required by Applicable Law; provided that (i) the Stockholders’ Agent may disclose such nonpublic information to legal counsel and other advisors under an obligation of confidentiality and non-use in its capacity as such (for the purpose of advising the Company Securityholders on any information disclosed to the Stockholders’ Agent pursuant to this Agreement), (ii) the Stockholders’ Agent (or legal counsel or other advisor to whom information is disclosed pursuant to clause (i) above) may disclose such nonpublic information in any Claim relating to this Agreement or the transactions contemplated hereby (or, in either case, discussion in preparation therefor) any information disclosed to the Stockholders’ Agent pursuant to this Agreement and (iii) the Stockholders’ Agent may disclose to any member of the Advisory Group any information disclosed to the Stockholders’ Agent subject to such member of the Advisory Group agreeing with Parent in writing to restrictions on the disclosure and use of such information consistent with the restrictions to which the Stockholders’ Agent is subject.

(d) The Stockholders’ Agent represents and warrants to Parent and Merger Sub, as to itself, that:

(i) The Stockholders’ Agent has all necessary limited liability company power and authority to execute and deliver this Agreement and the Escrow Agreement and to carry out his, her or its obligations hereunder and thereunder;

(ii) This Agreement has been duly executed and delivered by the Stockholders’ Agent and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes the valid and legally binding obligation of the Stockholders’ Agent, enforceable against the Stockholders’ Agent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws relating to or affecting creditors generally and by general equity principles; and

(iii) The Escrow Agreement will be duly executed and delivered by the Stockholders’ Agent and, assuming the due authorization, execution and delivery of the Escrow Agreement by the other parties thereto, will constitute a legal, valid and binding obligation of the Stockholders’ Agent, enforceable against the Stockholders’ Agent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws relating to or affecting creditors generally and by general equity principles.

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(e) In accordance with Section 2.7(b), Parent shall wire to the Stockholders’ Agent the Expense Fund. The Expense Fund shall be held by the Stockholders’ Agent as agent and for the benefit of the Company Securityholders in a segregated client account and shall be used for the purposes of paying directly, or reimbursing the Stockholders’ Agent for, any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholders’ Agent pursuant to this Agreement, the Escrow Agreement or any other agreements ancillary hereto. The Stockholders’ Agent shall hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as reasonably determined by the Stockholders’ Agent that the Expense Fund is no longer required to be withheld, the Stockholders’ Agent shall pay to the Payments Administrator for further distribution to each Company Securityholder, by wire transfer of immediately available funds in the case of any cash payment (or by check as reasonably directed by such Person), such Person’s pro rata portion of such Expense Fund in accordance with Article II and the formulas set forth in the Payout Schedule. The Company Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Agent will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Company Securityholders at the time of Closing.

(f) The Stockholders’ Agent will incur no liability of any kind with respect to any action or omission by the Stockholders’ Agent in connection with the Stockholders’ Agent’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Stockholders’ Agent’s gross negligence or willful misconduct. The Stockholders’ Agent shall not be liable for any action or omission pursuant to the advice of counsel. The Company Securityholders will indemnify, defend and hold harmless the Stockholders’ Agent from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholders’ Agent’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholders’ Agent, the Stockholders’ Agent will reimburse the Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholders’ Agent by the Company Securityholders, any such Representative Losses may be recovered by the Stockholders’ Agent from (i) the funds in the Expense Fund, (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Securityholders, or (iii) from the Milestone Consideration at such time as any such amounts would otherwise be distributable to the Company Securityholders; provided, that while this Section 9.4(f) allows the Stockholders’ Agent to be paid from the aforementioned sources of funds, it does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it

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prevent the Stockholders’ Agent from seeking any remedies available to it at law or otherwise. In no event will the Stockholders’ Agent be required to advance its own funds on behalf of the Company Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Company Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Agent under this Section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Agent or the termination of this Agreement.

9.5 Indemnification Claims.

(a) In the event a claim is made by an Indemnified Person, such Indemnified Person must give prompt written notice (the “Claim Notice”) of such claim to the Company Securityholders (by means of delivery to the Stockholders’ Agent), or the Parent, as applicable (the Party or Parties against whom indemnification is sought, the “Indemnifying Person”). The Claim Notice shall state that an indemnification claim or indemnification claims pursuant to Section 9.2 or any other provision of this Agreement is being made and describing the basis for such claim with reasonable specificity and specifying in reasonable detail the Losses in respect of the claim (provided that the Indemnified Person shall not be bound by any estimate of Losses contained in such description). The Claim Notice shall be provided to the Indemnifying Person as soon as practicable after the Indemnified Person becomes aware that it has incurred or suffered a Loss. Notwithstanding the foregoing but subject to Section 9.1, any failure to provide the Indemnifying Person with a Claim Notice, or any failure to provide a Claim Notice in a timely manner as aforesaid, shall not relieve any Indemnifying Person from any liability that it may have to the Indemnified Person under this Section 9.5 except to the extent, if at all, that the ability of such Indemnifying Person to defend such claim is materially prejudiced by the Indemnified Person’s failure to give such Claim Notice. If the Claim Notice relates to a Third Party Claim, the procedures set forth in Section 9.6 will be applicable.

(b) If the Claim Notice does not relate to a Third Party Claim, within thirty (30) Business Days after receipt of such notice, the Indemnifying Person shall provide a written notice to the Indemnified Person indicating whether the Indemnifying Persons object to the indemnification claim and describing the basis for any objection with reasonable specificity. If no such objection notice is received by the Indemnified Person within such thirty (30) Business Day period, the Indemnifying Persons shall be deemed to be entirely liable for indemnification of the indemnification claim pursuant to this Agreement. If such notice of objection is provided within such period, the Indemnifying Persons, the Indemnified Person and their respective representative(s) shall then attempt in good faith for thirty (30) days to agree upon a resolution of such indemnification claim. If no such resolution can be reached after good faith negotiation during such thirty (30) day period, unless otherwise agreed to in writing by the Indemnifying Person and the Indemnified Person, the Indemnified Person may institute proceedings in a court of competent jurisdiction (in accordance with Section 10.7) to resolve any such dispute, and the Indemnified Person and the Indemnifying Person shall seek to resolve such dispute in as expeditious a manner as practicable. In the case of any such proceeding, the Indemnified Person and the Indemnifying Person shall each be responsible for the payment of its own fees and expenses.

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9.6 Third Party Claims. The following additional provisions shall apply with respect to any Claims or demands by Third Parties as to which any Indemnified Person seeks indemnification hereunder (a “Third Party Claim”), except that Claims or demands by Taxing authorities for taxes shall be governed by Section 9.7.

(a) Unless such Indemnified Person affirmatively elects not to control the defense of such Third Party Claim (such notice, the “Non-Defense Election”) by delivering a written notice to the Indemnifying Person within thirty (30) days after giving the Indemnifying Person the applicable Claim Notice in respect of such Third Party Claim, such Indemnified Person shall defend, contest, negotiate or settle each such Third Party Claim through counsel of its own selection (who shall be reasonably acceptable to the Indemnifying Person), at the expense and for the account of the Indemnifying Person (and the Indemnifying Person shall cooperate with and provide reasonable assistance to any such Indemnified Person in the defense of such Claim or demand); provided, however, that

(i) the Indemnifying Person shall be entitled to receive copies of such pleadings, notices and communications with respect to any Third Party Claim as the Indemnifying Person may reasonably request and participate in such defense, at its own expense, with counsel of its choosing and such Indemnified Person and its counsel shall cooperate with the Indemnifying Person in doing so, and

(ii) such Indemnified Person will not settle, compromise, or offer to settle or compromise any such Third Party Claim unless (A) the Indemnifying Person provides prior written consent, which consent will not be unreasonably withheld, conditioned or delayed so long as such settlement or compromise releases the Indemnifying Person completely in connection with such Third Party Claim, with no statement as to or an admission of fault by or on behalf of the Indemnifying Person and no monetary or nonmonetary relief granted by or imposed upon the Indemnifying Person or any of its Affiliates or (B) no indemnification under this Article IX is sought by any Indemnified Person in connection with the Third Party Claim covered by the settlement.

(b) If the Indemnified Person delivers a Non-Defense Election to the Indemnifying Person within thirty (30) days after giving the Indemnifying Person the applicable Claim Notice in respect of such Third Party Claim, subject to Section 9.6(d), the Indemnifying Person shall be entitled to defend, contest, negotiate or settle such Third Party Claim, at the expense and for the account of the Indemnifying Person, through counsel of its own selection (who shall be reasonably acceptable to the Indemnified Person), if the Indemnifying Person provides written notice to the Indemnified Persons within thirty (30) days after receiving the applicable Claim Notice in respect of such Third Party Claim that the Indemnifying Person elects to control the defense of such Third Party Claim.

(c) Notwithstanding anything to the contrary in this Section 9.6, in the event and for so long as a Third Party Claim (i) relates solely to the payment of monetary damages in an aggregate amount that does not exceed the amount then available under the Escrow Fund (excluding amounts in the Escrow Fund that are otherwise the subject of pending indemnification claims under this Article IX), which amount must remain in escrow pending final resolution of such Third Party Claim, (ii) does not relate to felony criminal conduct or the payment of Taxes, (iii) was not instituted

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by a Governmental Entity, and (iv) does not seek equitable, injunctive or other non-monetary relief, subject to Section 9.6(d), the Indemnifying Person shall be entitled to defend, contest, negotiate or settle such Third Party Claim, at the expense and for the account of the Indemnifying Person, through counsel of its own selection (who shall be reasonably acceptable to the Indemnified Person), if the Indemnifying Person provides written notice of its election to assume such defense pursuant to this Section 9.6(c) within thirty (30) days after the Indemnified Person first delivers the applicable Claim Notice in respect of such Third Party Claim to the Indemnifying Person and the Indemnifying Person acknowledges in such written notice that any Losses that may be asserted against the Indemnified Person in such Third Party Claim constitute Losses for which the Indemnified Person is entitled to indemnification pursuant to this Article IX.

(d) In the event that the Indemnifying Person has assumed the defense of any Third Party Claim pursuant to either Section 9.6(b) or 9.6(c), in each case all of the following shall apply:

(i) The Indemnified Person shall cooperate with and provide reasonable assistance to the Indemnifying Person in the defense of such Third Party Claim;

(ii) the Indemnified Person shall be entitled to receive copies of all pleadings, notices and communications with respect to such Third Party Claim as the Indemnified Person may reasonably request and participate in such defense, at its own expense, with counsel of its choosing and the Indemnifying Person and its counsel shall cooperate with the Indemnified Person in doing so;

(iii) the Indemnified Person shall be entitled to immediately assume control of the defense, contest, negotiation and settlement of such Third Party Claim in the event any of the conditions in clauses (i) through (iv) of Section 9.6(c) are not satisfied with respect to such Third Party Claim, or if the Indemnifying Person fails to diligently defend such Third Party Claim, in which case such costs and expenses associated with such defense by the Indemnified Person may be sought in a claim for indemnification hereunder; and

(iv) the Indemnifying Person shall not be entitled to settle, compromise, or offer to settle or compromise such Third Party Claim without the prior written consent of the Indemnified Person, which consent will not be unreasonably withheld, conditioned or delayed so long as (A) the conditions in clauses (i) through (iv) of Section 9.6(c) are satisfied with respect to such Third Party Claim, (B) such settlement or compromise includes only the payment of monetary damages (which are fully paid at the time of such settlement or compromise by the Indemnifying Person), and (C) such settlement or compromise releases the Indemnified Person completely in connection with such Third Party Claim, with no statement as to or an admission of fault by or on behalf of the Indemnified Person or any of its Affiliates and no monetary or nonmonetary relief granted by or imposed upon the Indemnified Person or any of its Affiliates. The Indemnifying Person shall notify the Indemnified Person in writing prior to effecting any settlement or compromise pursuant to this Section 9.6(d)(iv) and shall make available a copy of the settlement agreement for the Indemnified Person’s review prior to execution thereof.

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9.7 Tax Claims. If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Agreement is asserted in writing against Parent, any of its Affiliates or, effective upon the Closing, the Company, Parent shall notify the Stockholders’ Agent of such claim or demand within ten (10) Business Days of receipt thereof, or such earlier time that would allow the Stockholders’ Agent to timely respond to such claim or demand, and shall give the Stockholders’ Agent such information with respect thereto as the Stockholders’ Agent may reasonably request; provided, however, that for the sake of clarity, any failure by Parent to provide such notice shall not relieve any Person of any liability under this Agreement unless (and then only to the extent that) the Stockholders’ Agent’s ability to contest such claim or demand has been prejudiced thereby. The Stockholders’ Agent may, at the expense of the Company Securityholders, participate in and, upon reasonable prior notice to Parent, may assume the defense of any such Tax dispute. If the Stockholders’ Agent assumes such defense, the Stockholders’ Agent shall have the sole discretion as to the conduct of such defense and Parent shall have the right to participate (but not the obligation to participate) in the defense thereof and to employ separate counsel at its own expense. In any event, when either Parent or the Stockholders’ Agent conducts such defense, it shall (x) keep the other Party promptly and fully informed of the conduct of any such Tax dispute, (y) provide promptly to the other Party any documents, correspondence, or other materials relating to any such Tax dispute, and (z) consider in good faith any reasonable suggestions of the other Party relating to the conduct (including prosecution, compromise, or settlement) of such Tax dispute. Furthermore, the Party conducting the defense of any such Tax dispute shall not settle such Tax dispute without the prior written consent of such other Party (which consent shall not be unreasonably withheld, delayed or conditioned). For the avoidance of doubt, the provisions of this Section 9.7, and not those of Section 9.5 or 9.6 will control with respect to proceedings relating to claims or demands for Taxes.

9.8 Payment.

(a) Upon a determination of liability under this Article IX, the Indemnifying Persons will pay or cause to be paid to the Indemnified Person the amount so determined within five (5) Business Days after the date of such determination.

(b) If the Losses incurred by the Parent, Merger Sub, or any of their respective Affiliates covered by this Article IX are being addressed via an Indemnification Offset Payment, then upon a determination of liability under this Article IX, Parent shall deliver any amounts set-off pursuant to the right of set-off in Section 9.2(a) and not required to satisfy such claims, to the Payments Administrator, to be paid in the manner set forth in Article VIII as if such payment were part of the Contingent Consideration.

(c) Any indemnification payment to be made to any of the Parent Indemnitees pursuant to Section 9.2(a) from the Escrow Fund, subject to the Escrow Agreement, shall be effected by wire transfer of immediately available funds within five (5) Business Days after the resolution thereof in accordance with this Agreement and the Escrow Agreement to an account designated in writing by the applicable Parent Indemnitee. With respect to any such payment to be made from the Escrow Fund, Parent and the Stockholders’ Agent shall promptly execute any necessary documents jointly instructing the Escrow Agent to distribute such payment in accordance herewith.

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9.9 Consequences of Indemnification Payments. Any payments made to an Indemnified Person pursuant to any indemnification obligations under this Article IX will be treated as adjustments to the purchase price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Applicable Law. To the extent such payments are to be made to the Company Securityholders, they shall be distributed in accordance with the provisions of Section 2.6 and Section 2.12 applicable to the distribution of Earn-Out Payments.

9.10 Sole and Exclusive Remedy. The indemnification remedies provided in this Article IX shall constitute the exclusive remedy of the Parties hereto after the Closing for any claim in connection with this Agreement or any other transaction documents, including any claim for any Losses resulting from a breach of any party of any representation, warranty, covenant or agreement, and no party, nor any Affiliate thereof or any other Person shall be entitled to make any claim or otherwise recover Losses from any Party except as expressly provided under Article IX. Except as otherwise set forth herein, claims against the Escrow Fund pursuant to this Article IX and/or Indemnification Offset Payments constitute the sole and exclusive remedy of the Indemnified Persons against the Company Securityholders for any Losses hereunder.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) upon receipt if delivered personally, (b) one (1) Business Day after being sent by commercial overnight courier service, or (c) upon transmission if sent via facsimile or email with confirmation of receipt to the Parties made by the recipient at the following addresses (or at such other address for a Party as shall be specified upon like notice):

(a)	if to Parent, Merger Sub or Surviving Corporation, to:

pSivida Corp.

480 Pleasant Street

Watertown, MA 02472

Attention: John D. Mercer, Corporate Counsel

Facsimile: (617) 926-5050

Email: jmercer@psivida.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

1735 Market Street, 23rd Floor

Philadelphia, PA 19103

Attention: Steven J. Abrams

Facsimile: (267) 675-4601

Email: steve.abrams@hoganlovells.com

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(b)	if to the Company, to:

Icon Bioscience, Inc.

39899 Balentine Dr Suite 200

Newark, CA 94560

Attention: David Tierney

Facsimile: (408)716-4983

Email: davidtierney@iconbioscience.com

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312

Attention: Christopher Miller, Esq.

Facsimile: (610) 640-7835

Email: MILLERC@pepperlaw.com

(c)	if to the Stockholders’ Agent, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

Telephone No.: (303) 648-4085

10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

10.3 Regulatory Filings. As soon as practicable after the date hereof, Parent shall make (i) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Applicable Law relating to the Merger; (ii) any filings required by the Australian Corporations Act 2001 or the Australian Securities Exchange (the “ASX”) and (iii) any filings required by the FDA or any other Governmental Entity. Parent will cause all documents that it is responsible for filing with any Governmental Entity under this Section 10.3 to comply in all material respects with all Applicable Law.

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10.4 Entire Agreement; Nonassignability; Parties in Interest.

(a) This Agreement and the documents and instruments delivered pursuant hereto, including all Exhibits hereto, the Company Disclosure Letter, the Parent Disclosure Letter and all other Schedules hereto:

(i) together constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms and shall survive any termination of this Agreement; and

(ii) shall not be assigned by Parent or Merger Sub, on the one hand, or by the Company, on the other hand (by operation of law or otherwise), without the written consent of each of the Parties (and any purported assignment in violation of this Agreement shall be void); provided, however, that Parent and Merger Sub may assign (by operation of law or otherwise) all or any of their respective rights hereunder to an Affiliate so long as such Affiliate assumes this Agreement and agrees to be bound by and to comply with the applicable terms and conditions hereof; provided, further, that Parent may substitute, by written notice to the Company, another direct or indirect Subsidiary of Parent, or an Affiliate of Parent, in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Person, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Person as of the date of such substitution; provided, further, that, from and after the Effective Time, Parent and the Surviving Corporation may assign all of their rights and obligations hereunder to any Third Party that directly or indirectly acquires all of the capital stock, all or substantially all of the assets, or all or part of the business, of Parent or the Surviving Corporation, so long as such Third Party assumes this Agreement and agrees to be bound by and to comply with the applicable terms and conditions hereof; provided, further, that Parent, Merger Sub and Surviving Corporation may assign in whole or in part, all of their rights and obligations hereunder without such consent, as collateral in connection with any financing of Parent, Merger Sub, Surviving Corporation or any of their Affiliates.

(b) If this Agreement is assigned to a Third Party pursuant to Section 10.4(a)(ii), and (i) the Development Milestone Payment is unearned at the time of the assignment, (ii) process validation for the Lead Product has been successfully completed to support commercialization of the Lead Product in the United States in accordance with all Applicable Laws, including cGMP and the general process validation principles and approaches that FDA considers appropriate for the manufacture of human drug products as provided in FDA’s Guidance for Industry, Process Validation: General Principles and Practices, and (iii) there has been no commercialization of the Lead Product as of March 31, 2019, then the Development Milestone shall be due and payable in full at the closing of the transaction pursuant to which this Agreement is assigned.

(c) This Agreement and the documents and instruments delivered pursuant hereto, including all Exhibits hereto, the Company Disclosure Letter, the Parent Disclosure Letter and all other Schedules hereto are not intended to, and do not, confer upon any Person other than the Parties who are signatories hereto any rights or remedies hereunder except (i) to the Company Securityholders as set forth in Article II and Article VIII; provided, that the Stockholders’ Agent has

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the sole right to pursue a remedy under Article VIII and (ii) as set forth in Section 5.9; provided, that the Parties further agree that the rights of Third Party beneficiaries under Section 5.9 shall not arise unless and until the Effective Time occurs. For the avoidance of doubt, Persons other than the Company, Parent and Merger Sub may not rely on any representations and warranties or other statements contained in this Agreement, the Parent Disclosure Letter or the Company Disclosure Letter.

10.5 Severability. In the event that any provision of this Agreement, or the application thereof becomes, or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by Applicable Law.

10.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Applicable Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

10.7 Dispute Resolution.

(a) Subject to Section 10.7(b), in the event of a dispute with regard to the formation, interpretation, validity, binding effect, performance, breach or alleged breach, termination, as well as non-contractual claims arising in connection with, arising out of, occurring under, or related to this Agreement, either Parent or the Stockholders’ Agent may require that each other forward the matter to a senior executive officer or other Person of each such Party with decision-making authority (or designee with similar authority to resolve such dispute) of each such Party, who shall attempt in good faith to resolve such dispute. If such dispute is not resolved prior to the expiration of such thirty (30) day period, then either Parent or the Stockholders’ Agent shall be free to submit the dispute to be finally and conclusively settled by the arbitration proceedings outlined in Section 10.7(b) below; provided, however, that disputes that are subject to the Neutral Auditor’s final decision-making authority pursuant to Section 2.15 or the Auditor’s final decision-making authority pursuant to Section 8.8 shall not be subject to the dispute resolution procedures in this Section 10.7(a) or Section 10.7(b) and the Neutral Auditor’s or Auditor’s decision shall be final, non-appealable and binding on the Parties.

(b) Any unresolved disputes between Parent and the Stockholders’ Agent with regard to the formation, interpretation, validity, binding effect, performance, breach or alleged breach, termination, as well as non-contractual claims arising in connection with, arising out of, occurring under, or related to this Agreement, shall be resolved by final and binding arbitration conducted pursuant to this Section 10.7(b). Whenever Parent or the Stockholders’ Agent shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Arbitration shall be seated in the City of Boston, Massachusetts and shall be conducted according to the arbitration rules of the International Chamber of Commerce (“ICC”) in effect at the time of execution of this Agreement, and the governing substantive law shall be the internal Applicable Laws of the State of Delaware applicable to parties residing in the State of Delaware, without regard

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to applicable principals of conflicts of law. The arbitration will be conducted by a tribunal of three arbitrators appointed in accordance with the ICC rules; provided, that each of Parent and the Stockholders’ Agent shall within thirty (30) days after the institution of the arbitration proceedings appoint an arbitrator, and such arbitrators shall together, within thirty (30) days, select a third arbitrator as the chairman of the arbitral tribunal, and each arbitrator shall have significant experience in the life sciences industry. If the two initial arbitrators are unable to select a third arbitrator within such thirty (30) day period, the third arbitrator shall be appointed in accordance with ICC rules. The language of the arbitration proceedings shall be English. Each of Parent and the Stockholders’ Agent shall prepare a written report setting forth its position with respect to the substance of the dispute and the tribunal shall select one of the Party’s positions as its decision, based on the criteria, if any, set forth in relevant provision(s) of this Agreement giving rise to the dispute, and shall not have authority to render any substantive decision other than to so select the position of either Parent or Stockholders’ Agent as set forth in their respective written reports. The tribunal may establish reasonable additional procedures to facilitate such arbitration, including preliminary meetings between Parent and the Stockholders’ Agent to discuss potential terms; provided, however, that neither Party to the arbitration proceeding shall be entitled to any discovery or depositions. The tribunal shall render their final award within sixty (60) days from the date of commencement of the arbitration. The Party that has instituted the arbitration proceedings shall, during the course of such arbitration, pay the costs of such arbitration. A final award issued by the tribunal may allocate the costs of the arbitration proceedings, including administration fees, fees of the arbitrators, and Parent’s and the Stockholders’ Agent’s attorneys’ fees and expenses among the Parties as the tribunal deems appropriate. Decisions of the tribunal shall be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction. Each Party shall continue to perform its obligations under this Agreement pending final resolution of any dispute resolution procedure.

(c) The Parties undertake to maintain confidentiality as to the existence of the arbitration proceedings set forth in Section 10.7(b) and as to all submissions, correspondence and evidence relating to the arbitration proceedings. This provision shall survive the termination of the arbitral proceedings.

(d) Nothing in this Section 10.7 shall preclude a Party from seeking and obtaining in a court of competent jurisdiction injunctive or equitable relief, at any time during the pendency of arbitration proceedings, to preserve the status quo or prevent immediate harm to the Party.

10.8 Rules of Construction.

(a) The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Applicable Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

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(c) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement, and (iii) the word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter, as appropriate, and Exhibits to this Agreement.

(e) The headings and subheadings used in this Agreement are for convenience of reference only and shall have no force or effect whatsoever in interpreting any of the provisions of this Agreement.

(f) Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Laws herein shall be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, and (iii) any reference herein to any Person shall be construed to include the Person’s successors and assigns (subject to any restrictions on assignment set forth herein).

(g) For purposes of this Agreement and the Company Disclosure Letter, the phrases “has made available to Parent,” “previously made available to Parent” or “previously provided” and similar expressions in respect of any document or information will be construed for all purposes of this Agreement and the Company Disclosure Letter (including the schedules hereto) as meaning that a copy of such document or information was filed in the electronic data room to which Parent has access, at least three (3) Business Days prior to the date hereof.

10.9 Time is of the Essence; Enforcement. Time is of the essence of this Agreement. Each of the Parties agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at Applicable Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Applicable Law or in equity.

10.10 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the Party to be charged with such waiver. Except as expressly set forth in this Agreement, the failure of a Party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that Party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

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10.11 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Party incurring such expenses whether or not the Merger is consummated.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Company, Parent, Merger Sub and the Stockholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

PSIVIDA CORP.

By:	/s/ Nancy Lurker
Name: Nancy Lurker
Title: President and Chief Executive Officer

OCULUS MERGER SUB, INC.

By:	/s/ Leonard S. Ross
Name: Leonard S. Ross
Title: President

[Signature Page to the Agreement and Plan of Merger]

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ICON BIOSCIENCE, INC.

By:	/s/ David S. Tierney
Name: David S. Tierney
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
SOLELY IN ITS CAPACITY AS THE STOCKHOLDERS’ AGENT

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Executive Director

[Signature Page to the Agreement and Plan of Merger]

CONFIDENTIAL

Exhibit A

Gerlett Consulting Agreement

[See attached]

CONFIDENTIAL

CONSULTING AGREEMENT

between

PSIVIDA US, INC.

and

Cathy Gerlett

THIS Consulting Agreement (the “Agreement”), effective as of March 29, 2018 (the “Effective Date”), is entered into between Cathy Gerlett (“Consultant”) and pSivida US, Inc. (“pSivida”), a corporation organized under the laws of the State of Delaware.

pSivida desires to retain the services of Consultant in a consulting capacity with respect to certain activities as described in this Agreement, and Consultant is willing to so act.

NOW THEREFORE, Consultant and pSivida agree as follows:

1. Description of Services. pSivida hereby retains Consultant as a consultant to pSivida and Consultant hereby agrees to perform for pSivida the consulting services described in Exhibit A hereto (the “Services”).

2. Nature of Relationship. Consultant is an independent contractor and shall not be deemed an employee of pSivida for the purposes of any employee benefit programs, income tax withholding, FICA taxes, unemployment benefits or otherwise. Consultant shall not enter into any agreement or incur any obligations on pSivida’s behalf, or commit pSivida in any manner without pSivida’s prior written consent.

3. Term and Expiration. This Agreement shall become effective as of the Effective Date and remain in effect through six (6) months, unless earlier terminated as provided herein.

4. Compensation. pSivida will pay Consultant for the Services in accordance with the terms set forth in Exhibit B hereto.

5. Expenses. pSivida will reimburse Consultant for expenses in accordance with the terms set forth in Exhibit B hereto.

6. Intellectual Property, Proprietary Information, and Confidentiality.

(a)

Consultant shall promptly and fully disclose to pSivida all inventions, improvements, discoveries, developments, original works of authorship, trade secrets, formulas, processes, techniques, know-how, data, or other intellectual property learned, made, conceived, developed, or reduced to

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practice by Consultant, either alone or jointly with others, during the performance of the Services, or which result from tasks assigned to Consultant by pSivida, or which are funded by pSivida, or which result from the use of equipment, facilities, or premises owned, leased, or contracted by pSivida, or which relate to controlled release drug delivery systems or any other product or technology now or formerly under development by pSivida (“Intellectual Property”). Consultant agrees to assign, and does hereby assign, to pSivida and its successors and assigns, without further consideration, the entire right, title, and interest in and to all Intellectual Property, whether or not patentable or copyrightable. Consultant further agrees to execute all applications for patents and/or copyrights, domestic or foreign, assignments and other papers necessary to secure and enforce rights related to the Intellectual Property. The parties acknowledge that all original works of authorship that are made by Consultant within the scope of her consulting Services and that are protectable by copyright are “works made for hire” as the term is defined in the United States Copyright Act (17 USCA § 101).

(b)	Consultant understands and agrees that she possesses or may in the future possess information that has been created, discovered, or developed by or on behalf of pSivida, or has otherwise become known to pSivida, which information is not publicly known, and that such information may be disclosed to or discovered by Consultant in the course of performing the Services. All the aforementioned information, as well as all the Intellectual Property, is hereunder called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, data, know-how, improvements, inventions, techniques, planned products, research and development, marketing plans, business plans, clinical trials design, clinical trial results, preclinical results, regulatory filings, regulatory approval strategies, forecasts, customer lists, business plans, and confidential information about technologies, finances, marketing, pricing, costs, and employees.

(c)	At all times during her retention as a consultant by pSivida and at all times after termination of this Agreement, Consultant will keep in confidence and trust all Proprietary Information and will not, without the advance written consent of pSivida, disclose any Proprietary Information to any other person or entity or use any Proprietary Information for purposes other than performing the Services.

(d)	Consultant shall use her best efforts to keep separate and segregated from other work all documents, records, notebooks, and correspondence arising from performance of the Services. All rights, title, and interest therein shall belong to pSivida and, upon expiration or termination of this Agreement, all such documents and materials, including copies thereof, whether prepared by Consultant or others, will be delivered to pSivida upon written request.

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(e)	In the event that pSivida is unable for any reason whatsoever to secure Consultant’s signature for any lawful and necessary documents required under Section 6, including those necessary for the assignment of, application for, or prosecution of any United States or foreign application for inventors certificates, letter patents, copyrights, or the like, Consultant hereby designates and appoints pSivida and its duly authorized officers and agents as agents and attorneys-in-fact to act for and on her behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the assignment, prosecution, and issuance of inventors certificates, letter patents, copyrights, and the like with the same legal force as if executed by her. Consultant hereby waives any and all claims of any nature whatsoever that Consultant may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.

7. Reasonableness of Covenant. Consultant represents and acknowledges that (i) she is familiar with the covenant in Section 6, (ii) she is fully aware of her obligations thereunder, and (iii) the provisions of said covenant, including, without limitation, the length of time, scope, and coverage of the limitations, are reasonable.

8. Remedies. Consultant acknowledges that breach of her obligations relating to disclosure and non-use of Confidential Information could cause irreparable harm to pSivida. As a result, Consultant agrees that, in addition to damages and attorneys’ fees, pSivida shall be entitled to seek preliminary and permanent injunctive relief for any such breach without having to post a bond.

9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles.

10 No Conflict. Consultant represents that her performance of all of the terms of the Agreement, and that her retention as an advisor to pSivida, does not and will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to her retention as an advisor by pSivida. Consultant has not entered into, and agrees that she will not enter into, any agreement, either written or oral, in conflict herewith. Consultant has not brought, and will not bring with her to pSivida or use in the performance of her responsibilities at pSivida, any equipment, supplies, facility, or trade secret information of any third party, unless she has obtained written authorization for the possession and use thereof. Consultant also agrees that, in her retention as an advisor to pSivida, she will not breach any obligation of confidentiality that she has to others and she agrees that she shall fulfill all such obligations during her retention as an advisor to pSivida. Consultant shall use best efforts to segregate work done under this Agreement from work done for any other entity so as to minimize any questions of disclosure or ownership of rights with regard to intellectual property.

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11. Termination.

(a)	This Agreement may be terminated upon five (5) days written notice by either party without regard to cause.

(b)	Termination of this Agreement by either party shall not affect the rights and obligations of the parties that accrued prior to the effective date of termination. The rights and duties under Paragraphs 6, 7, 8, 10, 12, and 15 of this Agreement shall survive the expiration or termination of this Agreement.

12. Successors, Transferees and Assigns. This Agreement shall be binding upon and shall inure to the benefit of pSivida’s successors, transferees, and assigns.

13. Notice. Any notice, report, or other communications required or permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of hand delivery or fax, or one day after shipping if shipped by reputable overnight courier, or three days after mailing if mailed by first-class mail, postage prepaid, to the following addresses, or to such other address as any party hereto may designate by notice given as herein provided:

If to Consultant:	Cathy Gerlett

Telephone:
Facsimile: NA
Email:

If to pSivida:	pSivida US, Inc.
480 Pleasant Street, Suite B300 Watertown, MA 02472

Attention:	John D. Mercer
Director of Intellectual Property and Corporate Counsel

Telephone: (617) 972-6326
Facsimile: (617) 926-5050
Email: jmercer@psivida.com

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14. Amendments. This Agreement shall not be amended or modified in whole or part except by an instrument in writing signed by each party hereto.

15. Attorneys’ Fees. In the event that legal action or proceedings are necessary to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys’ fees.

16. Entire Agreement. This Agreement and its Exhibits, including any amendments thereto, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all previous negotiations, commitments, and writings. In addition, should there be any conflict between any Exhibit and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

In WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date last signed below.

CONSULTANT	PSIVIDA US, INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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EXHIBIT A

DESCRIPTION OF SERVICES

•	Provide technical and logistic leadership to the Dexycu product.

•	Act as main support to the Commercial Manufacturing Operations for the Dexycu product.

•	Work with pSivida operations to ensure Quality Systems for product line are being followed and up to date.

•	Assist pSivida operations in Quality Management for various projects as needed.

•	Assist pSivida operations in technical expertise as needed.

•	Other tasks as assigned.FORM pSivida Consulting Agreement

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EXHIBIT B

COMPENSATION SCHEDULE AND PAYMENT TERMS

Compensation:

pSivida will pay Consultant __4,659.20__ per week to compensate Consultant for the performance of the Services. Consultant will work 40 hours per week.

Expenses:

pSivida will reimburse Consultant for expenses reasonably, necessarily, and directly incurred in the performance of the Services; provided, however, that pSivida’s prior written consent shall be required for any individual expense in excess of One Hundred Dollars ($100).

Payment:

Consultant shall bill pSivida expenses on at least a monthly basis and shall include with her invoice a statement and itemization of expenses incurred during the billing period in a form acceptable to pSivida. Payment for expenses as defined herein will be made by pSivida within thirty (30) days after pSivida’s receipt of Consultant’s invoice. FORM pSivida Consulting Agreement Page 7 of 7

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Exhibit B

Tierney Consulting Agreement

[See attached]

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CONSULTING AGREEMENT

between

PSIVIDA US, INC.

and

DAVID TIERNEY

THIS Consulting Agreement (the “Agreement”), effective as of the date on which the proposed transaction between pSivida Corp. and Icon Biosciences closes (the “Effective Date”), is entered into between Mr. David Tierney (“Consultant”) and pSivida US, Inc. (“pSivida”), a corporation organized under the laws of the State of Delaware.

pSivida desires to retain the services of Consultant in a consulting capacity with respect to certain activities as described in this Agreement, and Consultant is willing to so act.

NOW THEREFORE, Consultant and pSivida agree as follows:

1. Description of Services. pSivida hereby retains Consultant as a consultant to pSivida and Consultant hereby agrees to perform for pSivida the consulting services described in Exhibit A hereto (the “Services”).

2. Nature of Relationship. Consultant is an independent contractor and shall not be deemed an employee of pSivida for the purposes of any employee benefit programs, income tax withholding, FICA taxes, unemployment benefits or otherwise. Consultant shall not enter into any agreement or incur any obligations on pSivida’s behalf, or commit pSivida in any manner without pSivida’s prior written consent.

3. Term and Expiration. This Agreement shall become effective as of the Effective Date until the three month anniversary of the Effective Date, unless earlier terminated as provided herein.

4. Compensation. pSivida will pay Consultant for the Services in accordance with the terms set forth in Exhibit B hereto.

5. Expenses. pSivida will reimburse Consultant for expenses in accordance with the terms set forth in Exhibit B hereto.

6. Intellectual Property, Proprietary Information, and Confidentiality.

(a)

Consultant shall promptly and fully disclose to pSivida all inventions, improvements, discoveries, developments, original works of authorship, trade secrets, formulas, processes, techniques, know-how, data, or other

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intellectual property learned, made, conceived, developed, or reduced to practice by Consultant, either alone or jointly with others, during the performance of the Services, or which result from tasks assigned to Consultant by pSivida, or which are funded by pSivida, or which result from the use of equipment, facilities, or premises owned, leased, or contracted by pSivida, or which relate to controlled release drug delivery systems or any other product or technology now or formerly under development by pSivida (“Intellectual Property”). Consultant agrees to assign, and does hereby assign, to pSivida and its successors and assigns, without further consideration, the entire right, title, and interest in and to all Intellectual Property, whether or not patentable or copyrightable. Consultant further agrees to execute all applications for patents and/or copyrights, domestic or foreign, assignments and other papers necessary to secure and enforce rights related to the Intellectual Property. The parties acknowledge that all original works of authorship that are made by Consultant within the scope of him consulting Services and that are protectable by copyright are “works made for hire” as the term is defined in the United States Copyright Act (17 USCA § 101).

(b)	Consultant understands and agrees that he possesses or may in the future possess information that has been created, discovered, or developed by or on behalf of pSivida, or has otherwise become known to pSivida, which information is not publicly known, and that such information may be disclosed to or discovered by Consultant in the course of performing the Services. All the aforementioned information, as well as all the Intellectual Property, is hereunder called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, data, know-how, improvements, inventions, techniques, planned products, research and development, marketing plans, business plans, clinical trials design, clinical trial results, preclinical results, regulatory filings, regulatory approval strategies, forecasts, customer lists, business plans, and confidential information about technologies, finances, marketing, pricing, costs, and employees.

(c)	At all times during him retention as a consultant by pSivida and at all times after termination of this Agreement, Consultant will keep in confidence and trust all Proprietary Information and will not, without the advance written consent of pSivida, disclose any Proprietary Information to any other person or entity or use any Proprietary Information for purposes other than performing the Services.

(d)	Consultant shall use him best efforts to keep separate and segregated from other work all documents, records, notebooks, and correspondence arising from performance of the Services. All rights, title, and interest therein shall belong to pSivida and, upon expiration or termination of this Agreement, all such documents and materials, including copies thereof, whether prepared by Consultant or others, will be delivered to pSivida upon written request.

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(e)	In the event that pSivida is unable for any reason whatsoever to secure Consultant’s signature for any lawful and necessary documents required under Section 6, including those necessary for the assignment of, application for, or prosecution of any United States or foreign application for inventors certificates, letter patents, copyrights, or the like, Consultant hereby designates and appoints pSivida and its duly authorized officers and agents as agents and attorneys-in-fact to act for and on him behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the assignment, prosecution, and issuance of inventors certificates, letter patents, copyrights, and the like with the same legal force as if executed by her. Consultant hereby waives any and all claims of any nature whatsoever that Consultant may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.

7. Reasonableness of Covenant. Consultant represents and acknowledges that (i) he is familiar with the covenant in Section 6, (ii) he is fully aware of him obligations thereunder, and (iii) the provisions of said covenant, including, without limitation, the length of time, scope, and coverage of the limitations, are reasonable.

8. Remedies. Consultant acknowledges that breach of him obligations relating to disclosure and non-use of Confidential Information could cause irreparable harm to pSivida. As a result, Consultant agrees that, in addition to damages and attorneys’ fees, pSivida shall be entitled to seek preliminary and permanent injunctive relief for any such breach without having to post a bond.

9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles.

10 No Conflict. Consultant represents that him performance of all of the terms of the Agreement, and that him retention as an advisor to pSivida, does not and will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to him retention as an advisor by pSivida. Consultant has not entered into, and agrees that he will not enter into, any agreement, either written or oral, in conflict herewith. Consultant has not brought, and will not bring with him to pSivida or use in the performance of him responsibilities at pSivida, any equipment, supplies, facility, or trade secret information of any third party, unless he has obtained written authorization for the possession and use thereof. Consultant also agrees that, in him retention as an advisor to pSivida, he will not breach any obligation of confidentiality that he has to others and he agrees that he shall fulfill all such obligations during him retention as an advisor to pSivida. Consultant shall use best efforts to segregate work done under this Agreement from work done for any other entity so as to minimize any questions of disclosure or ownership of rights with regard to intellectual property.

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11. Termination.

(a)	This Agreement may be terminated upon five (5) days written notice by either party without regard to cause.

(b)	Termination of this Agreement by either party shall not affect the rights and obligations of the parties that accrued prior to the effective date of termination. The rights and duties under Paragraphs 6, 7, 8, 10, 12, and 15 of this Agreement shall survive the expiration or termination of this Agreement.

12. Successors, Transferees and Assigns. This Agreement shall be binding upon and shall inure to the benefit of pSivida’s successors, transferees, and assigns.

13. Notice. Any notice, report, or other communications required or permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of hand delivery or fax, or one day after shipping if shipped by reputable overnight courier, or three days after mailing if mailed by first-class mail, postage prepaid, to the following addresses, or to such other address as any party hereto may designate by notice given as herein provided:

If to Consultant:	David S Tierney

Telephone:
Facsimile:
Email:

If to pSivida:	pSivida US, Inc.
480 Pleasant Street, Suite B300 Watertown, MA 02472

Attention:	John D. Mercer
Director of Intellectual Property and Corporate Counsel

Telephone:	(617) 972-6326
Facsimile:	(617) 926-5050
Email:	jmercer@psivida.com

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14. Amendments. This Agreement shall not be amended or modified in whole or part except by an instrument in writing signed by each party hereto.

15. Attorneys’ Fees. In the event that legal action or proceedings are necessary to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys’ fees.

16. Entire Agreement. This Agreement and its Exhibits, including any amendments thereto, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all previous negotiations, commitments, and writings. In addition, should there be any conflict between any Exhibit and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

In WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date last signed below.

CONSULTANT		PSIVIDA CORP.

By:		By:

Name:	David Tierney	Name:

Title:

Date:		Date:

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EXHIBIT A

DESCRIPTION OF SERVICES

•	Provide regulatory and commercial support to pSivida for the Dexycu product.

•	Work with pSivida management to ensure a smooth transition of the Dexycu product (and all associated properties) to pSivida.

•	Assist pSivida in other tasks as assigned.

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EXHIBIT B

COMPENSATION SCHEDULE AND PAYMENT TERMS

Compensation:

pSivida will pay Consultant Twenty Thousand Dollars ($20,000) per month, based on Consultant providing Services to pSivida at an expected average of 15 hours per week, to compensate Consultant for the performance of the Services. If actual hours exceed such expected average hours per week, pSivida and Consultant shall negotiate additional comensation.

Expenses:

pSivida will reimburse Consultant for expenses reasonably, necessarily, and directly incurred in the performance of the Services; provided, however, that pSivida’s prior written consent shall be required for any individual expense in excess of One Hundred Dollars ($100).

Payment:

Consultant shall bill pSivida for compensation and expenses on at least a monthly basis and shall include with him invoice a statement and itemization of expenses incurred during the billing period in a form acceptable to pSivida. Payment for compensation and expenses as defined herein will be made by pSivida within thirty (30) days after pSivida’s receipt of Consultant’s invoice.

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Exhibit C

Form of Stockholders’ Written Consent

[See attached]

CONFIDENTIAL

ICON BIOSCIENCE, INC.

CONSENT IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS

                    , 2018

The undersigned holders of capital stock issued by Icon Bioscience, Inc., a Delaware corporation (the “Company”), constituting:

•	a majority of the issued and outstanding (i) shares of common stock, par value $0.00001 per share (“Company Common Stock”), (ii) shares of the Company’s Series A Preferred Stock, par value $0.00001 per share (“Series A Preferred Stock”), on an as-converted to Company Common Stock basis, and (iii) shares of the Company’s Series B Preferred Stock, par value $0.00001 per share (“Series B Preferred Stock”), on an as-converted to Company Common Stock basis, voting together as a single class; and

•	holders of issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock representing the Requisite Majority (as defined in the Third Amended and Restated Certificate of Incorporation of the Company, dated August 19, 2013, the “Charter”), and acting in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”) and Article IV, Section 5(b) of the Charter, do hereby approve and adopt the following resolutions with the same force and effect as though adopted at a duly called and held meeting of the Company’s stockholders on such date.

AGREEMENT AND PLAN OF MERGER

WHEREAS, on March 15, 2018, the board of directors of the Company (the “Board”) approved and declared advisable (i) the Agreement and Plan of Merger, to be entered into (the “Merger Agreement”), by and among pSivida Corp., a Delaware corporation (“Parent”), Oculus Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company and Shareholder Representative Services, LLC, a Colorado limited liability company, solely in its capacity as the representative of the Company Securityholders (the “Stockholders’ Agent”) and (ii) the merger of Merger Sub with and into the Company, pursuant to the terms of the Merger Agreement (the “Merger”); and

WHEREAS, the Board recommended that the stockholders of the Company approve the Merger Agreement and the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement in the form attached hereto as Exhibit A and including any exhibits and schedules attached thereto be and hereby is adopted;

FURTHER RESOLVED, that the Company’s performance of its obligations under the terms and provisions of the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, be and hereby are, in all respects, approved;

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FURTHER RESOLVED, that, by virtue of the adoption of the Merger Agreement, each of the undersigned holders of capital stock hereby, on his, her or its own behalf irrevocably nominates, constitutes and appoints Shareholder Representative Services, LLC as the Stockholders’ Agent with all powers and authorities under the Merger Agreement and each of the undersigned consents to and approves all other matters set forth in the Merger Agreement; and that, Joyce Erony, David Tierney and Song Tjoa, each a director of the Company (the “Advisory Group”), be appointed as the Advisory Group to provide post-closing instruction to the Stockholders’ Agent regarding any post-closing claims, disputes or other events communicated to the Stockholders’ Agent related to the Merger;

FURTHER RESOLVED, that, contingent upon and effective immediately prior to the consummation of the Merger, to the extent such undersigned holder of capital stock is a party to: (i) the Second Amended and Restated Investor Rights Agreement, dated August 20, 2013, between the Company and the stockholder parties thereto (the “IRA”) or (ii) the Voting Agreement, dated August 20, 2013 (collectively, the “Terminated Agreements”), each such undersigned holder of capital stock consents and agrees to (a) the waiver of any applicable advance notice requirements relating to the Merger or the Recapitalization and A&R Charter (both as defined below) contained in such Terminated Agreement, (b) the termination of such Terminated Agreements, and (c) that any rights and obligations such undersigned holder of capital stock may have under such Terminated Agreements shall terminate upon the termination of each of the Terminated Agreements; provided, however, that Sections 5 and 6 of the IRA shall survive and remain in full force and effect after the consummation of the Merger; provided further that Sections 5 and 6 of the IRA shall terminate automatically upon the expiration of all dissenters’ rights.

FURTHER RESOLVED, that each of the undersigned holders of capital stock hereby irrevocably waives any notice or approval with respect to the Merger, the Merger Agreement and the transactions contemplated thereby to which such stockholders may be entitled pursuant to the Company’s Third Amended and Restated Certificate of Incorporation or the Bylaws, as amended, of the Company or the DGCL, any agreements by and among the Company and any or all of such undersigned holder of capital stock or otherwise; and

FURTHER RESOLVED, that each of the undersigned holders of capital stock hereby affirmatively and irrevocably waives any appraisal or dissenters’ rights such undersigned holder of capital stock may have arising in connection with the Merger under Section 262 of the DGCL and under any other applicable law or regulation with respect to such holder’s shares of capital stock in connection with the Merger.

AMENDED AND RESTATED CHARTER

WHEREAS, the Company has previously authorized and approved (i) those certain convertible promissory notes of the Company that were issued during late 2015 in the aggregate principal amount of $5,316,245.04 (the “2015 Notes”), (ii) those certain convertible promissory notes of the Company that were issued during late 2016 in the aggregate principal amount of $3,945,336.62 (the “2016 Notes”) and (iii) those certain convertible promissory notes of the Company that were issued during late 2017 and early 2018 in the aggregate principal amount of $1,141,524.27 (the “2017 Notes” and together with the 2016 Notes and the 2015 Notes, the “Notes”);

WHEREAS, for tax purposes, the Company desires to amend the Notes to provide that immediately prior to the closing of the transactions contemplated by the Merger Agreement, the Notes shall automatically be converted into shares of a New Series C Preferred Stock of the Company, par value $0.00001 per share (“New Series C Preferred Stock”) with an aggregate liquidation preference equal to the aggregate amount of principal, accrued interest and premium the holders of the Notes are entitled to in connection with the transactions contemplated by the Merger Agreement (the “Recapitalization”);

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WHEREAS, in order to give effect to the Recapitalization, the Board desires to amend and restate in its entirety the Company’s Third Amended and Restated Certificate of Incorporation (the “Charter”) to provide for the New Series C Preferred Stock substantially in the form attached hereto as Exhibit B (the “A&R Charter”) and recommended that the stockholders of the Company approve the A&R Charter.

NOW THEREFORE BE IT RESOLVED, that each such undersigned holder of capital stock consents and agrees to the waiver of any applicable advance notice requirements or participation or preemptive rights relating to the Recapitalization in the IRA, the Charter and the Notes, and that the A&R Charter be, and it hereby is, adopted and approved in all respects.

This consent may be executed in multiple counterparts, each of which shall be deemed an original and together constitute one and the same consent.

[The remainder of this page is intentionally left blank.]

CONFIDENTIAL

IN WITNESS WHEREOF, the undersigned has executed this Consent in Lieu of a Special Meeting (the “Consent”) on the “Date of Execution” set forth below. This Consent shall be effective immediately after the execution and delivery of the Merger Agreement by each of the parties thereto (the “Effective Time”); provided, that if the Effective Time shall have already occurred before the execution and delivery of this Consent in accordance with Section 228 of the DGCL, this Consent shall be effective immediately. This Consent shall be deemed revoked if it is has not become effective within 60 days after the Date of Execution set forth below, which Date of Execution is the date on which provision for the effectiveness of this Consent has been made. This Consent may also be revoked by the undersigned at any time prior to its effectiveness. By signature hereto, the undersigned agrees to consent with respect to all of the shares of capital stock held of record by the undersigned on the books of the Company.

This written consent may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, shall be filed with the records of the meetings of the stockholders of the Company and shall constitute, for all purposes, votes at a special meeting of such stockholders. This written consent may also be acknowledged and agreed to by electronic transmission in accordance with Section 228(d) of the DGCL.

Date of Execution :
Name:
Title:

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Exhibit A

Merger Agreement

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Exhibit B

A&R Charter

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Exhibit D

Form of Escrow Agreement

[See attached]

Execution Version

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is entered into and effective this 28th day of March, 2018, by and among SunTrust Bank (the “Escrow Agent”), pSivida Corp., a Delaware corporation (“Parent”) and Shareholder Representative Services LLC, a Colorado limited liability company (the “Stockholders’ Agent” and together with the Parent, the “Parties”) solely in its capacity as the representative of the securityholders of the Company (the “Securityholders”);

WHEREAS, Parent and the Stockholders’ Agent have entered into that certain Agreement and Plan of Merger, dated as of March 28, 2018 (the “Merger Agreement”), by and among Parent, Oculus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Icon Bioscience, Inc., a Delaware corporation (the “Company”) and the Stockholders’ Agent, whereby Parent will acquire the Company through a merger of Merger Sub with and into the Company with the Company surviving as a direct wholly owned subsidiary of Parent (the “Merger”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, Parent and the Stockholders’ Agent desire for the Escrow Agent to open an account (the “Escrow Account”) as set forth in the Merger Agreement, and into which Parent will deposit funds to satisfy potential obligations of the Securityholders pursuant to the terms and conditions set forth in the Merger Agreement, and to be held, disbursed and invested by the Escrow Agent in accordance with this Escrow Agreement.

WHEREAS, Parent and the Stockholders’ Agent have entered into that certain Payments Administration Agreement, dated as of March 28, 2018 by and among Acquiom Financial LLC (“Payments Administrator”), Parent and the Stockholders’ Agent (the “Payments Agreement”) pursuant to which Payments Administrator has established the account described on Exhibit B (the “Paying Account”) for the purpose of receiving funds disbursed pursuant to this Escrow Agreement.

NOW, THEREFORE, in consideration of the premises herein, the parties hereto agree as follows:

I.	Terms and Conditions

1.1. Parent and the Stockholders’ Agent hereby appoint the Escrow Agent as their escrow agent and the Escrow Agent hereby accepts its duties as provided herein. The initial escrow deposit into the Escrow Account will be $1,500,000 (the “Escrow Amount”). The term “Escrow Fund” as used herein refers to the Escrow Amount, plus all interest, dividends, income or other earnings thereon from the investment thereof in accordance with the terms of this Escrow Agreement, less disbursements or payments thereof authorized and made hereunder.

1.2 Parent shall remit the Escrow Amount to the Escrow Agent promptly after the Effective Time, using the wire instructions set forth below, to be held by the Escrow Agent and disbursed and invested as provided in this Escrow Agreement.

SunTrust Bank

ABA: 061000104

Account: 9443001321

Account Name:

Escrow Services

Reference:

SRS/pSivida Corp

Attention: Byron

Roldan

1.3. Within two Business Days (except as provided below) of receipt of written instructions in substantially the same form as that attached hereto as Exhibit D (“Joint Instructions”), signed by an authorized representative of each of Parent and the Stockholders’ Agent (a list of whom are provided in Exhibit A-1 and Exhibit A-2), the Escrow Agent shall disburse funds held in the Escrow Account as provided in such Joint Instructions and this Section 1.3, but only to the extent that funds are collected and available. The Joint Instructions shall include the amount to be disbursed and shall identify the party to whom the disbursement shall be made, which shall be either Parent or the Payments Administrator. Disbursements to Parent pursuant to Joint Instructions shall be made in accordance with the payment instructions set forth in such Joint Instructions. Disbursements to the Payments Administrator pursuant to Joint Instructions shall be deposited by the Escrow Agent into the account designated in Exhibit B on the same Business Day as the Escrow Agent receives such Joint Instructions, or the next Business Day if such Joint Instructions are received after 3:00 p.m. Eastern Time. Parent and the Stockholders’ Agent acknowledge and agree that the Escrow Agent is not a party to, and has no duties or obligations under, the Payments Agreement, that all references in this Escrow Agreement to the Payments Agreement are for convenience only, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement. The Escrow Agent shall have no responsibility for, and is hereby relieved of all liability to Parent, the Stockholders’ Agent and all other persons and entities with respect to, the manner in which funds are applied or disbursed from the Paying Account as directed by the Payments Administrator. The sole responsibility of the Escrow Agent with respect to funds which Parent and the Stockholders’ Agent direct to be disbursed to the Paying Account is to deposit such funds into the account designated in Exhibit B. For purposes of this Escrow Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth in Section 4.5 is authorized or required by law or executive order to remain closed.

1.4 In the event that Parent provides a formal notice to the Stockholders’ Agent regarding a claim against the funds in the Escrow Account, the Parent shall simultaneously deliver a copy of such notice to the Escrow Agent; provided, however, that the Escrow Agent shall have no duty to act upon any such notice (which shall be considered informational only with respect to the Escrow Agent), and the Escrow Agent shall in all cases act only in accordance with Section 2.7 with respect to any disagreement between Parent and the Stockholders’ Agent.

II.	Provisions as to the Escrow Agent

2.1. This Escrow Agreement expressly and exclusively sets forth the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. In performing its duties under this Escrow Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall have no liability except for the Escrow Agent’s fraud, willful misconduct or gross negligence. In no event shall the Escrow Agent be liable for incidental, indirect, special, or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement. Any wire transfers of funds made by the Escrow Agent pursuant to this Escrow Agreement will be made subject to and in accordance with the Escrow Agent’s usual and ordinary wire transfer procedures in effect from time to time. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.

2.2. Parent and the Stockholders’ Agent acknowledge and agree that the Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part thereof, or of any person executing or depositing such subject matter.

2.3. This Escrow Agreement constitutes the entire agreement between the Escrow Agent and Parent and the Stockholders’ Agent in connection with the subject matter of this Escrow Agreement, and no other agreement entered into between Parent and the Stockholders’ Agent, or either of them, including, without limitation, the Payments Agreement and the Merger Agreement, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof.

2.4. The Escrow Agent shall in no way be responsible for nor shall it be its duty to notify any party hereto or any other party interested in this Escrow Agreement of any payment required or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited therewith unless such notice is explicitly provided for in this Escrow Agreement.

2.5. The Escrow Agent shall be protected in acting upon any written instruction, notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which the Escrow Agent in good faith reasonably believes to be genuine and what it purports, to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of this Escrow Agreement.

2.6. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent and any director, officer or employee of the Escrow Agent may become pecuniarily interested in any transaction in which any of the other parties hereto may be interested and may contract and lend money to any such party and otherwise act as fully and freely as though it were not escrow agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for any such party. The Escrow Agent may at its own cost consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the advice of such counsel.

2.7. In the event of any disagreement between Parent and the Stockholders’ Agent resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any party for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of Parent and the Stockholders’ Agent shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among Parent and the Stockholders’ Agent, and the Escrow Agent shall have been notified thereof in writing signed by Parent and the Stockholders’ Agent. Notwithstanding the preceding, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, or of an agency of the United States or any political subdivision thereof, or of any agency of any State of the United States or of any political subdivision thereof, and the Escrow Agent is hereby authorized in its sole discretion, to comply with and obey any such orders, judgments, decrees or levies. The rights of the Escrow Agent under this sub-paragraph are cumulative of all other rights which it may have by law or otherwise.

In the event of any disagreement or doubt, as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the election of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all funds and property held under this Escrow Agreement, and the Escrow Agent shall have the right to take such other legal action as may be appropriate or necessary, in the sole discretion of the Escrow Agent. Upon such tender, Parent and the Stockholders’ Agent agree that the Escrow Agent shall be discharged from all further duties under this Escrow Agreement.

2.8. Parent and the Stockholders’ Agent (solely on behalf of the Securityholders and in its capacity as the Stockholders’ Agent, not in its individual capacity) jointly and severally agree to defend, indemnify and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (the “Indemnified Parties”) from and against any and all losses, liabilities, claims made by any Party or any other person or entity, damages, expenses and costs (including, without limitation, attorneys’ fees and expenses) of every nature whatsoever (collectively, “Losses”) which any such Indemnified Party may incur and that arise directly or indirectly from the Escrow Agent’s obligations under this Escrow Agreement or that arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as the Escrow Agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity with respect to Losses that have been finally adjudicated by a court of competent jurisdiction to have been directly caused by such Indemnified Party’s fraud, gross negligence or willful misconduct. The provisions of this section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

2.9. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

2.10. The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing written notice to Parent and the Stockholders’ Agent. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than thirty (30) days after such written notice has been furnished. Parent and the Stockholders’ Agent shall promptly appoint a successor escrow agent. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all funds and other property then held by the Escrow Agent hereunder and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

III.	Compensation of the Escrow Agent

3.1. The Escrow Agent shall not charge fees to Parent and the Stockholders’ Agent for the services provided by it hereunder; provided, however, that the terms of this paragraph shall not in any way limit the rights of the Escrow Agent to indemnification as set forth in this Escrow Agreement.

IV.	Miscellaneous

4.1. The Escrow Agent shall make no disbursement, investment or other use of funds until and unless it has collected funds. The Escrow Agent shall not be liable for collection items until such proceeds have been received or the Federal Reserve has given the Escrow Agent credit for the funds.

4.2. The Escrow Agent shall invest all funds held pursuant to this Escrow Agreement in accordance with Exhibit C. Instructions to make any other investment must be in writing and signed by each of the Parties. Parent and the Stockholders’ Agent recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to the investment of moneys held hereunder or the purchase, sale, retention or other disposition of any investment, and the Escrow Agent shall not be liable to Parent or the Stockholders’ Agent or any other person or entity for any loss incurred in connection with any such investment unless caused by the Escrow Agent’s fraud, willful misconduct or gross negligence. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent, Payments Administrator and/or any of their respective affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. The Escrow Agent shall use its best efforts to invest funds on a timely basis upon receipt of such funds; provided, however, that the Escrow Agent shall in no event be liable for compensation to Parent or the Stockholders’ Agent or any other person or entity related to funds which are held un-invested or funds which are not invested timely. The Escrow Agent is authorized and directed to sell or redeem any investments as it deems necessary to make any payments or distributions required under this Escrow Agreement.

4.3 The Escrow Agent shall provide monthly reports of transactions and holdings to Parent and the Stockholders’ Agent as of the end of each month, at the address provided by Parent and the Stockholders’ Agent.

4.4 Parent and the Stockholders’ Agent agree that, subject to the terms and conditions of this Escrow Agreement, the owner of the funds held in Escrow is the Parent and all interest and other income from the investment of the funds shall be reported as having been earned by Parent as of the end of the calendar year in which it was earned, whether or not such interest and other income was disbursed during such calendar year, to the extent required by the United States Internal Revenue Service (“IRS”). In light of the obligation of Parent to pay the Tax due with respect to such interest and other income and notwithstanding any provision of this Agreement to the contrary, the Escrow Agent shall, within ten days following the end of each calendar quarter, pay and disburse to Parent an amount equal to 26 percent of the interest and other income accruing during such calendar quarter on the funds held by the Escrow Agent pursuant to this Agreement. On or before the execution and delivery of this Escrow Agreement, each of Parent and Stockholders’ Agent shall provide to the Escrow Agent a correct, duly completed, dated and executed current IRS Form W-9 or Form W-8, whichever is appropriate or any successor forms thereto, in a form and substance satisfactory to the Escrow Agent including appropriate supporting documentation and/or any other form, document, and/or certificate required or reasonably requested by the Escrow Agent to validate the form provided. Notwithstanding anything to the contrary herein provided, except for the delivery and filing of tax information reporting forms required pursuant to the Internal Revenue Code of 1986, as amended, to be delivered and filed with the IRS by the Escrow Agent, as escrow agent hereunder, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Escrow Agreement or any income earned thereon. Parent and the Stockholders’ Agent (solely on behalf of the Securityholders and in its capacity as the Stockholders’ Agent, not in its individual capacity), jointly and severally, agree to indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the funds held under this Escrow Agreement or any earnings or interest thereon unless such tax, late payment, interest, penalty or other cost or expense was finally adjudicated by a court of competent jurisdiction to have been directly caused by the fraud, gross negligence or willful misconduct of the Escrow Agent. The indemnification provided in this section is in addition to the indemnification provided to the Escrow Agent elsewhere in this Escrow Agreement and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

4.5. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) upon receipt if delivered personally, (b) one (1) Business Day after being sent by commercial overnight courier service, or (c) upon transmission if sent via facsimile or email with confirmation of receipt to the parties made by the recipient at the following addresses (or at such other address for a party as shall be specified upon like notice):

If to the Escrow Agent:

SunTrust Bank

Attn: Escrow Services 919

East Main Street, 7th Floor

Richmond, Virginia 23219

Client Manager: Byron Roldan

Telephone: (804) 782-5404

Facsimile: (804) 225-7141

Email: byron.roldan@suntrust.com

with a copy (which shall not constitute notice) to:

Acquiom Clearinghouse LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Heather Kelly

Telephone: (415) 363-6080; (303) 222-2080

Facsimile: (720) 554-7828

Email: hkelly@srsacquiom.com, cc: paymentsadministration@srsacquiom.com

If to Parent:

pSivida Corp.

480 Pleasant Street

Watertown, MA 02472

Attention: John D. Mercer, Corporate Counsel

Facsimile: (617) 926-5050

Email: jmercer@psivida.com

with a copy (which shall not constitute notice) to:

CONFIDENTIAL

Hogan Lovells US LLP

1735 Market Street, 23rd Floor

Philadelphia, PA 19103

Attention: Steven J. Abrams

Facsimile: (267) 675-4601

Email: steve.abrams@hoganlovells.com

If to the Stockholders’ Agent:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Telephone: (303) 648-4085

Facsimile: (303) 623-0294

Email: deals@srsacquiom.com

Any party may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party.

4.6. This Escrow Agreement is intended to be construed according to the laws of the State of Delaware. Except as permitted in Section 2.9, neither this Escrow Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Escrow Agreement shall inure to and be binding upon the parties hereto and their respective successors, heirs and permitted assigns.

4.7. This Escrow Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any waiver of any of the terms or conditions of this Escrow Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. Except as expressly set forth in this Escrow Agreement, the failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Escrow Agreement at a later date. Further, no waiver of any of the terms and conditions of this Escrow Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

4.8. In the event that any provision of this Escrow Agreement, or the application thereof becomes, or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Escrow Agreement, and the application of such provision to other Persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by Applicable Law.

4.9. This Escrow Agreement is for the sole benefit of the Indemnified Parties, Parent, the Stockholders’ Agent and the Escrow Agent, and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

CONFIDENTIAL

4.10. No party to this Escrow Agreement shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control, it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

4.11. This Escrow Agreement shall terminate upon the distribution of all funds and property held in the Escrow Account under this Escrow Agreement or upon the earlier joint written instructions of the parties hereto (other than the Escrow Agent).

4.12. All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.13. This Escrow Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission (including e-mail of a PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Each party shall be permitted to rely upon signatures delivered or transmitted by facsimile, PDF or other electronic transmission to the same extent and effect as if they were original signatures.

4.14. Contemporaneously with the execution and delivery of this Escrow Agreement, each of the parties to this Escrow Agreement (other than the Escrow Agent) shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit A-1 and A-2 hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in reasonably relying in good faith, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Escrow Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in reasonably relying in good faith, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When a party opens an account, the Escrow Agent will ask for each party’s name, address, date of birth, or other appropriate information that will allow the Escrow Agent to identify such party. The Escrow Agent may also ask to see each party’s driver’s license or other identifying documents.

CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

SUNTRUST BANK, as the Escrow Agent

By:

Name:
Title:

PSIVIDA CORP.

By:

Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders’ Agent

By:

Name:
Title:

CONFIDENTIAL

EXHIBIT A-1

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: pSivida Corp.

As an authorized officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number	* Secondary Contact Number**
Nancy Lurker	President and Chief Executive Officer
Leonard S. Ross	VP, Finance and Chief Accounting Officer

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:***.

Date

By:
Name: John D. Mercer
Title: Corporate Counsel and Secretary

*	In order to comply with UCC requirements regarding outgoing wire transfers, the Escrow Agent is required to perform a verification call-back using the number provided here upon receipt of release instructions.
**	Please provide a secondary number in case the authorized signer is not reachable at the primary Contact Number.
***	The specimen signature page of each authorized signer (including those delivered in counterpart) must include the signature of the witnessing authorized officer. It is permissible for an authorized signer to witness and date his/her own signature if such signer is also an authorized officer of the referenced entity.

CONFIDENTIAL

EXHIBIT A-2

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: SHAREHOLDER REPRESENTATIVE SERVICES LLC

As an authorized officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.*

Name	Title	Signature	Contact Number

Chris	Managing

Letang Eric	Director

Paul	Managing

Koenig	Director

*	Please complete call-backs in the order indicated above (i.e., call Chris Letang first, Eric Martin second, etc.).

As an authorized officer of the above referenced entity, I hereby certify that each person listed below is authorized to sign this Escrow Agreement on behalf of such entity, but is not authorized for providing any other direction on behalf of such entity to the Escrow Agent, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number
Sam Riffe	Executive Director

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:
.
Date

By:
Its:

CONFIDENTIAL

EXHIBIT B

Wire Instructions for Paying Account:

[To be provided by Payments Administrator.]

CONFIDENTIAL

EXHIBIT C

The Parties authorize and direct the Escrow Agent to invest all deposits pursuant to this Escrow Agreement as follows:

Escrow Fund:

Check one:

AXA Equitable Escrow Shield Plus

SunTrust Non-Interest Deposit Option

SunTrust Institutional Deposit Option

The investments in the SunTrust Institutional Deposit Option and the SunTrust Non-Interest Deposit Option are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest, and are not secured. The SunTrust Institutional Deposit Option, SunTrust Non-Interest Deposit Option and AXA Equitable Escrow Shield Plus are more fully described in materials which have been furnished to the Parties, and the Parties acknowledge receipt of such materials. By electing the investment election above, the Parties hereby authorize the Escrow Agent to enter into any required documentation, on their behalf, to effect such investment election, consistent with the materials furnished to the Parties. Any investment earnings and income on funds held in the SunTrust Institutional Deposit Option shall become part of the account and shall be disbursed in accordance with this Escrow Agreement. Any investment earnings and income on funds invested in AXA Equitable Escrow Shield Plus shall become part of the account upon the final release of funds in the Escrow Fund and shall be disbursed in accordance with this Escrow Agreement.

PSIVIDA CORP.	SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders’ Agent

By:
Name:
Title:	By:
Name:
Title:

CONFIDENTIAL

EXHIBIT D

Joint Written Instructions to Escrow Agreement

SunTrust Bank

Attn: Escrow Services

919 East Main Street, 7th Floor

Richmond, Virginia 23219

Client Manager: Byron Roldan

Telephone: (804) 855-9414

Facsimile: (804) 225-7141

Email: byron.roldan@suntrust.com

, 201[    ]

Joint Written Instructions

Ladies and Gentlemen:

Reference is made to the Escrow Agreement dated as of [        ] (the “Escrow Agreement”) by and between pSivida Corp., Shareholder Representative Services LLC and you.

Pursuant to the Escrow Agreement, the undersigned hereby instruct you to disburse from the Escrow Account (as defined in the Escrow Agreement), to [                     ] the amount of $[                 ], by wire transfer to the account identified on Annex I hereto.

BY:

By:
Its:

BY:

By:
Its:

CONFIDENTIAL

ANNEX I

[To be provided upon delivery of Joint Written Instruction]

CONFIDENTIAL

CONFIDENTIAL

Exhibit E

Form of Amendment to Notes

[See attached]

CONFIDENTIAL

Execution Version

AMENDMENT TO CONVERTIBLE NOTES

This AMENDMENT TO CONVERTIBLE NOTES (this “Amendment”) is made and entered into by and among Icon Bioscience, Inc., a Delaware corporation (the “Company”), and the undersigned parties (the “Holders”) representing the holders of more than 50% of the aggregate outstanding principal amount of (i) that series of convertible promissory notes that were issued by the Company during 2015 in the aggregate principal amount of $5,316,245.04 (the “2015 Notes”), (ii) that series of convertible promissory notes that were issued by the Company during 2016 in the aggregate principal amount of $3,945,336.62 (the “2016 Notes”) and (iii) those certain convertible promissory notes that were issued by the Company during late 2017 and early 2018 in the aggregate principal amount of $1,141,524.27 (the “2017/2018 Notes”, and together with the 2016 Notes and the 2015 Notes, the “Notes”). Capitalized terms used, but not defined herein, shall have the meanings given to them in the Notes.

BACKGROUND

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”), by and among pSivida Corp., a Delaware corporation (“Parent”), Oculus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company and Shareholder Representative Services LLC, a Colorado limited liability, solely in its capacity as the representative of the Company securityholders (the “Stockholders’ Agent”), pursuant to which, among other things, Merger Sub will merge with and into the Company and the Company will become a wholly owned subsidiary of Parent (the “Merger”); and

WHEREAS, the Company and the Holders wish to amend the Notes to provide that immediately prior to the closing of the Merger, the Notes shall automatically be converted into shares of a new Series C Preferred Stock of the Company, par value $0.00001 per share (“New Series C Preferred Stock”), with an aggregate liquidation preference equal to the aggregate amount of principal, accrued interest and premium the holders of the Notes are entitled to in connection with the Merger.

NOW, THEREFORE, the Company and the Holders hereby agree as follows:

AGREEMENT

1. Conversion.

a.	Section 3(a) of the 2015 Notes shall be amended and restated in its entirety to read as follows:

“If the Company should enter into an Agreement and Plan of Merger, (the “Merger Agreement”), by and among the Company, pSivida Corp., a Delaware corporation (“Parent”), Oculus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company and Shareholder Representative Services LLC, a Colorado limited liability, solely in its capacity as the representative of the Company securityholders, whereby Merger Sub will merge with and into the Company and the Company will become a wholly owned subsidiary of Parent (the “Merger”), then immediately prior the consummation of the Merger, this Note shall be cancelled, terminated and extinguished and shall automatically convert into that number of shares of Series C Preferred Stock of the Company, par value $0.00001 per share, equal to the sum of (i) two hundred percent (200%) of the then outstanding Principal amount of this Note and (ii) all accrued but unpaid Interest thereon.”

CONFIDENTIAL

b.	Section 3(a) of the 2016 Notes and the 2017/2018 Notes shall be amended and restated in its entirety to read as follows:

“If the Company should enter into an Agreement and Plan of Merger, (the “Merger Agreement”), by and among the Company, pSivida Corp., a Delaware corporation (“Parent”), Oculus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company and Shareholder Representative Services LLC, a Colorado limited liability, solely in its capacity as the representative of the Company securityholders, whereby Merger Sub will merge with and into the Company and the Company will become a wholly owned subsidiary of Parent (the “Merger”), then immediately prior the consummation of the Merger, this Note shall be cancelled, terminated and extinguished and shall automatically convert into that number of shares of Series C Preferred Stock of the Company, par value $0.00001 per share, equal to the sum of (i) three hundred percent (300%) of the then outstanding Principal amount of this Note and (ii) all accrued but unpaid Interest thereon.”

c.	Section 3(b) of the Notes shall be removed and deleted in its entirety.

d.	Section 3(c) of the Notes shall be amended and restated in its entirety to read as follows:

“Fractional shares shall be issued upon conversion of this Note. Upon conversion of this Note in accordance with this Section 3, Company shall be forever released from all its obligations and liabilities under this Note.”

2. Other. The Notes shall remain in full force and effect in all respects except as modified by this Amendment. Upon execution of this Amendment, the Holders shall surrender to the Stockholders’ Agent any Notes held by the Holder for cancellation and conversion into shares of New Series C Preferred Stock in accordance with the terms of this Amendment.

3. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4. Governing Law. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws provisions of the State of California or any other state.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CONFIDENTIAL

IN WITNESS WHEREOF, the Company and the Holders have executed this Amendment to Convertible Notes as of the dates set forth below.

COMPANY:

ICON BIOSCIENCE, INC.

By:
Name:
Title:

Dated:

[Amendment to Notes]

CONFIDENTIAL

IN WITNESS WHEREOF, the Company and the Holders have executed this Amendment to Convertible Notes as of the dates set forth below.

HOLDERS:

IF AN ENTITY:

Name of Entity (print):

By:

Name:

Title:

Dated:

IF AN INDIVIDUAL:

By (sign):

Name

(print):

Dated:

[Amendment to Notes]

CONFIDENTIAL

CONFIDENTIAL

Exhibit F

Certificate of Merger

[See attached]

CONFIDENTIAL

CERTIFICATE OF MERGER

OF

OCULUS MERGER SUB, INC.

WITH AND INTO

ICON BIOSCIENCE, INC.

Icon Bioscience, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Oculus Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company, with the Company continuing as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:	The Company and Merger Sub are the constituent corporations in the Merger, and each is a corporation incorporated pursuant to the laws of the State of Delaware.

SECOND:	An Agreement and Plan of Merger (the “Merger Agreement”), has been approved, adopted, executed and acknowledged by the Company and by Merger Sub in accordance with the provisions of subsection (c) of Section 251 of the Delaware General Corporation Law (the “DGCL”).

THIRD:	The surviving corporation of the Merger shall be Icon Bioscience, Inc.

FOURTH:	Upon the effectiveness of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Attachment A attached hereto and shall thereupon be the certificate of incorporation of the Surviving Corporation until further amended in accordance with the provisions of the DGCL.

FIFTH:	The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, at 480 Pleasant Street, Suite B300, Watertown, MA 02472.

SIXTH:	A copy of the executed Merger Agreement will be furnished by the the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger.

SEVENTH:	The Merger shall become effective upon the filing of this Certificate of Merger with the Delaware Secretary of State.

[Signature Page Follows]

CONFIDENTIAL

IN WITNESS WHEREOF, this certificate is signed by an authorized officer of the Surviving Corporation on March [•], 2018.

Icon Bioscience, Inc.

By:

Name:
Title:

CONFIDENTIAL

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ICON BIOSCIENCE, INC.

FIRST: The name of the corporation is Icon Bioscience, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is [one thousand (1,000)] shares of common stock, $0.01 par value per share.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of a board of directors. The directors of the Corporation shall serve until the annual meeting of the stockholders of the Corporation or until their successor is elected and qualified. The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of the directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the board of directors.

SEVENTH: The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party to any threatened, pending, or completed action, suit, proceeding, or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to be a trustee, director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a trustee, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of any such action, suit, proceeding or claim. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.

CONFIDENTIAL

EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derives an improper personal benefit.

NINTH: In furtherance and not in limitation of the powers conferred by the DGCL, the board of directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

CONFIDENTIAL

Exhibit G

Transmittal Letter

[See attached]

CONFIDENTIAL

LETTER OF TRANSMITTAL

SUBMITTED IN CONNECTION WITH PAYMENT FOR SECURITIES OF

ICON BIOSCIENCE, INC.

This Letter of Transmittal is being delivered to you (the “Undersigned”) in connection with the merger (the “Merger”) of Oculus Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of pSivida Corp., a Delaware corporation (“Parent”), with and into Icon Bioscience, Inc., a Delaware corporation (the “Company”), pursuant to which the Company will survive the Merger as a wholly owned subsidiary of Parent. The Merger is expected to close by March 28, 2018.

Pursuant to the Agreement and Plan of Merger to be entered into by and among Parent, Merger Sub, the Company, and Shareholder Representative Services LLC, solely in its capacity as the Stockholder Representative (the “Merger Agreement”), the Undersigned surrenders herewith the Certificate(s) representing shares of Company Common Stock and Company Preferred Stock, as applicable (the “Securities”), in exchange for the Merger Consideration (as defined in the Merger Agreement) applicable to such Securities. Capitalized terms not defined herein are defined in the Merger Agreement.

To receive payment of the applicable Merger Consideration represented by the Undersigned’s Securities, the Undersigned must complete and sign this Letter of Transmittal, including the applicable exhibits, and deliver this Letter of Transmittal to the Payment Administrator.

By execution and delivery of this Letter of Transmittal, the Undersigned understands, acknowledges and agrees to the following that he, she or it has reviewed and understands the adjustment, consideration, indemnification and escrow provisions of the Merger Agreement, and the Undersigned’s signature on this Letter of Transmittal constitutes the Undersigned’s:

(i)	acknowledgement that he, she or it is bound by the terms of the Merger Agreement and, by virtue of being a Company Securityholder, an “Indemnifying Person” for purposes of Article IX of the Merger Agreement and, accordingly, is intended to be bound by, solely in his, her or its capacity as a Company Securityholder and Indemnifying Person, Article IX of the Merger Agreement as it relates to the Company Securityholders and Indemnifying Persons; and

CONFIDENTIAL

(ii)	acknowledgement of the appointment of Shareholder Representative Services LLC, as the representative, attorney-in-fact and exclusive agent for and on behalf of the Company Securityholders to act as the Stockholders’ Agent in all respects as contemplated by the Merger Agreement, including Section 9.4 of the Merger Agreement, and acknowledges and agrees to the exculpation and indemnification provisions in favor of the Stockholders’ Agent set forth in the Merger Agreement. Without limiting the foregoing, the Undersigned agrees that the information contained in this Letter of Transmittal may be shared with Parent and the Stockholders’ Agent in connection with this transaction.

The Merger Agreement contemplates that, after the Effective Time, the necessary payments of the Merger Consideration will be made upon the surrender by a Company Securityholder of such Company Securityholders’ Certificate(s). The Undersigned acknowledges that, until surrendered, each outstanding Certificate that formerly represented shares of the Company will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable Merger Consideration in accordance with the terms hereof and of the Merger Agreement. The Undersigned will be required to return the original Certificate(s) (or if no longer in their possession, an Affidavit of Loss, in customary form) to the Payment Administrator in order to receive the Undersigned’s portion of the Merger Consideration to the following address:

Acquiom Clearinghouse LLC

950 17th St., Suite

1400 Denver,

Colorado 80202 Attn:

Client Services

The Undersigned acknowledges that if unable to return such Certificate(s), the Undersigned shall contact the Payment Administrator at support@srsacquiom.com or 303.222.2080 with respect to receiving an Affidavit of Loss.

The Undersigned represents that the Undersigned has full authority to surrender its Securities, free and clear of all liens, claims and encumbrances. The Undersigned will, upon request, execute and deliver any additional documents reasonably deemed appropriate by Parent or the Payment Administrator in connection with the surrender of the Securities. The Undersigned acknowledges that the delivery will be effected, and the risk of loss and title to any such items will pass, only upon receipt thereof by the Payment Administrator. All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the Undersigned and shall not be affected by, and shall survive, the death or incapacity of the Undersigned. The surrender of Securities hereby is irrevocable.

CONFIDENTIAL

The Undersigned understands that surrender is not made in acceptable form until the receipt by the Payment Administrator of this Letter of Transmittal duly completed with an original signature, and of the original Certificate(s), together with all accompanying evidence of authority in form satisfactory to Parent (which may delegate power in whole or in part to the Payment Administrator). All questions as to validity, form and eligibility of any surrender of Securities hereby will be determined by Parent (which may delegate power in whole or in part to the Payment Administrator) and such determination shall be final and binding. The Undersigned acknowledges and agrees that the Merger Consideration paid in exchange for Securities shall be deemed to have been issued in full satisfaction of all rights pertaining to such Securities, as applicable.

In accordance with the Merger Agreement, except as otherwise provided below, the Certificates representing your former Securities listed on Form 3 are hereby surrendered to be exchanged for the Merger Consideration on the terms set forth in the Merger Agreement and this Letter of Transmittal. By signing and submitting this Letter of Transmittal, you also hereby represent, warrant, covenants and agree as follows:

(i)	The Undersigned is the legal and beneficial owner of the Securities represented by the Certificate(s) set forth on Form 3 of this Letter of Transmittal, with good and valid title to, and full power and authority to sell, assign and transfer such Securities free and clear of all Liens, and not subject to any claims or other restrictions, except as set forth in any legends on the certificates representing such Securities.

(ii)	The Undersigned has full legal capacity, power and authority to execute and deliver this Letter of Transmittal and to perform his, her or its obligations hereunder.

(iii)

The execution and delivery of this Letter of Transmittal has been duly authorized by all necessary action (including, without limitation, if the Undersigned is a corporation, approval by its board of directors and, if necessary, shareholders, as the case may be, if the Undersigned is a partnership, approval by its general partner or limited partners, as the case may be, if the Undersigned is a limited liability company, approval by its manager, and if necessary, members, as the case may be) on the part of the Undersigned, if any, and this Letter of Transmittal constitutes a valid and binding obligation of the Undersigned, enforceable against him, her or it in accordance with its terms.

CONFIDENTIAL

(iv)	The Undersigned hereby waives any appraisal rights or dissenter’s rights which the Undersigned might otherwise have in connection with the Undersigned’s ownership of the Securities under applicable law in connection with the transactions contemplated by the Merger Agreement.

(v)	The Undersigned understands that (i) unless and until the Undersigned submits a properly completed Letter of Transmittal according to the terms herein, no cash payments of Merger Consideration pursuant to the Merger Agreement shall be made to the Undersigned or its designee, (ii) payment is conditioned on the closing of the Merger, and (iii) no interest will accrue on any cash payment due.

(vi)	Effective as of the completion and delivery of this Letter of Transmittal and receipt by the Undersigned of any applicable portion of the Estimated Closing Merger Consideration, the Undersigned, solely in his, her or its capacity as a holder of Securities of the Company and solely as it relates to matters in connection therewith, hereby agrees to release, acquit and forever discharge, to the fullest extent permitted by applicable law, the Company and each of its past, present or future officers, managers, directors, and employees of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever which such Undersigned or its successors, assigns, heirs, executors, administrators or legal representatives ever had, now has or may have on or by reason of any matter, cause or thing whatsoever prior to the completion and delivery of this Letter of Transmittal in its capacity as a holder of Securities of the Company. Notwithstanding the foregoing, this release shall not be applicable to, and shall not affect, any rights of the Undersigned (i) arising out of, relating to or in connection with any obligation of the Company or the Stockholders’ Agent to the Undersigned arising pursuant to any provision of the Merger Agreement or the Escrow Agreement, (ii) with respect to indemnification in favor of, or limitation of liability of, or reimbursement of expenses of, a current or former director or officer of the Company pursuant to the certificate of incorporation, bylaws or other equivalent governing document of the Company or any written indemnification agreements, including without limitation, Article IX of the Company’s certificate of incorporation and Section 5.9 of the Merger Agreement, or (iii) to receive any salary or bonus accrued, or reimbursement of any ordinary course employee business expenses incurred, as of the Effective Time. The Undersigned expressly waives any

CONFIDENTIAL

and all rights under Section 1542 of the Civil Code of the State of California (or any similar law, provision or statute of any other jurisdiction or authority) which states in full as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(vii)	The Undersigned understands and agrees that (i) a portion of the Merger Consideration to which it may be entitled under the Merger Agreement will be held back and reserved for the Stockholders’ Representative’s Expense Fund pursuant to the terms of the Merger Agreement and (ii) the Undersigned shall only be entitled to a portion of such amount (if any) as and when such amount is payable in accordance with the provisions of the Merger Agreement.

(viii)	The Undersigned understands and agrees that (i) a portion of the Merger Consideration to which it may be entitled under the Merger Agreement will be placed in escrow to be held pursuant to the terms of the Merger Agreement and the Escrow Agreement referred to in the Merger Agreement and (ii) the Undersigned shall only be entitled to a portion of such amount (if any) as and when such amount is payable in accordance with the provisions of the Merger Agreement and the Escrow Agreement referred to in the Merger Agreement, as applicable.

CONFIDENTIAL

(ix)	The Undersigned understands and agrees that, contingent upon and effective immediately prior to the consummation of the Merger, to the extent the Undersigned is a party to: (i) the Second Amended and Restated Investor Rights Agreement, dated August 20, 2013 or (ii) the Voting Agreement, dated August 20, 2013 (collectively, the “Terminated Agreements”), the Undersigned consents and agrees to the waiver of any applicable advance notice requirements contained in such Terminated Agreement, the termination of such Terminated Agreements, provided, however, that Sections 5 and 6 of the Second Amended and Restated Investors Rights Agreement shall survive and remain in full force and effect after the consummation of the Merger, and agrees that any rights and obligations the Undersigned may have under such Terminated Agreements shall terminate upon the termination of each of the Terminated Agreements.

(x)	This Letter of Transmittal will be governed by and construed in accordance with the internal laws of the State of Delaware without reference to its choice-of-law rules.

The Undersigned is strongly urged to consult with legal, tax and/or financial advisor(s) of the Undersigned’s choosing regarding the consequences to the undersigned of the Merger, the Merger Agreement, and the Undersigned’s execution of this Letter of Transmittal, and acknowledges that the Undersigned (a) availed himself, herself or itself of such right and opportunity (to the extent that the Undersigned so desired); (b) has carefully reviewed and understands the terms of the foregoing documents and the transactions contemplated thereby and deems them to be in the Undersigned’s best interest; and (c) is competent to execute this Letter of Transmittal free from coercion, duress or undue influence.

\\PH—047167/000018—384752 v5 SRSACOUIOM LETTER OF TRANSMITTAL SUMMARY Before returning this LOT, please confirm the following steps are complete by checking the boxes below. 1 Registered Holder Information Provide contact information for the Registered Holder of the Securities you are exchanging for payment. A separate LOT is required for each unique ? 2 Registered Holder name. You may duplicate this LOT as needed. Taxpayer Identification Number and Certification Confirm your Taxpayer Identification Number and certify your IRS status. 0 3 Securities 4 List the Securities you are exchanging for payment. Payment Method 5 Select how you would like to receive your payment. Payment Instructions Provide information for your chosen payment method. E l 6 Medallion Guarantee Complete this form if you would like payment to be made to someone other than o the Registered llolder Return Your Completed and Signed LOT to: SRS Acquiom Clearinghouse LLC 1614 15th St., Suite 210 Denver, CO 80202 We recommend that von send this LOT using a traceable delivery method. For assistance, please contact our Client Services team via telephone at (303) 222-2080 or via email at supportrdsrsacquiom.com. SRS Acquiom Clearinghouse LLC 2015. All Rights Reserved.

Registered Holder Information FORM 1 A separate Letter of Transmittal is required for each unique Registered Holder. Name of Registered Holder exactly as it appears for each Security listed on Form 3: riCheck this box if you would like payment to be remitted to another name. You must also complete Form 2 (W-9) with tax information for the new payee and complete Form 6. Al) Mail To The Attention Of: A2) Address 1: A3) Address 2: A4) City: as) State/Province/Region: A6) Postal Code: A7) Country: AS; Email Address: A9) Telephone Number: By providing your email address, you agree and consent to receive electronically all communications, agreements, documents, notices and disclosures (collectively, “Communications”) that we provide in connection with your use of this service. Communications include: (i) this agreement and our Privacy Policy and any amendments, modifications or supplements to them; (ii) your records of transactions through this service; (iii) any initial, periodic or other disclosures or notices provided in connection with this service, including without limitation those required by federal or state law, including tax forms; (iv) any customer service communications, including without limitation communications with respect to claims of error or unauthorized use of this service; and (v) any other communication related to this service or the Payment Administrator. You may withdraw your consent to receive Communications electronically, or you may request a paper copy of a Communication, by contacting us via the “Contact Us” link on our website. In order to access and retain Communications, you must have: (i) an Internet browser that supports an appropriate level of encryption, (ii) an email account and the capability to read email from us, and (iii) a device and Internet connection capable of supporting the foregoing. You can update your email address at any time by contacting us via the “Contact Us” link on our website or contacting our Client Services as provided herein. SRS Acquiom Clearinghouse LLC 2015. All Rights Reserved

Taxpayer Identification Number and Certification FORM 2 IRS Form W-9 U.S. Residents and Entities PLEASE COMPLETE THE ATTACHED IRS FORM W-9 Notice to Non-Resident Alien Individuals or Foreign Entities (e.g., foreign corporation, partnership or trust) DO NOT COMPLETE THE ATTACHED FORM W-9. INSTEAD, LUMPLETE AND HE I kJiN THE PROPER FORM W-8 CERTIFICATION OF FOREIGN STATUS, AVAILABLE AT: http://www.irs.gov/uac/Form-W-8,-Certificate-of-Foreign-Status FAILURE TO COMPLETE AND RETURN A PROPER FORM W-8 WILL SUBJECT YOU TO FEDERAL BACKUP WITHHOLDING AT THE CURRENT nnnl r RATE. If you need an Employer Identification Number, please visit: www.irs.gov/businesses and click on Employer Identification Number (EIN) under Starting a Business. For specific information on filling out this Substitute Form W-9, please visit the IRS website: www.irs.gov/pub/irs-pdf/fw9.pdf Acquiom Cleoringhouse LLC 2015. All Rights Reserved \\PH—047167/000018—384752 v5

Form **W-9**
(Rev. December 2014)
Department of the Treasury
Internal Revenue Service

Request for Taxpayer Identification Number and Certification

Give Form to the requester. Do not send to the IRS.

Print or type
See **Specific Instructions** on page 2.

3 Check appropriate box for federal tax classification; check only **one** of the following seven boxes:
☐ Individual/sole proprietor or single-member LLC ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate
☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=partnership) ▶ ______
Note. For a single-member LLC that is disregarded, do not check LLC; check the appropriate box in the line above for the tax classification of the single-member owner.
☐ Other (see instructions) ▶

4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3):
Exempt payee code (if any) ______
Exemption from FATCA reporting code (if any) ______
(Applies to accounts maintained outside the U.S.)

5 Address (number, street, and apt. or suite no.)

Requester's name and address (optional)

6 City, state, and ZIP code

7 List account number(s) here (optional)

Part I Taxpayer Identification Number (TIN)

Social security number
☐☐☐ – ☐☐ – ☐☐☐☐

or

Employer identification number
☐☐ – ☐☐☐☐☐☐☐

Part II Certification

Under penalties of perjury, I certify that:

Sign Here | **Signature of U.S. person ▶** | **Date ▶**

General Instructions

Future developments. Information about developments affecting Form W-9 (such as legislation enacted after we release it) is at *www.irs.gov/fw9*.

Purpose of Form

- Form 1099-INT (interest earned or paid)
- Form 1099-DIV (dividends, including those from stocks or mutual funds)
- Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)
- Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)
- Form 1099-S (proceeds from real estate transactions)
- Form 1099-K (merchant card and third party network transactions)
- Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)
- Form 1099-C (canceled debt)
- Form 1099-A (acquisition or abandonment of secured property)

By signing the filled-out form, you:

Cat. No. 10231X Form **W-9** (Rev. 12-2014)

Request for Taxpayer Give Form to the Fonn W-9 (Rev. December2014) requester. Do not Identification Number and Certification Department of the Treasury send to the IRS. Internal Revenue Service 1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank. r\1 2 Business name/disregarded entity name, if different from above CD ~~————————————————————————————————————————,————————————- c:::: 3 Check appropriate box for federal tax classification; check only one of the following seven boxes: ~:;fnmfn~~:.’:~~~d~e~~af~~~: 0 D Trust/estate instructions l ~ D lndividuaVsole proprietor or D C Corporation D S Corporation D Partnership on page 3): single-member LL.C ~:;: D Limited liability company. Enter the tax classification (G=G corporation, S=S corporation, P=partnership)., Exempt payee code (if any)             6 ~ Note. For a single-member LLC that is disregarded, do not check LLC; check the appropriate box in the lin_e_ab             o_ve_f-or Exemption from FATCA reporting — the tax classification of the single-member owner. code (if any) .5 I! ~u ~D~~O~th_e_r~~-e_e~in_s_tru_ct~io_n~~~.,.~~——~—~—————————————————-.=—-~~——~~~~~··7w_._~~-~~~-·_~ 7·            oo_~_a_•_~_. _u_~            ~~~~~~—~=-~—————————————————————————~ ;;:: 5 Address (number, street, and apt. or suite no.) Requester’s name and address (optional) 8 City, state, and ZIP code a! en 7 List account number(s) here (optiona~ Taxpayer Identification Number (TIN} Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid I Social security number I backup Withholding. For individuals, th1s 1s generally your social security number (SSN). However, 1or a resident alien, sole proprietor, or disregarded entity, see the Part I instructions on page 3. For other ITIJ -ITJ -1 I I I I entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TlN on page 3. Note. If the account is in more than one name, see the instructions for line 1 and the chart on page 4 for guidelines on whose number to enter. Certification Under penalties of pe~ury, I certify that: 1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and 2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and 3. I am a U.S. citizen or other U.S. person (defined below); and 4. The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct. Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment o1 secured property, cancellation o1 debt. contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions on page 3. Sign I Signature of Here u.s. person., Date., General Instructions • Fonn 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition) Section references are to the Internal Revenue Code unless otherwise noted. • Fonn 1099-C (canceled debt) Future developments. lnfonnalion about developments affecting Fonn W-9 (such we • Fonn 1099-A (acquisition or abandonment of secured property) as legislation enacted after release it) is at www.irs.gov/fw9. Use Fonn W-9 only if you are a U.S. person (Including a resident alien), to Purpose of Form provide your correct TIN. An individual or entity (Fonn W-9 requester) who is required to file an information Ifyou do not return Fonn W-9 to the requester with a T1N, you might be subject return with the IRS must obtain your correct taxpayer identification number (TIN) to backup withholding. See What is backup withholding? on page 2. which may be your social security number (SSN), individual taxpayer identification By signing the filled-out fonn, you: number (ITIN), adoption taxpayer identification number (ATIN), or employer 1. Certify that the TIN you are giving is correct (or you are waiting for a number identification number (EIN), to report on an information return the amount paid to to be issued), you, or other amount reportable on an infonnation return. Examples of infonnation returns include, but are not limited to, the following: 2. Certify that you are not subject to backup withholding, or • Form 1099-INT (interest earned or paid) 3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of • Form 1099-DIV (dividends, including those from stocks or mutual funds) any partnership income from a U.S. trade or business is not subject to the • Form 1099-MISC (various types of income, prizes, awards, or gross proceeds) withholding tax on foreign partners• share of effectively connected income, and • Ftmn 1099-B (stock or mutual fund sales and certain other transactions by 4. Certify that FATCA code(s) entered on this lonn (II any) indicating that you are brokers) exempt from the FATCA reporting, is correct. See What is FATCA reporting? on • Form 1099-S (proceeds from real estate transactions) page 2 for further infonnalion. • Form 1099-K (merchant card and third party network transactions) Fonn W-9 (Rev. 12-2014) Gat. No. 1023tX \\PH—047167/000018—384752 v5

Note. If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester’s form if it is substantially similar to this Form W-9. Definition of a u_s_ person_ For federal tax purposes, you are considered a U.S. person if you are: • An individual who is a U.S. citizen or u_s. resident alien; • A partnership, corporation, company, or association created or organized in the United States or under the laws of the Uniled States; • An estate (other than a foreign estate); or • A domestic trust (as defined in Regulations section 301 -7701-7)            Special rules for partnerships. Partnerships that conduct a trade or business in lhe United States are generally required to pay a withholding tax under section 1446 on any foreign partners’ share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, lhe rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income. In the cases below, the following person must give Form W-9 to the partnership lor purposes of establishing its U.S_ status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States: • In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the enlity; • In the case of a grantor trust with a U.S. grantor or olher U.S. owner, generally, lhe U.S_ grantor or other U.S. owner of lhe grantor lrust and not the lrust; and • In the case of a U.S. trust (other than a grantor trust), the U.S. trust (olher than a grantor trust) and not the beneficiaries of the trust. Foreign person_ Ifyou are a foreign person or the U.S. branch of a foreign bank lhat has elected to be lr&ated as a U.S. person, do not use Form W-9. Instead, use lhe appropriate Form W-8 or Form 8233 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities). Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income_ However, most tax treaties contain a provision known as a “saving clause.” Exceptions specified in the saving clause may permit an exemption from tax to continue lor certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes. Ifyou are a U.S. resident alien who is relying on an exception contained in lhe saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following live items: 1_ The treaty country. Generally. this must be the same treaty under which you claimed exemption from tax as a nonresident alien. 2. The treaty article addressing lhe income. 3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions. 4_ The type and amount of income that qualifies for the exemption from tax 5_ Sufficient facls to justify the exemption from tax under lhe terms of the treaty article. Example. Article 20 of lhe U.S. .China income lax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for lax purposes if his or her slay in lhe United States exceeds 5 calendar years. However. paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions ofArticle 20 to continue to apply even after the Chinese student becomes a resident alien of lhe United States. A Chinese student who qualifies for this exception (under paragraph 2 of lhe first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption. Ifyou are a nonresident alien or a foreign enlity, give the requester lhe appropriate completed Form W-8 or Form 8233. Backup Withholding What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to theiRS 28% of such payments. This is called “backup withholding.” Payments that may be subject to backup withholding include interest, tax~xempt interest, dividends, broker and barter exchange transactions, rents, royalties. nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding. You will not be subject to backup withholding on paymen1s you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return. Payments you receive will be subject to baclcup withholding if: 1_ You do not furnish your TIN to the requester, 2- You do not certify your TIN when required (see the Part II instructions on page 3 \\PH for —047167/000018 details), —384752 v5 3. The IRS tells the requester that you furnished an incorrect TIN, 4. The IRS tells you lhat you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or 5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only). Certain payees and payments are exempt from backup withholding. See Exempt payee code on page 3 and the separate Instructions for the Requester of Form W-9 for more information. Also see Special roles for psrtnetShips above. What is FATCA reporting? The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United Slates persons. Certain payees are exempt from FATCA reporting. See Exernpt;on from FATCA reporling code on page 3 and the Instructions for lhe Requester of Form W-9 lor more information            Updating Your Information You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in lhe future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies. Penalties Failure to furnish TIN. If you fail to furnish your correct TIN to a requester. you are subject to a penally of $50 lor each such failure unless your failure is due to reasonable cause and not to willful neglect. Civil penally for false information with respect to withholding_ Ifyou make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty. Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties. Specific Instructions Line 1 You must enter one of the following on this line: do not leave this line blank. The name should match the name on your tax return. If this Form W-9 is fur a joint account, list first, and then circle, the name ofthe person or enlity whose number you entered in Part I of Form W-9. a. Individual. Generally, enter the name shown on your tax return. Ifyou have changed your last name wilhoul informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name. Note. ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040Af1 040EZ you filed with your application. b. Sole proprietor or single-member LLC_ Enter your individual name as shown on your 1040/1040N1040EZ on line 1. You may enter your business, trade, or “doing business as• (DBA) name on line 2. c. Partnership, LLC that is not a aingla-mernbar LLC, C Corporation, or S Corporation. Enter the entity’s name as shown on the entity’s tax return on line 1 and any business, trade, or DBA name on line 2. d. Other entities. Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on line 2. e. Disregarded entitr. For U.S. federal til)( purposes, an entity that is disregarded as an enlity separate from ils owner is treated as a “disregarded entity.” See Regulations section 301-7701-2(c}(2)QiQ. Enter lhe owner’s name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on lhe income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S_ owner’s name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner lhat is not disregarded for federal tax purposes. Enter the disregarded entity’s name on line 2, “Business name/disregarded entity name: If the owner of the disregarded entity is a foreign person, the owner must complele an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S- TIN.

Line2 If you have a business name, trade name, DBA name, or disregarded entity name, you may enter it on line 2. Line3 Check the appropriate box in line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box in line 3. Limited Liability Company (LLC). If the name on line 1 is an LLC treated as a partnership for U.S. federal tax purposes, check the “Limited Liability Company” box and enter “P” in the space provided. If the LLG has filed Form 8832 or 2553 to be taxed as a corporation, check the “Limited Liability Company” box and in the space provided enter “C” for C corporation or •s• for S corporation. If it is a single-member LLC that is a disregarded entity, do not check the “Limited Liability Company” box; instead check the first box in line 3 “lndividuaVsole proprietor or single-member LLC.’’ Line 4, Exemptions If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space in line 4 any code(s) that may apply to you. Ezempt payee code. • Generally, individuals (Including sole proprietors) are not exempt from backup withholding. • Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends. • Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions. • Corporations are not exempt from backup withholding with respect to attorneys’ fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC. The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4. 1-An organization exempt from tax under section 501 (a). any IRA, or a custodial account under section 403(b}(7) if the account satisfies the reQuirements of section 401{1){2) 2-The United States or any of its agencies or instrumentalities 3-A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities 4-A foreign government or any of its political subdivisions, agencies, or instrumentalities 5-Ac01poration 6-A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession 7 -Afutures commission merchant registered with the Commodity Futures Trading Commission 8-Areal estate investment trust 9-An entity registered at all times during the tax year under the Investment Company Act of 1940 10-A common trust fund operated by a bank under section 584(a) 11-Afinancial institution 12-A middleman known in the investment community as a nominee or custodian 13-A trust exempt from tax under section 664 or described in section 4947 The following chart shows types of payments that may be exempt fnom backup withholding. The chart applies to the exempt payees listed above, 1 thnough 13. IF the payment is for ••• THEN the payment is exempt for ••• Interest and dividend payments All exempt payees except for 7 Bnoker transactions Exempt payees 1 thnough 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012. Barter exchange transactions and Exempt payees 1 through 4 patronage dividends Payments over $600 required to be Generally, exempt payees 1 2 reported and direct sales over $5,000 1 through 5 Payments made in settlement of Exempt payees 1 through 4 payment card or third party networK transactions 1 See Form 1099-MISC, Miscellaneous Income, and its instructions. \\PH—047167/000018—384752 v5 ‘However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys’ lees, gross proceeds paid to an attorney reportable under section 6045(~. and payments for services paid by a federal executive agency. Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United states. you may leave this field blank. Consult with the person requesting this form if you are uncertain ifthe financial institution is subject to these reQuirements. A requester may indicate that a code is not required by providing you with a Form W-9 with “Not Applicable” (or any similar indication) written or printed on the line for a FATCA exemption code. A-An organization exempt from lax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37) B-The United States or any of its agencies or instrumentalities C-Astate, the District of Columbia, a U.S. commonwealth or possession, or any oftheir political subdivisions or instrumentalities D-A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)0) E -Acorporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)01 F-Adealer in securities, commodities, or derivative financial instruments Qncluding notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state G-A real estate investment trust H-Aregulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940 1-Acommon trust fund as defined in section 584(a) J-A bank as defined in section 581 K-Abroker L-A trust exempt from tax under section 664 or described in section 4947(8){1) M-Atax exempt trust under a section 403(b) plan or section 457(g) plan Note. You may wish to consult with the financial institution reQUesting this form to determine whether the FATCA code and/or exempt payee code should be completed. Line 5 Enter your address (number. street. and apartment or suite number). This is where the reQuester of this Form W-9 will mail your information returns. Line& Enter your city, state, and ZIP code. Part I. Taxpayer Identification Number (TIN) Enter your TIN in the appropriate box. Ifyou are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see How to get a 11N below. If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN. If you are a single-member LLC that is disregarded as an entity separate from its owner (see Umited Uab<1ity Company (U.C) on this page), enter the owner’s SSN (or EIN, ifthe owner has one). Do not enter the disregarded entity’s EIN. If the LLC is classified as a corporation or partnership, enter the entity’s EIN. Note. See the chart on page 4 for further clarification of name and TIN combinations. How to get a TIN. Ifyou do not have a TIN, apply for one immediately. To apply for a.n SSN, get Form SS-5, Application for a Social Security Card, from your local SSA office or get this form online at www.ssa.gov. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS lndividuaiTaxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer Identification Number (EIN) under Starting a Business. You can get Forms W·7 and SS-4 from the IRS by visiting IRS.gov or by calling 1-800-TAX-FORM (1-800-829-3676). If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write “Applied For” in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester. Note. Entering ·Applied For” means that you have already applied for a TIN or that you intend to apply for one soon. Caution: A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-B.

Part II. Certification To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if items 1, 4, or 5 below indicate otherwise. For a joint account, only the person whose TIN is shown in Part I should sign (when reQuired). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see Exempt payee code earlier. Signature requirements. Complete the certification as indicated in items 1 through 5 below. 1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your corTect TIN, but you do not nave to sign the certification. 2. Interest, dividend, broker, and barter exc;hange ac;counta opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form. 3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification. 4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. “Other payments” include payments made in the course of the reQuester’s trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations). 5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualifeed tuition program payment& (under section 529), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your corTeCt TIN, but you do not have to sign the certification. What Name and Number To Give the Requester For this type of account: Give name and SSN of: 1. Individual The individual 2. Two or more individuals ~oint The actual owner of the account or, account) if combined funds, the first individual on the account’ 3. Custodian account of a minor The minor (Uniform Gilt to Minors Act) 4. a. The usual revocable savings The grantor-trustee’ trust (grantor is also trustee) b. So-<:alled trust account that is The actual owner’ not a legal or valid trust under state law 5. Sole proprietorship or disregarded The owner’ entity owned by an individual 6. Grantor trust filing under Optional The grantor” Form 1099 Filing Method 1 (see Regulations section 1.67t-4(b)(2)(i} (A)) For this type of account: Give name and EIN of: 7. Disregarded entity not owned by an The owner individual 8. A valid trust, estate, or pension trust Legal entity’ 9. Corporation or LLC electing The corporation corporate status on Form 8832 or Form2553 10. Association, club, religious, The organization charitable, educational, or other tax-exempt organization 11. Partnership or multi·member LLC The partnership 12. A broker or registered nominee The broker or nominee 13. Account with the Department of The public entity Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments 14. Grantor trust filing under the Form The trust 1041 Rling Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i} (B)) 1 Ust lirst and circle lhc: name: ollhc pc:1$0n wh0$C number you lumish. If only one !)Orson on a joint account has an SSN, that pc:tSon’s number must be furnished. 1 Circle the minor’s name and fumish the minor’s SSN. \\PH—047167/000018—384752 v5 .a: You must shaw your individLJal namo and you may also enter your business or IJI::JA name on the “‘Business namBidisragarded antity” nama line. You may uss either your SSN or EIN (rf you have ona), but theiRS encou.,gss you to use your SSN. • List forst and circle the name of lhe trwt, estate, or pension trust. (Do not fumish the TIN of the peo~onal rel)resentative or trwtee unless the legal entity !bell is not designated in the account t~le.) Also see Special rules forparlroerships on page 2. •Note. Grantor also mtJSt provide e Fonn W·9 to truslee ol trtJSI. Note. If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed. Secure Your Tax Records from Identity Theft Identity theft occur when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund. To reduce your risk: • F’rotect your SSN, • Ensure your employer is protecting your SSN, and • Be careful when choosing a tax preparer. II your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter. II your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form14039. For more information, see Publication 4535, Identity Theft Prevention and Victim Assistance. Victims of identity theft who are experiencing economic harm or a system problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling theTAS toll-free case intake line at 1-877-777-4778 or TTYITDD 1·800·829-4059. Protect yourself from suspicious emaits or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft. The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information lor their credit card, bank, or other financial accounts. II you receive an unsolicited email claiming to be from the IRS, forward this message tophishing@irs.gov. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTN at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at: spam@uce.gov or contact them at www.ftc.gov/idthelf or 1-877-IDlHEFT (1 -877-438—4338) . Visit IRS.gov to learn more about identity theft and how to reduce your risk. Privacy Act Notice Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons Oncluding federal agencies} who are required to file information returns with the IRS to report interest. dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department ofJustice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply tor providing false or fraudulent information.

Securities FORM 3 securities you are exchanging for payment. srli Security Type: Security Number: sHli Quantity of Shares: ST2) Security Type: 5N2) Security Number: 5142) Quantity of Shares: sTo Security Type: clvt.) Security Number: 9-441 Quantity of Shares: sr3) Security Type: sH3) Quantity of Shares: 515) Security Type: v,5) Security Number: 945) Quantity of Shares: ST6I Security Type: 9,6i Security Number: sH6) Quantity of Shares: The Undersigned affirms acknowledges and agrees (A) that each Security listed on Form 3 (to the extent certificated) was not endorsed and that the Shares represented by each Security have not, in whole or part, been assigned, transferred, hypothecated, pledged or otherwise disposed of in any manner whatsoever, and that no person or entity other than the Undersigned has any right, title, claim, or interest in the same, and (B) that the Undersigned will indemnify, defend and hold harmless the Payment Administrator and the parties to the definitive transaction agreement, together with their respective employees, officers, directors, agents, successors and assigns, from and against any and all losses, liabilities, damages, judgments, costs, charges, expenses (including the fees and expenses of counsel), claims, actions and suits, arising out of or in connection with the Securities listed on Form 3 or the delivery of this Letter of Transmittal. SRS Acquom Clearinghouse LLC 2015. All Rights Reserved.

Payment Method FORM 4 Select how you would like to recieve your payment. Direct Deposit (ACH) Election (Complete Form 5A) You wish to receive payments via direct deposit (ACH). You understand that this option is only available to certain accounts at U.S. financial institutions and have confirmed that your financial institution accepts direct deposit (ACH) payments to your account and have verified the information provided on Form 5A with you financial institution. You hereby authorize payments to be made hereunder as direct deposit (ACH) payments. In the event of a duplicate payment, overpayment, fraudulent payment, or payment made in error, you hereby authorize the reversal of such erroneous payment in accordance with the rules of the National Automated Clearinghouse Association. Please note that instructions for ACH and wire often vary (e.g., direct deposit (ACH) transactions cannot include “for further credit account number” or “for further credit account name”). ri Direct Deposit (ACH) payment method (no charge) Wire Transfer Election (Complete Form 5B) You wish to receive payments via wire transfer. A fee of $25 will be charged for each payment made to a U.S. domestic financial institution. A fee of $50 will be charged for all wire transfers to accounts domiciled outside the United States. You understand that if either such fee applies, it will be deducted from your payment. In the event of a duplicate payment, overpayment, fraudulent payment, or payment made in error, you hereby authorize the reversal of such erroneous payment through a single ACH electronic debit in the amount of such erroneous payment from the bank account provided on Form 5B. ElWire Transfer payment method (fees apply) Check (Complete Form 5C) You wish to receive payments in the form of a check, which will be sent to you via U.S. mail at the address provided in Form 1 (unless indicated otherwise in Form 5C). You understand that a fee of $20 will be charged for each such payment paid by domestic check, and a fee of $25 for each international check. The check payment fee will be deducted from your payment. If you are electing to receive payment via check and you would like the check payable in accordance with information provided in Form 1 you may skip Form 5C and Form 6. Check, default payment method (fees apply) By completion of the payment details on Form 5A, Form 5B or Form 5C and/or by executing this Letter of Transmittal the Undersigned hereby agrees that such payment instructions (or, if applicable, the address on Form 1) are true and that the Undersigned is representing that it is authorized to act on behalf of account designated on Form 5A or 5B, if applicable, and is hereby directing the Payment Administrator to cause payments to be made to the account listed (or. if payment is being made by check to the address specified herein). Further, the Payment

Administrator shall have no liability to the Undersigned for any damages whatsoever that such person may incur as a result of the Payment Administrator following the instructions provided herein. SRS Acquiom Clearinghouse LLC 2015. All Rights Reserved

5A Payment Instructions: Direct Deposit (ACH) Information FORM Complete Form 5A if you selected Direct Deposit (ACH) as your payment method on Form 4. If the Name(s) on the Bank Account listed below is different than the Registered Holder, a Medallion Guarantee must be completed (Form 6) before any payment can be issued. Please confirm your direct deposit (ACH) instructions with your bank. If payment is returned, you may incur additional fees. Please note that direct deposit (ACH) transactions are typically credited to your account within one business day, but may not be visible in your account for an additional 1-2 business days. * Indicates required field Name of Registered Holder exactly how it appears listed for each Security on Form 3:* En Name(s) on Bank Account: • E2) Bank Account Number: ‘ [3i ABA Routing Number: • E4) Account Type (Check one): ‘ ES) Bank Name: ‘ CONSUMER 111 Chocking n savings ? Chocking Savings IMPORTANT NOTE: Please note that the ABA Routing Number for wire transfers and direct deposit (ACH) may be different from eachother. Please confirm this information with your financial institution. If your account is with a non-bank financial institution such as a brokerage or mutual fund, please contact the financial institution to confirm that wire transfer or direct deposit (ACH) payment is possible for your account and to obtain the correct payment information for this form. Please note that direct deposit (ACH) may not be available for payments to accounts at non-bank financial institutions. Failure to provide accurate and complete electronic payment instructions may cause delays in processing or payments to be returned. If no electronic payment instructions are provided, payments will be automatically disbursed by check to the address provided in Form 1 or Form SC of this document. Subsequent payments will be made using the same method as the initial payment, at the discretion of the Payment Administrator. Please note that your financial institution may charge a fee for processing incoming wire transfers or direct deposit (ACH). Any such fees would be in addition to the fees described herein.

Payment Instructions: Wire Transfer Information FORM 5B Complete Form 5B if you selected Wire Transfer as your payment method on Form 4. If the Name(s) on the Account listed below is different than the Registered Holder, a Medallion Guarantee must be completed (Form 6) before any payment can be issued. If payment is returned, you may incur additional fees. Please confirm your wire instructions with your financial institution. * Indicates required field Name of Registered Holder exactly how it appears listed for each Security on Form 3:’ Name(s) on Account: E21 U.S. Bank Account Number OR E31 U.S. Bank Routing Number OR Non-U.S. IBAN Number: “ Non-U.S. SWIFT Number: F4) Financial Institution Name: 151 Financial Institution Address: “ EC Financial Institution City: “ E71 Financial Institution State/Province: ‘ F61 Financial Institution Postal Code: ‘ E9) Financial Institution Country: ‘ (10/ Financial Institution Contact Name: ‘ Ell) Financial Institution Contact Phone Number:” 112) For Further Credit Account Number (If applicable): F13) For Further Credit Account Name (If applicable): IMPORTANT NOTE: Please note that the ABA Routing Number for wire transfers and direct deposit (ACH) may be different from eachother. Please confirm this information with your financial institution. If your account is with a non-bank financial institution such as a brokerage or mutual fund, please contact the financial institution to confirm that wire transfer or direct deposit (ACH) payment is possible for your account and to obtain the correct payment information for this form. Please note that direct deposit (ACH) may not be available for payments to accounts at non-bank financial institutions. Failure to provide accurate and complete electronic payment instructions may cause delays in processing or payments to be returned. If no electronic payment instructions are provided, payments will be automatically disbursed by check to the address provided in Form 1 or Form 5C of this document. Subsequent payments will be made using the same method as the initial payment, at the discretion of the Payment Administrator. Please note that your financial institution may charge a fee for processing incoming wire transfers or direct deposit (ACH). Any such fees would be in addition to the fees described herein.

Payment Instructions : Check Payment Information FORM 5C Complete Form 5C ONLY it. (A) the check is being paid to someone other than the name(s) provided in Form or (B) you would like your check to be mailed to an address that is different than the one provided in Form 1. If the Name(s) on “Make Check Payable To” listed below are different than the Registered Holder, a Medallion Guarantee must be completed (Form 6) before any payment can be issued. • Indicates required field Name of Registered Holder exactly how it appears listed for each Security on Form 3:• (11 Make Check Payable To: (2) Mail To The Attention Of: ( 31 Address 1: 4) Address 2: (6) State/Province: csi City:

Medallion Guarantee ‘You have requested that you would like payment to be made to someone other than the Registered Holder(s) listed on Form 1. If you have requested that the payment for the Security listed in Form 3 be made to any payee other than the Registered Holder(s) in Form 1, and you’ve completed Form 5A, Form 5B, or Form 5C with payment information for that payee, you must also complete this form in order to receive payment. You can obtain the required Medallion Signature Guarantee from an eligible Guarantor Institution (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions) with membership in an approved Signature Guarantee Medallion Program, pursuant to Securities and Exchange Commission Rule 17Ad-15. You may wish to contact your primary bank as most banks provide this service to its customers. Ml) Signature of Registered Holder or Authorized Signer: M2) Date: 1 . 1 3 , N a m e ( P r i n t e d ) : Additional Signature (If applicable): ?.4) Title (If signing on behalf Date: of entity): .17) Name (Printed): 1d18: Title (If signing on behalf of entity): Medallion Guarantee Stamp Guarantor Institution: Guarantor Contact: Guarantor Phone: SRS Acquiom Clearinghouse LLC 2015. All Rights Reserved.

Signature Page to Letter of Transmittal Signature is required for each Registered Holder By entering in my name and email address then clicking submit. I represent that I am the authorized signer or I have authority to apply the signature of the authorized signer. with the intention of providing an electronic signature that is binding on the registered holder and to be given the same legal effect as a manual signature. and such electronic signature is provided on behalf of all owners for joint accounts. By e-Signing. you acknowledge that you have read and understand this entire Letter of Transmittal and agree to all of its terms. Please carefully read this entire Letter of Transmittal, which includes the accompanying forms and instructions. Si) s2) Date: For Office Use Only For Office Use Only S3) Nam e (Print ed): SSI Additional Signature (If applicable): sf,, Date: For Office Use Only For Office Use Only s7) Name (Printed): se) Title (If signing on behalf of entity): co SRS Acquiom Clearinghouse LLC 2015. All Rights Reserved.

Any modifications or additions to this Letter of Transmittal unilaterally made by the Undersigned (other than to the extent providing the information expressly solicited hereby) shall be deemed ineffective unless expressly approved and agreed to in writing by buyer. Receipt of payment does not constitute approval or acceptance of any such modifications or additions.

SRSACQUIOM LETTER OF TRANSMITTAL SUMMARY Before returning this LOT, please confirm the following steps are complete by checking the boxes below. Registered Holder Information 1 Provide contact information for the Registered Holder of the Securities you are exchanging for payment. A separate LOT is required for each unique Registered Holder name. You may duplicate this LOT as needed. Taxpayer Identification Number and Certification ? 2 Confirm your Taxpayer Identification Number and certify your IRS status. 3 Securities List the Securities you are exchanging for payment. Payment Method 4 Select how you would like to receive your payment. 5 Payment Instructions Provide information for your chosen payment method. 6 Medallion Guarantee Complete this form if you would like payment to be made to someone other than the Registered holder. o 7 Return Your Completed and Signed LOT to: SRS Acquiom Clearinghouse LLC 1614 15th St., Suite 210 Denver, CO 80202 We recommend that you send this LOT using a traceable delivery method. For assistance, please contact our Client Services team via telephone at (303) 222-2080 or via email at supportra)srsacquiom.com. SRS Acquiom Clearinghouse LLC 2015. All Rights Reserved.

CONFIDENTIAL

Exhibit H

Form of Option Surrender Agreement

[See attached]

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ICON BIOSCIENCE, INC.

[FORM OF] OPTION SURRENDER AGREEMENT

CONFIDENTIAL

[First Name]

[Last Name]

[Address]

[Date]

Dear Optionholder,

As you may know, Icon Bioscience, Inc., a Delaware corporation (the “Company”), intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”), by and among pSivida Corp., a Delaware corporation (“Parent”), Oculus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company, and Shareholder Representative Services LLC, a Colorado limited liability company (the “Stockholders’ Agent”), solely in its capacity as the representative of the Company Securityholders (as defined in the Merger Agreement). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company, as the surviving corporation to the Merger, will continue as a wholly-owned subsidiary of Parent.

By signing this option surrender agreement (this “Agreement”), you acknowledge and agree to the treatment of your option(s) (each, an “Option”) to purchase shares of the Company’s common stock, par value $0.00001 per share (“Company Shares”), in connection with the Merger, as described below. A list of the Options previously granted to you by the Company is set forth on Exhibit A. By signing this Agreement, you acknowledge and agree that the information on Exhibit A is complete and accurate.

This Agreement will become effective as of the Effective Time. If the Merger Agreement is validly terminated in accordance with its terms, this Agreement will automatically terminate.

In order to properly effect this Option Surrender Agreement, you must sign and return a complete copy to Acquiom Financial LLC, the payment administrator (the “Paying Agent”), either by email at support@srsacquiom.com or by mail at the following address: Acquiom Clearinghouse LLC, 950 17th St., Suite 1400, Denver, Colorado 80202, Attn: Client Services. Should you have any questions regarding the return of your signed copy of this Agreement, you may contact the Paying Agent at support@srsacquiom.com or 303.222.2080.

Treatment of Options in Merger. If you sign and return this Agreement to the Paying Agent in accordance with the preceding paragraph at or prior to the Effective Time, then each of your Options (or portion thereof) that is outstanding as of immediately prior to the Effective Time will be cancelled, terminated and extinguished as of the Effective Time, and converted into the right to receive following the Effective Time an amount of Merger Consideration in accordance with the Payout Schedule (as each such term is defined in the Merger Agreement),

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when and if payment of Merger Consideration, if any, is required to be paid pursuant to the Merger Agreement. If you do not sign and return this Agreement to the Paying Agent at or prior to the Effective Time, then each of your Options (or portion thereof) that is outstanding as of immediately prior to the Effective Time will remain outstanding after the Effective Time and will continue to be governed by the same terms and conditions as apply to your Options immediately prior to the Effective Time.

Pursuant to the Merger Agreement, in order to have your Options cancelled in connection with the Merger and converted into the right to receive a portion of the Merger Consideration, if any, that is required to be paid pursuant to the Merger Agreement, as determined in accordance with the Payout Schedule, you must execute and deliver a copy of this Agreement to the Paying Agent at or prior to the Effective Time. No other action is required (that is, you do not need to exercise your Options or pay the exercise price associated with your Options, as the aggregate amount of the exercise price of your Options has already been taken into account in determining the amount payable to you, if any, pursuant to the Merger Agreement and the Payout Schedule).

Release and Acknowledgments. In order to induce Parent to consummate the Merger and in consideration for the payments and benefits described in this Agreement, effective as of the Effective Time, you hereby irrevocably, unconditionally and completely release, acquit and forever discharge the Company, Parent and their affiliates, subsidiaries, successors and past, present and future assigns, directors, officers, employees, agents, attorneys and representatives (“Releasees”) of and from any and all claims, liabilities, actions, disputes, controversies, demands, rights, obligations and causes of action of every kind and nature whatsoever (each, a “Claim”), known or unknown, suspected or unsuspected, existing or prospective, that you have ever had, now have or can, shall or may hereafter have, arising out of or in any way relating to your Options, the Company’s 2007 Stock Incentive Plan, as amended, your stock option agreement(s), or this Agreement, and, effective as of the Effective Time, hereby disclaim, waive and relinquish all rights, title and interest you may have in your Options or Company Shares underlying such Options, other than your right to receive the consideration described above, in each case, pursuant to the terms and conditions of the Merger Agreement. Notwithstanding the foregoing, this release shall not be applicable to, and shall not affect, any rights of the undersigned (i) arising out of, relating to or in connection with any obligation of the Company or the Stockholders’ Agent to the undersigned arising pursuant to any provision of the Merger Agreement or the Escrow Agreement, (ii) with respect to indemnification in favor of, or limitation of liability of, or reimbursement of expenses of, a current or former director or officer of the Company pursuant to the certificate of incorporation, bylaws or other equivalent governing document of the Company or any written indemnification agreements, including without limitation, Article IX of the Company’s certificate of incorporation and Section 5.9 of the Merger Agreement, or (iii) to receive any salary or bonus accrued, or reimbursement of any ordinary course employee business expenses incurred, as of the Effective Time. The undersigned expressly waives any and all rights under Section 1542 of the Civil Code of the State of California (or any similar law, provision or statute of any other jurisdiction or authority) which states in full as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

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You hereby waive the benefits of, and any rights that you may have under, any statute, common law or other law regarding the release of unknown claims in any jurisdiction that arise from any event, matter, cause, thing, act, omission or conduct occurring or existing at any time up to and including the date of this Agreement.

You also agree that you will not assert or attempt to assert any Claim of the type described in, and not otherwise excluded by the terms of, this Agreement against any Releasee at any time after the execution and delivery of this Agreement.

In addition, you hereby acknowledge and agree to be bound by, and to observe and comply with, the provisions of the Merger Agreement applicable to Company Securityholders, including Section 2.12(a) (Company Options) and Article IX, as if you were party thereto. You also agree to hold the terms of the Merger Agreement in strict confidence. Notwithstanding anything herein to the contrary, if the terms of this Agreement conflict in any way with the provisions of the Merger Agreement, then the provisions of the Merger Agreement will control.

You also acknowledge the appointment of Shareholder Representative Services LLC, as the representative, attorney-in-fact and exclusive agent for and on behalf of the Company Securityholders to act as the Stockholders’ Agent in all respects as contemplated by the Merger Agreement, including Section 9.4 of the Merger Agreement, and acknowledge and agree to the exculpation and indemnification provisions in favor of the Stockholders’ Agent set forth in the Merger Agreement. Without limiting the foregoing, the undersigned agrees that the information contained in this Agreement may be shared with Parent and the Stockholders’ Agent in connection with this transaction.

By executing and delivering this Agreement, you further acknowledge, agree, represent and warrant to the Company and Parent that: (a) you are the owner, beneficially and of record, of your Options, free and clear of all liens; (b) you have not sold, transferred, conveyed, pledged or hypothecated any interest in your Options; (c) you have duly authorized the execution, delivery and performance of this Agreement; and (d) this Agreement constitutes the legal, valid and binding obligation of you, enforceable in accordance with its terms (except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies). If you are married and your Options constitute community property or if spousal or other approval is required for this Agreement to be legal, valid and binding, you acknowledge, agree, represent and warrant that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, your spouse, enforceable against your spouse in accordance with its terms (except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies).

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CONFIDENTIAL

You hereby declare that you have had the opportunity to obtain independent legal advice with respect to the matters addressed herein and hereby voluntarily accept the terms of this letteragreement for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

Please note that any descriptions contained in this Agreement regarding the payments to be received are provided solely for general information purposes and do not constitute tax advice. Please consult your own tax advisor as to the specific tax implications of your Options to you, including, without limitation, the applicability and effect of federal, state, local and foreign tax laws.

WHAT YOU NEED TO DO

We ask that you please complete and sign this Agreement and return it to the Paying Agent to acknowledge the treatment of your Options in connection with the Merger as soon as possible, but in no event later than March [•], 2018. [We ask that you also please complete the W-9 attached hereto as Exhibit B and return it to the Paying Agent together with the signed Agreement.] The signed Agreement [and completed W-9] should be scanned and e-mailed to [NAME], [TITLE] at [E-MAIL]1.

We would like to thank you for your efforts and support in helping to build a successful company. If you have any questions regarding this Agreement, please contact David Tierney of the Company at davidtierney@iconbioscience.com or (609) 235-5698.

[Signature Page Follows]

[1]	Note to Draft: To be conformed to the above.

4

CONFIDENTIAL

Very truly yours,

ICON BIOSCIENCE, INC.

By:	[Name]
Title:	[Title]

AGREED AND ACCEPTED:

Signature	Address

Print Name

Date

Attachment

Exhibit A – Option Report

[Remainder of Page Left Intentionally Blank.]

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EXHIBIT A

OPTION REPORT

Options Outstanding	Grant Date	Exercise Price	# of Shares Vested	# of Shares Unvested

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EXHIBIT B

Form W-9

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Exhibit I

Form of Warrant Surrender Agreement

[See attached]

CONFIDENTIAL

ICON BIOSCIENCE, INC.

WARRANT SURRENDER AGREEMENT

CONFIDENTIAL

[First Name]

[Last Name]

[Address]

[Date]

Dear Warrantholder,

As you may know, Icon Bioscience, Inc., a Delaware corporation (the “Company”), intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”), by and among pSivida Corp., a Delaware corporation (“Parent”), Oculus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company, and Shareholder Representative Services LLC, a Colorado limited liability company (the “Stockholders’ Agent”), solely in its capacity as the representative of the Company Securityholders (as defined in the Merger Agreement). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company, as the surviving corporation to the Merger, will continue as a wholly-owned subsidiary of Parent in such merger (the “Merger”).

By signing this warrant surrender agreement (this “Agreement”), you acknowledge and agree to the treatment of your warrant(s) (each, a “Warrant”) to purchase shares of the Company’s common stock, par value $0.00001 per share (“Company Shares”), in connection with the Merger, as described below. A list of the Warrants previously issued to you by the Company is set forth on Exhibit A. By signing this Agreement, you acknowledge and agree that the information on Exhibit A is complete and accurate.

This Agreement will become effective as of the Effective Time. If the Merger Agreement is validly terminated in accordance with its terms, this Agreement will automatically terminate.

In order to properly effect this Warrant Surrender Agreement, you must sign and return a complete copy to Acquiom Financial LLC, the payment administrator (the “Payments Administrator”), either by email at support@srsacquiom.com or by mail at the following address: Acquiom Clearinghouse LLC, 950 17th St., Suite 1400, Denver, Colorado 80202, Attn: Client Services. Should you have any questions regarding the return of your signed copy of this Agreement, you may contact the Payments Administrator at support@srsacquiom.com or 303.222.2080.

Treatment of Warrants in Merger. If you sign and return this Agreement to the Payments Administrator in accordance with the preceding paragraph at or prior to the Effective Time, then each of your Warrants (or portion thereof) that is outstanding as of immediately prior to the Effective Time will be cancelled, terminated and extinguished as of the Effective Time,

CONFIDENTIAL

and converted into the right to receive following the Effective Time an amount of Merger Consideration in accordance with the Payout Schedule (as each such term is defined in the Merger Agreement), when and if payment of Merger Consideration, if any, is required to be paid pursuant to the Merger Agreement. If you do not sign and return this Agreement to the Payments Administrator at or prior to the Effective Time, then each of your Warrants (or portion thereof) that is outstanding as of immediately prior to the Effective Time will remain outstanding after the Effective Time and will continue to be governed by the same terms and conditions as apply to your Warrants immediately prior to the Effective Time.

Pursuant to the Merger Agreement, in order to have your Warrants cancelled in connection with the Merger and converted into the right to receive a portion of the Merger Consideration, if any, that is required to be paid pursuant to the Merger Agreement, as determined in accordance with the Payout Schedule, you must execute and deliver a copy of this Agreement to the Payments Administrator at or prior to the Effective Time. No other action is required (that is, you do not need to exercise your Warrants or pay the exercise price associated with your Warrants, as the aggregate amount of the exercise price of your Warrants has already been taken into account in determining the amount payable to you, if any, pursuant to the Merger Agreement and the Payout Schedule).

Release and Acknowledgments. In order to induce Parent to consummate the Merger and in consideration for the payments and benefits described in this Agreement, effective as of the Effective Time, you hereby irrevocably, unconditionally and completely release, acquit and forever discharge the Company, Parent and their affiliates, subsidiaries, successors and past, present and future assigns, directors, officers, employees, agents, attorneys and representatives (“Releasees”) of and from any and all claims, liabilities, actions, disputes, controversies, demands, rights, obligations and causes of action of every kind and nature whatsoever (each, a “Claim”), known or unknown, suspected or unsuspected, existing or prospective, that you have ever had, now have or can, shall or may hereafter have, arising out of or in any way relating to your Warrants or this Agreement, and, effective as of the Effective Time, hereby disclaim, waive and relinquish all rights, title and interest you may have in your Warrants or Company Shares underlying such Warrants, other than your right to receive the consideration described above, in each case, pursuant to the terms and conditions of the Merger Agreement. Notwithstanding the foregoing, this release shall not be applicable to, and shall not affect, any rights of the undersigned (i) arising out of, relating to or in connection with any obligation of the Company or the Stockholders’ Agent to the undersigned arising pursuant to any provision of the Merger Agreement or the Escrow Agreement, (ii) with respect to indemnification in favor of, or limitation of liability of, or reimbursement of expenses of, a current or former director or officer of the Company pursuant to the certificate of incorporation, bylaws or other equivalent governing document of the Company or any written indemnification agreements, including without limitation, Article IX of the Company’s certificate of incorporation and Section 5.9 of the Merger Agreement, or (iii) to receive any salary or bonus accrued, or reimbursement of any ordinary course employee business expenses incurred, as of the Effective Time. The undersigned expressly waives any and all rights under Section 1542 of the Civil Code of the State of California (or any similar law, provision or statute of any other jurisdiction or authority) which states in full as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

CONFIDENTIAL

To the extent that any provision of any of the Warrants requires the Company to provide any advance notice to you of the execution and delivery of the Merger Agreement and/or the consummation of the Merger or the other transactions contemplated by the Merger Agreement, or to use any efforts to cause Parent to assume, substitute any securities for, or pay any consideration in respect of, any of the Warrants, you hereby waive any and all such requirements applicable to the execution and delivery of the Merger Agreement and/or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

You hereby waive the benefits of, and any rights that you may have under, any statute, common law or other law regarding the release of unknown claims in any jurisdiction that arise from any event, matter, cause, thing, act, omission or conduct occurring or existing at any time up to and including the date of this Agreement.

You also agree that you will not assert or attempt to assert any Claim of the type described in, and not otherwise excluded by the terms of, this Agreement against any Releasee at any time after the execution and delivery of this Agreement.

In addition, you hereby acknowledge and agree to be bound by, and to observe and comply with, the provisions of the Merger Agreement applicable to Company Securityholders, including Section 2.12(b) (Warrants) and Article IX, as if you were party thereto. You also agree to hold the terms of the Merger Agreement in strict confidence. Notwithstanding anything herein to the contrary, if the terms of this Agreement conflict in any way with the provisions of the Merger Agreement, then the provisions of the Merger Agreement will control.

You also acknowledge the appointment of Shareholder Representative Services LLC, as the representative, attorney-in-fact and exclusive agent for and on behalf of the Company Securityholders to act as the Stockholders’ Agent in all respects as contemplated by the Merger Agreement, including Section 9.4 of the Merger Agreement, and acknowledge and agree to the exculpation and indemnification provisions in favor of the Stockholders’ Agent set forth in the Merger Agreement. Without limiting the foregoing, the undersigned agrees that the information contained in this Agreement may be shared with Parent and the Stockholders’ Agent in connection with this transaction.

By executing and delivering this Agreement, you further acknowledge, agree, represent and warrant to the Company and Parent that: (a) you are the owner, beneficially and of record, of your Warrants, free and clear of all liens; (b) you have not sold, transferred, conveyed, pledged or hypothecated any interest in your Warrants; (c) you have duly authorized the execution, delivery and performance of this Agreement; and (d) this Agreement constitutes the legal, valid and binding obligation of you, enforceable in accordance with its terms (except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies). If you are married and your Warrants constitute community property or if spousal or other approval is required for this Agreement to be legal, valid and binding, you acknowledge, agree, represent and warrant that this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, your spouse, enforceable against your spouse in accordance with its terms (except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies).

CONFIDENTIAL

You hereby declare that you have had the opportunity to obtain independent legal advice with respect to the matters addressed herein and hereby voluntarily accept the terms of this letter agreement for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

Please note that any descriptions contained in this Agreement regarding the payments to be received are provided solely for general information purposes and do not constitute tax advice. Please consult your own tax advisor as to the specific tax implications of your Warrants to you, including, without limitation, the applicability and effect of federal, state, local and foreign tax laws.

WHAT YOU NEED TO DO

We ask that you please complete and sign this Agreement and return it to the Paying Agent to acknowledge the treatment of your Warrants in connection with the Merger as soon as possible, but in no event later than March 27, 2018. The signed Agreement should be submitted electronically, or scanned and e-mailed to Acquiom Financial LLC at Support@srsacquiom.com.

We would like to thank you for your efforts and support in helping to build a successful company. If you have any questions regarding this Agreement, please contact David Tierney of the Company at davidtierney@iconbioscience.com or (609) 235-5698.

[Signature Page Follows]

CONFIDENTIAL

Very truly yours,

ICON BIOSCIENCE, INC.

By:	[Name]
Title:	[Title]

AGREED AND ACCEPTED:

Signature	Address

Print Name

Date

Attachment

Exhibit A – Warrant Report

[Remainder of Page Left Intentionally Blank.]

CONFIDENTIAL

EXHIBIT A

WARRANT REPORT

Issue Date	Exercise Price	# of Shares Underlying Warrant